As filed with the U.S. Securities and Exchange Commission on June 28, 2022

Registration No. 333-262292

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 3 TO

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Erayak Power Solution Group Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	3621	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS. Employer Identification Number)

No. 528, 4th Avenue

Binhai Industrial Park

Wenzhou, Zhejiang Province

People’s Republic of China 325025
+86-577-86829999—telephone

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 212-588-0022	Mitchell Lampert, Esq. Anna Jinhua Wang, Esq. Robinson & Cole, LLP 1055 Washington Blvd Stamford, CT 06901 203-462-7559

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with US GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information in this preliminary prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION	PRELIMINARY PROSPECTUS DATED JUNE 28, 2022

3,000,000 Class A Ordinary Shares

Erayak Power Solution Group Inc.

This is the initial public offering of our Class A ordinary shares of Erayak Power Solution Group Inc., Cayman Islands exempted company, and we are offering 3,000,000 Class A ordinary shares, par value $0.0001 per share. The offering price of our Class A ordinary shares in this offering will be between US$4.00 and US$6.00 per share. Prior to this offering, there has been no public market for our Class A ordinary shares ordinary shares.

We plan to list our Class A ordinary shares on the Nasdaq Capital Market, or Nasdaq, under the symbol “RAYA.” Nasdaq might not approve such application, and if our application is not approved, this offering cannot be completed.

Our issued and outstanding share capital is a dual class structure consisting of Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares vote together as one class on all matters submitted to a vote by the shareholders at any general meeting of the Company and have the same rights except each Class A Ordinary Share is entitled to one (1) vote and each Class B ordinary share is entitled to twenty (20) votes. Also, each Class B ordinary share is convertible into one (1) Class A ordinary share at any time at the option of the holder thereof but Class A ordinary shares are not convertible into Class B ordinary shares.

Investing in our Class A ordinary shares involves a high degree of risk. Before buying any Class A ordinary shares, you should carefully read the discussion of material risks of investing in our Class A ordinary shares in “Risk Factors” beginning on page 21 of this prospectus.

Erayak Power Solution Group Inc., or Erayak, is a holding company incorporated in Cayman Islands. As a holding company with no material operations, Erayak conducts a substantial majority of its operations through its subsidiaries established in the People’s Republic of China, or the PRC or China. Because of our corporate structure as a Cayman Islands holding company with operations conducted by our PRC subsidiaries, it involves unique risks to investors. Furthermore, Chinese regulatory authorities could change the rules and regulations regarding foreign ownership in the industry in which the company operates, which would likely result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless. Investors in our Class A ordinary shares should be aware that they will not and may never directly hold equity interests in the PRC operating entities, but rather purchasing equity solely in Erayak, our Cayman Islands holding company. Furthermore, shareholders may face difficulties enforcing their legal rights under United States securities laws against our directors and officers who are located outside of the United States. See “Risk Factors – Risks Related to Doing Business in China – Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us” on page 33 and “You may have difficulty enforcing judgments obtained against us” on page 47.

Because our operations are primarily located in the PRC through our subsidiaries, we are subject to certain legal and operational risks associated with our operations in China, including changes in the legal, political and economic policies of the Chinese government, the relations between China and the United States, or Chinese or United States regulations may materially and adversely affect our business, financial condition and results of operations. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in our operations and the value of our ordinary shares, or could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and cause the value of such securities to significantly decline or be worthless. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement.  As confirmed by our PRC counsel, King & Wood Mallesons, we will not be subject to cybersecurity review with the Cyberspace Administration of China, or the CAC, after the Cybersecurity Review Measures became effective on February 15, 2022, since we currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures; we are also not subject to network data security review by the CAC if the Draft Regulations on the Network Data Security Administration are enacted as proposed, since we currently do not have over one million users’ personal information and do not collect data that affects or may affect national security and we do not anticipate that we will be collecting over one million users’ personal information or data that affects or may affect national security in the foreseeable future, which we understand might otherwise subject us to the Security Administration Draft. See “Risk Factors – Risks Related to Doing Business in China – The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S exchanges, however, if our subsidiaries or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange, which would materially affect the interest of the investors” on page 21. According to our PRC counsel, King & Wood Mallesons, no relevant laws or regulations in the PRC explicitly require us to seek approval from the China Securities Regulatory Commission for our overseas listing plan. As of the date of this prospectus, we and our PRC subsidiaries have not received any inquiry, notice, warning, or sanctions regarding our planned overseas listing from the China Securities Regulatory Commission or any other PRC governmental authorities. However, since these statements and regulatory actions by the PRC government are newly published and official guidance and related implementation rules have not been issued, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. or other foreign exchange. The Standing Committee of the National People’s Congress, or the SCNPC, or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that requires our company or any of our subsidiaries to obtain regulatory approval from Chinese authorities before offering in the U.S. In other words, although the Company is currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly; our ability to offer, or continue to offer, securities to investors would be potentially hindered and the value of our securities might significantly decline or be worthless, by existing or future laws and regulations relating to its business or industry or by intervene or interruption by PRC governmental authorities, if we or our subsidiaries (i) do not receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, or (iv) any intervention or interruption by PRC governmental with little advance notice.

Pursuant to the Holding Foreign Companies Accountable Act, or the HFCAA, if the Public Company Accounting Oversight Board, or the PCAOB, is unable to inspect an issuer’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a U.S. stock exchange. The PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the People’s Republic of China because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. Furthermore, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations.  On June 22, 2021, United States Senate has passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would decrease the number of “non-inspection years” from three years to two years, and thus, would reduce the time before our securities may be prohibited from trading or delisted if the PCAOB determines that it cannot inspect or investigate completely our auditor. As of the date of the prospectus, TPS Thayer, LLC (“TPS Thayer”), our auditor, is not subject to the determinations as to inability to inspect or investigate completely as announced by the PCAOB on December 16, 2021. The Company’s auditor is based in the U.S. and is registered with PCAOB and subject to PCAOB inspection, however, recently developments with respect to audits of China-based companies, create uncertainty about the ability of TPS Thayer to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities.   In the event it is later determined that the PCAOB is unable to inspect or investigate completely the Company’s auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA, and ultimately result in a determination by a securities exchange to delist the Company’s securities. See “Risk Factors – Risks Related to Doing Business in China – The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering” on page 31.

Our corporate structure is a direct holding structure and do not have variable interest entity (VIE) structure. Erayak is permitted under the Cayman Islands laws to provide funding to our subsidiaries in the PRC and Hong Kong through loans or capital contributions without restrictions on the amount of the funds, subject to satisfaction of applicable government registration, approval and filing requirements. Current PRC regulations permit our PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. No dividend was declared for the years ended December 31, 2021 and 2020, and as of the date of this prospectus. We intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future.  See “Prospectus Summary - Transfers of Cash to and from Our Subsidiaries.”

We currently have not maintained any cash management policies that dictate the purpose, amount and procedure of cash transfers between the Company, our subsidiaries, or investors. Rather, the funds can be transferred in accordance with the applicable PRC laws and regulations. To the extent cash or assets in the business is in the PRC or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government to transfer cash or assets. See “Risk Factors - Risks Related to Doing Business in China – To the extent cash or assets of our business, or of our PRC or Hong Kong subsidiaries, is in the PRC or Hong Kong, such cash or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong, due to interventions in or the imposition of restrictions and limitations by the PRC government to the transfer of cash or assets” on page 21.

The structure of cash flows within our organization, and as summary of the applicable regulations, is as follows:

1. Our corporate structure is a direct holding structure without a VIE structure, that is, the overseas entity to be listed in the U.S., Erayak Power Solution Group Inc., or Erayak, wholly owns Wenzhou Wenjie Information Technology Co. Ltd., or Erayak WFOE or the WFOE, and other domestic operating entities indirectly through holding of the BVI company, Erayak Power Solution Limited, or Erayak BVI, and Hong Kong company, Erayak Power Solution Hong Kong Limited, or Erayak HK. See “Corporate Structure” on page 74 for additional details.

2. Within our direct holding structure, the cross-border transfer of funds within our corporate group is legal and compliant with the laws and regulations of the PRC. After foreign investors’ funds enter Erayak at the close of this offering, the funds can be directly transferred to Erayak BVI and then Erayak HK, and then transferred to subordinate operating entities through the WFOE.

If the Company intends to distribute dividends, Zhejiang Leiya will transfer the dividends to Erayak WOFE, which then will transfer the dividends to Erayak HK in accordance with the laws and regulations of the PRC, and then Erayak HK will transfer the dividends to Erayak BVI, which will transfer the dividends to Erayak, and the dividends will be distributed from Erayak to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions.

3. In the reporting periods and as of the date of this prospectus, except for transfers and loans made by Zhejiang Leiya and Erayak WFOE on behalf of the holding company to fulfill certain maintenance requirements in Cayman Islands and legal expenses relating to this offering, no dividends or distributions have been made to date between the holding company and its subsidiaries, or to investors. See “Transfers of Cash to and from Our Subsidiaries” on page 6. Neither the holding company nor subsidiaries have declared dividends as of the date of this prospectus. For the foreseeable future, the Company intends to use the earnings for research and development, to develop new products and to expand its operations. As a result, we do not expect to pay any cash dividends. Also, as of the date of this prospectus, no cash generated from one subsidiary is used to fund another subsidiary’s operations and we do not anticipate any difficulties or limitations on our ability to transfer cash between subsidiaries. We have not installed any cash management policies that dictate the amount of such funding.

4. Our PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of each of their registered capitals. These reserves are not distributable as cash dividends. See “Regulations Relating to Dividend Distributions” on page 92 for more information.

Under existing PRC foreign exchange regulations, payment of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or the SAFE, by complying with certain procedural requirements. Therefore, our PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulations, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. Approval from, or registration with, appropriate government authorities is, however, required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. Current PRC regulations permit our PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. As of the date of this prospectus, there are no restrictions or limitations imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except for transfer of funds involving money laundering and criminal activities. See “Risk Factors - Risks Related to Doing Business in China – To the extent cash or assets of our business, or of our PRC or Hong Kong subsidiaries, is in the PRC or Hong Kong, such cash or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong, due to interventions in or the imposition of restrictions and limitations by the PRC government to the transfer of cash or assets” on page 23.

To address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and SAFE have implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company” on page 18 for additional information.

We have a dual class capital structure, which will have the effect of concentrating voting control with our controlling shareholders with respect to matters requiring shareholder approval, including the election of directors, amendment of organizational documents, and approval of major corporate transactions, such as a change in control, merger, consolidation, or sale of assets. Our issued and outstanding share capital consists of Class A ordinary shares and Class B ordinary shares. Mr. Lingyi Kong, our chairman of the board of directors and our chief executive officer, will beneficially own 54.55% of our total issued and outstanding Class A ordinary shares and 100% of our total issued and outstanding Class B ordinary shares, representing 83.87% of our total voting power and as such, Mr. Kong will control matters subject to a vote by our shareholders, assuming that the underwriters do not exercise their over-allotment option. As a result, we will be a “controlled company” as defined under the Nasdaq Stock Market Rules. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting, transfer and conversion rights. Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to twenty votes and is convertible into one Class A ordinary share. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL(4)
Initial public offering price(1)	$5.00	$15,000,000
Underwriting Discounts and Commissions(2)	$0.40	$1,200,000
Proceeds to us, before expenses(3)	$4.60	$13,800,000

(1)	Initial public offering price per share is assumed as $5.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus.

(2)	We have agreed to pay the underwriters a discount equal to 8% of the gross proceeds of the offering. We will also pay to the representative of the underwriters non-accountable expenses equal to 1% of the gross proceeds of the offering. We have also agreed to reimburse certain accountable expenses to the representative, including the Representative’s legal fees, background check expenses and all other expenses related to the offering. We have agreed to sell to the representative of the underwriters, on the applicable closing date of this offering, warrants in an amount equal to 4% of the aggregate number of Class A ordinary shares sold by us in this offering (the “Representative Warrants”) (not including over-allotment shares). For a description of other terms of the Representative Warrants and a description of the other compensation to be received by the Underwriter, see “Underwriting” beginning on page 131.

(3)	Excludes fees and expenses payable to the Underwriter. The total amount of Underwriter’s expenses related to this offering is set forth in the section entitled “Underwriting.”

(4)	Assumes that the Underwriter does not exercise any portion of their 45-day option to purchase up to an additional 450,000 Class A ordinary shares (equal to 15% of the Class A ordinary shares sold in the offering), solely to cover over-allotments, at the public offering price less the underwriting discounts.

We expect our total cash expenses for this offering to be approximately $1,059,100, exclusive of the above discounts and expenses payable to the underwriters. In addition, we will pay additional items of value in connection with this offering that are viewed by the Financial Industry Regulatory Authority, or FINRA, as underwriting compensation. These payments will further reduce proceeds available to us before expenses. See “Underwriting” beginning on page 131.

This offering is being conducted on a firm commitment basis. The underwriters have agreed to purchase and pay for all of the Class A ordinary shares offered by this prospectus if they purchase any Class A ordinary shares.

If we complete this offering, net proceeds will be delivered to us on the applicable closing date. We will not be able to use such proceeds in China, however, until we complete capital contribution procedures that require prior approval from each of the respective local counterparts of China’s Ministry of Commerce, the State Administration for Industry and Commerce, and the State Administration of Foreign Exchange. See remittance procedures described at page 21 in the risk factor, “We must remit the offering proceeds to PRC before they may be used to benefit our business in the PRC, and this process may take several months.”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Underwriter expects to deliver the Class A ordinary shares against payment as set forth under “Underwriting”, on page 131.

Prospectus dated                    , 2022.

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our ordinary share only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Class A ordinary shares. Our business, financial condition, results of operations, and prospects may have changed since that date.

i

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our Class A ordinary shares. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Prospectus Conventions

●	“China” or the “PRC” refer to the People’s Republic of China;

●	“Erayak” refers to Erayak Power Solution Group Inc., a Cayman Islands exempted company;

●	“Erayak BVI” refers to Erayak Power Solution Limited, a British Virgin Islands company and a wholly-owned subsidiary of Erayak;

●	“Erayak HK” refers to Erayak Power Solution Hong Kong Limited, a Hong Kong company and a wholly-owned subsidiary or Erayak BVI;

●	“Erayak WFOE” refers to Wenzhou Wenjie Information Technology Co. Ltd., a wholly foreign-owned enterprise (“WFOE”) incorporated in the PRC and a wholly-owned subsidiary of Erayak HK;

●	“Zhejiang Leiya” refers to Zhejiang Leiya Electronics Co. Ltd., a PRC company and a wholly-owned subsidiary of Erayak WFOE;
●	“Wenzhou New Focus” refers to Wenzhou New Focus Technology & Electronic Co., Ltd., a PRC company and a wholly-owned subsidiary of Zhejiang Leiya.

This prospectus contains translations of certain RMB amounts into US dollar amounts at specified rates solely for the convenience of the reader. All reference to “US dollars”, “USD”, “US$” or “$” are to United States dollars. The relevant exchange rates are listed below:

	December 31,	December 31,	December 31,
	2021	2020	2019

Period Ended RMB: USD exchange rate	6.3726	6.9618	6.5250
Period Average RMB: USD exchange rate	6.4508	6.9081	6.9042

We have relied on statistics provided by a variety of publicly-available sources regarding China’s expectations of growth. We did not directly or indirectly sponsor or participate in the publication of such materials, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus. We have sought to provide current information in this prospectus and believe that the statistics provided in this prospectus remain up-to-date and reliable, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus.

Overview

Erayak Power Solution Group Inc. was formed in 2019 under the laws of the Cayman Islands. We conduct business primarily through our wholly-owned subsidiaries, Zhejiang Leiya and Wenzhou New Focus, in the People’s Republic of China, or the PRC. Our company specializes in the manufacturing, research and development (“R&D”), and wholesale and retail of power solution products. Zhejiang Leiya’s product portfolio includes sine wave and off-grid inverters, inverter and gasoline generators, battery and smart chargers, and custom-designed products. Our products are used principally in agricultural and industrial vehicles, recreational vehicles (“RVs”), electrical appliances, and outdoor living products. Our primary office is located in Zhejiang province, where we serve a large customer base throughout PRC and expand our reach to international clients. Our goal is to be the premier power solutions brand and a solution for mobile life and outdoor living. We seek to leverage our flexibility and passion for quality to provide a personalized mobile living solution for each customer.

Since the founding of Zhejiang Leiya in 2009, it has grown to be a manufacturer that not only designs, develops and mass produces our own brand of premium power solution products, but has also established e-commerce channels in the retail chain. We, through our PRC subsidiaries, also offer our products in Japan, England, Germany, France, Spain, Switzerland, Sweden, the Netherlands, the U.S., Canada, Mexico, Australia, Dubai, and 9 other countries. Zhejiang Leiya manufactures all of our products in factories operating under quality management systems accredited by the International Organization for Standardization (ISO 9001:2015). Furthermore, our products have been tested for regulatory compliance and safety. Some of our compliance marks include: TÜV certification from Technischer Überwachungsverein, an internationally recognized service company; GS Mark for safety under the German Equipment and Product Safety Act; C-tick certification by the Australian Communications Media Authority; FCC Mark from the U.S. Federal Communications Commission, PAH certification mark for Polycyclic Aromatic Hydrocarbon concentrations; REACH Certification for substances of very high concern under the European Chemicals Agency; CE Mark certifying compliance with European Union safety, health and environmental protection standards; RoHs Mark for compliance with the Restriction of Hazardous Substances in the European Union; c ETL Certification for compliance with Canadian safety standards; and us ETL Mark for compliance with U.S. safety standards.

We generated revenue mostly from three types of products: (1) inverters constituted approximately 82% and 86% of our total revenue for the fiscal years ended December 31, 2021, and 2020, respectively; (2) chargers, which generated approximately 7.52% and 7.39% of our total revenue for the fiscal years ended December 31, 2021, and 2020, respectively; (3) gasoline generators generated approximately 8.28% and 4.91% of our total revenue for the fiscal years ended December 31, 2021, and 2020, respectively.

Due to our substantial investment in research and development, Zhejiang Leiya was awarded High-Tech Enterprise status by the Zhejiang provincial government, which qualified us for China’s National High-Tech Enterprise Program, a national-level program. Specifically, companies in the China’s National High-Tech Enterprise Program are eligible for up to a 10% corporate income tax break and certain deductions related to intangible assets, such as obtaining patents in the R&D process. Additionally, our research and patents in the power solution space have brought us local recognition; we were awarded certificates by the provincial and city government that identifies us as a Zhejiang Science and Technology Enterprise, and a Wenzhou Science and Technology Innovation Enterprise. These certificates entitle us to certain preferential tax treatment and sometimes grants from the government to aid R&D efforts in furtherance of the business. Furthermore, we are a supplier for many international companies, including Einhell Germany AG, Canadian Tire Corporation Limited, Steren Electronics International, LLC, etc.

Zhejiang Leiya’s products are customized and built to order, or BOT. The BOT business model maximizes our flexibility in production scheduling, material procurement, and delivery to meet our customers’ unique demands. We have adopted a multi-step, full-service system to ensure quality and client satisfaction. Customers can choose from within our product portfolio and communicate specified requirements to the sales department. Our technical department will evaluate the request’s feasibility and coordinate with the customer to make adjustments. The production department will create samples that will undergo   inspection by the quality inspection department for quality and material warranty. The sales department will submit the prototype, inspection report, quality assurance, and quote to the customer for verification. After confirmation by the customer, our procurement department will purchase the raw materials, and the production department will fulfill the order. Finally, our inspection department will inspect and issue a report affirming the quality before the production department pack and deliver the final product to the customer.

Corporate Structure

Below is a chart illustrating our current corporate structure:

Our Products

Through our PRC subsidiaries, Zhejiang Leiya  and Wenzhou New Focus, we are mainly engaged in the manufacturing, R&D, and wholesale and retail of power solution products. According to our total revenue in the past three fiscal years, inverters, chargers, and gasoline generators are our top three categories, encompassing more than 95% of our total sales. Our sine wave inverters require high technical expertise and come with a high profit margin.

Zhejiang Leiya’s inverter product selection includes off-grid inverters, 12v inverters, and 24v inverters, which all use either pure sine or modified sine wave inverters ranging from 75 watts to 3000 watts and are all compatible with solar energy powering. We also manufacture gasoline generators, such as Alternating Current (“AC”) generators and Direct Current (“DC”) generators, and battery chargers. Finally, we produce various inverter generators, including AC inverter generators and DC inverter generators.

Our Competitive Strengths

We are committed to offering our customers product diversity, quality, and reliability. We offer a diversified portfolio of products to satisfy our customers’ specialized needs. We believe we have several competitive strengths that will enable us to maintain and increase our market position in the industry. Our competitive strengths include:

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Safety and Quality. Based on Amazon customer reviews, our brand has received initial recognition from Amazon customers in terms for quality and performance of our products. We have been tested and certified by Technischer Überwachungsverein, an internationally recognized service company specializing in the inspection of technical systems. Our products also meet the regulatory demands of the United States, Canada, Australia, the European Union, among other countries.

●	Manufacturing Capacity. Our expertise and facilities enable us to standardized mass production, stabilize shipments, and initiate automated production transformation.

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Technological Superiority. We have a specialized technology R&D team   that serves as the catalyst for developing new products, upgrading our production capacity, and maximizing our efficiency. Through R&D, industrial production, online and offline sales channels, and investment in equipment and corresponding infrastructure, the Company can develop new products to keep up with the changing marketplace. Our ability to increase production capacity, maintain operation facilities, retain a talented management team results in flexible production scale, low mechanization costs, and high efficiency.

●	Experienced Management Team. Our management team has experience in the manufacturing and e-commerce industries. Additionally, we utilize a skilled and experienced production team and inspection team.

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Research and Development Autonomy. We own the design and utility patents, as well as software copyrights supporting our products. Our investment in research and development also enables us to further develop and refine our product portfolio to match the changing power-solutions landscape.

●	Efficient Manufacturing Process and Strong Quality Control. We believe that our production technology, quality control, and management team can help us strengthen our position in the domestic and international markets.

●	Customized Products. The Company offers products that are customized and built to order, or BOT, to meet its customers’ unique demands.

●

Business Expansion Potential. Our products are already available in Australia, Europe, and North America. We also plan on expanding to the South America, Africa, and Southeast Asia markets. Additionally, the Company is involved in both retail and wholesale, which grants us access to a wide range of customers and more substantial profit opportunities.

Our Business Strategies

We hope to be a go-to brand and promoter of the mobile lifestyle by offering high-quality power solution products. Our primary objective is to create value by sustaining growth in earnings and cash flows from operating activities over various economic cycles. To achieve this objective, we strive to improve our cost structure, provide high-quality service and products, expand our product offerings and increase our market share. We do the following to accomplish our objective:

●	Optimize our portfolio and product mix to be responsive to market conditions

●	Provide superior quality products and customer service

●	Focus on efficient manufacturing and cost management

●	Strengthen key supplier relationships

●	Execute pricing strategy to pass-through underlying costs

●	Cooperation with prominent online-stores such as Amazon.com, Inc.

Coronavirus (COVID-19) Update

Recently, an ongoing outbreak of a novel strain of coronavirus (COVID-19) was first identified in China and has since spread rapidly globally. The pandemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities globally for the past few months. In March 2020, the World Health Organization declared the COVID-19 as a pandemic. Furthermore, the effects of a subvariant of the Omicron variant of COVID-19, which may spread faster than the original Omicron variant, as well as the effects of any new variants and subvariants which may develop, including any actions taken by governments, may have the effect of increasing the already-existing supply chain problems or slowing our sales. Moreover, China’s policy of effecting closures to avoid infections, including the recent lockdown in many provinces and municipalities in China, could affect our results of operations.

Given the rapidly expanding nature of the COVID-19 pandemic, and because substantially all of our business operations and workforce are in China, we believe there is a risk that our business, operations, and financial condition will be adversely affected. Potential impact to our results of operations will depend on future developments and new information that may emerge regarding the duration and severity of the COVID-19 and the actions taken by government authorities and other entities to contain the COVID-19 or mitigate its impact, almost all of which are beyond our control.

The impact of COVID-19 on our business, financial condition, and results of operations include, but is not limited to, the following:

●

Wenzhou entered into a city-wide lockdown on February 3, 2020. We temporarily closed our offices and production facilities to adhere to the lockdown policy in the beginning of February 2020, as required by relevant PRC regulatory authorities. Our offices reopened on February 18, 2020, and production facilities have been fully operational since then.

●

Our workforce remains stable during the second half-year of 2020   and 2021. While the local government has provided funding to subsidize our labor cost, implementing various safety measures has increased the total cost of our operation. We are required to provide our employees with protective gear and regularly monitor and trace the health condition of our employees. Workers are also required to practice social distancing during mealtime at our cafeteria.

●

The global stock markets have experienced and may continue to experience a significant decline from the COVID-19 outbreak. The price of our Class A ordinary shares may decline significantly after the consummation of this offering, in which case you may lose part or all of your investment.

Because of the uncertainty surrounding the COVID-19 outbreak, the business disruption and the financial impact related to the outbreak of and response to the coronavirus cannot be reasonably estimated at this time. For a detailed description of the risks associated with the novel coronavirus, see “Risk Factors—Risks Related to Our Business and Industry—Our business could be materially harmed by the ongoing coronavirus (COVID-19) pandemic.”

In response to COVID-19, we have timely implemented corresponding and comprehensive measures as follows:

●	We arrange chartered flights, high-speed trains, buses, and other transportation methods for the personnel returning to work;

●	When returning personnel arrive at the Company for the first time, we implement necessary quarantine and observation and restrict contact among employees;

●	For personnel who enter and exit our plant daily, we require each person to have his or her body temperature taken and disclose information relevant for contact tracing;

●	We ensure that we have available epidemic prevention materials (such as masks, gloves, hand sanitizers and cleaning products) and monitoring sites for quarantine;

●	We take necessary control measures according to governmental guidelines and regulations;

●	We have implemented a more comprehensive automation transformation of the production workshop to reduce man-powered workload and improve production efficiency;

●	We have implemented a more efficient and streamlined administrative and business system to reduce human contact and reduce the chance of virus transmission.

Our business operations resumed since February 18, 2020. There has been no outbreak of coronavirus cases within the Company.

Our orders had been significantly delayed in 2020 and continue to be delayed in 2021 due to the tightened global restrictions at the importing/exporting ports.

Due to the outbreak of the pandemic overseas between February and May 2020, our sales abroad had been significantly adversely affected because of the blockage in the cooperating businesses’ logistics and operations. A large number of planned orders were postponed as a result. Beginning in June 2020, as the pandemic in mainland China and Europe was brought under control, previously delayed orders were eventually fulfilled due to advanced planning. However, the transportation of our goods is still unpredictable and orders recently placed still face months-long delays.

In response to the pandemic, the Company gradually developed online sales channels in April 2020 and has achieved significant growth in sales revenue from Amazon Europe. As of the end of 2020, there has been a 10% increase in sales compared to 2019. The Company also strives to compensate for the delays and ensure timely local deliveries by  shipping an estimated number of products to Europe a few months early, based on the number of sales in the previous quarter, to either local Amazon or third-party warehouses.

Transfers of Cash to and from Our Subsidiaries

Erayak Power Solution Group Inc. is a holding company with no operations of its own. We conduct our operations in China primarily through our subsidiaries in China. We may rely on dividends to be paid by our PRC subsidiaries to fund our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Erayak Power Solution Group Inc. is permitted under the Cayman Islands laws to provide funding to our subsidiary in Hong Kong through loans or capital contributions without restrictions on the amount of the funds, subject to satisfaction of applicable government registration, approval and filing requirements. Erayak HK is also permitted under the laws of Hong Kong to provide funding to Erayak Power Solution Group Inc. and Erayak BVI through dividend distribution without restrictions on the amount of the funds. The PRC has currency and capital transfer regulations that require us to comply with certain requirements for the movement of capital. The Company is able to transfer cash (US Dollars) to its PRC subsidiaries through an investment (by increasing the Company’s registered capital in a PRC subsidiary). The Company’s subsidiaries within China can transfer funds to each other when necessary, through the way of current lending. We have not been notified of any other restriction which could limit our PRC subsidiaries’ ability to transfer cash between PRC subsidiaries. As of the date of this prospectus, there has been no distribution of dividends or assets among the holding company or the subsidiaries.

We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

Subject to the Cayman Islands Companies Act and our bylaws, our board of directors may authorize and declare a dividend to shareholders at such time and of such an amount as they think fit if they are satisfied, on reasonable grounds, that immediately following the dividend the value of our assets will exceed our liabilities and we will be able to pay our debts as they become due.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. The laws and regulations of the PRC do not currently have any material impact on transfer of cash from Erayak to Erayak HK or from Erayak HK to Erayak. There are no restrictions or limitation under the laws of Hong Kong imposed on the conversion of HK dollar into foreign currencies and the remittance of currencies out of Hong Kong or across borders and to U.S investors.

Current PRC regulations permit our PRC subsidiaries to pay dividends to Erayak HK only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

Under existing PRC foreign exchange regulations, payment of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or the SAFE, by complying with certain procedural requirements. Therefore, our PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulations, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. Approval from, or registration with, appropriate government authorities is, however, required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. Current PRC regulations permit our PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. As of the date of this prospectus, there are no restrictions or limitations imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except for transfer of funds involving money laundering and criminal activities. See “Risk Factors - Risks Related to Doing Business in China – To the extent cash or assets of our business, or of our PRC or Hong Kong subsidiaries, is in the PRC or Hong Kong, such cash or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong, due to interventions in or the imposition of restrictions and limitations by the PRC government to the transfer of cash or assets” on page 23.

To address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations, we may be unable to pay dividends on our Class A ordinary shares.

The Company’s business is primarily conducted through its subsidiaries. The Company is a holding company and its material assets consist solely of the ownership interests held in its PRC subsidiaries. The Company relies on dividends paid by its subsidiaries for its working capital and cash needs, including the funds necessary: (i) to pay dividends or cash distributions to its shareholders, (ii) to service any debt obligations and (iii) to pay operating expenses. Cash dividends, if any, on our Class A ordinary shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%.

In order for us to pay dividends to our shareholders, we will rely on payments made from our PRC subsidiaries, i.e., Zhejiang Leiya and Wenzhou New Forcus, to Erayak WFOE, from Erayak WFOE to Erayak HK, from Erayak HK to Erayak BVI, and finally from Erayak BVI to Erayak. Certain payments from our PRC subsidiaries to Erayak HK are subject to PRC taxes, including business taxes and VAT. As of the date of this prospectus, except for the transfers and loans made by Zhejiang Leiya and Erayak WFOE on behalf of the holding company to fulfill certain maintenance requirements in Cayman Islands and legal expenses relating to this offering, our PRC subsidiaries have not made any other transfers, loans, or distributions.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC entity. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including, without limitation, that (a) the Hong Kong entity must be the beneficial owner of the relevant dividends; and (b) the Hong Kong entity must directly hold no less than 25% share ownership in the PRC entity during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong entity must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, Erayak HK. As of the date of this prospectus, Erayak WFOE currently does not have any plan to declare and pay dividends to Erayak HK and we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Erayak HK intends to apply for the tax resident certificate when Erayak WFOE plans to declare and pay dividends to Erayak HK. When Erayak WFOE plans to declare and pay dividends to Erayak HK and when we intend to apply for the tax resident certificate from the relevant Hong Kong tax authority, we plan to inform the investors through SEC filings, such as a current report on Form 6-K, prior to such actions. See “Risk Factors - Risks Related to Our Corporate Structure - We are a holding company, and will rely on dividends paid by our subsidiaries for our cash needs. Any limitation on the ability of our subsidiaries to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our Class A ordinary shares.”

The Company does not expect to pay any cash dividends in the foreseeable future as it intends to use the earnings for research and development, to develop new products and to expand its operations.

During the fiscal years ended December 31, 2021, 2020 and 2019, and the five-month period ended May 31, 2022, cash transfers and/or transfers of other assets between our Company and our subsidiaries were as follows:

For the Five Months Ended May 31, 2022
No.	Transfer From	Transfer To	Approximate Value ($)	Purpose
1	Zhejiang Leiya	Erayak WFOE	15,000	Director’s compensation
2	Erayak WFOE	Erayak	15,000	As a loan to pay for director’s compensation of Erayak
3	Wenzhou New Focus	Zhejiang Leiya	529,919	Payment for purchase of products from Zhejiang Leiya

For the Year Ended December 31, 2021
No.	Transfer From	Transfer To	Approximate Value ($)	Purpose
1	Zhejiang Leiya	Erayak WFOE	39,275	Payment of Erayak legal expenses
2	Erayak WFOE	Erayak	39,275	As a loan to pay for legal expenses of Erayak
3	Wenzhou New Focus	Erayak WFOE	9,456	Payment of Erayak legal expenses
4	Erayak WFOE	Erayak	9,456	As a loan to pay for legal expenses of Erayak
5	Wenzhou New Focus	Zhejiang Leiya	5,110,109	Payment for purchase of products from Zhejiang Leiya

For the Year Ended December 31, 2020
No.	Transfer From	Transfer To	Approximate Value ($)	Purpose
1	Wenzhou New Focus	Zhejiang Leiya	4,493,786	Payment for purchase of products from Zhejiang Leiya

For the Year Ended December 31, 2019
No.	Transfer From	Transfer To	Approximate Value ($)	Purpose
1	Zhejiang Leiya	Erayak WFOE	86,900	Payment of the expenses incurred by the incorporation of Erayak
2	Erayak WFOE	Erayak	86,900	As a loan to pay for the expenses incurred by the incorporation of Erayak

Implications of Holding Foreign Company Accountable Act (“HFCAA”)

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. An identified issuer will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. In June 2021, the Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if signed into law, would reduce the time period for the delisting of foreign companies under the HFCAA to two consecutive years instead of three years. If our auditor cannot be inspected by the Public Company Accounting Oversight Board, or the PCAOB, for two consecutive years, the trading of our securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the U.S., will be prohibited. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions.

Our auditor, TPS Thayer, the independent registered public accounting firm of the Company, is headquartered in Sugar Land, Texas, with no branches or offices outside of the United States. TPS Thayer is currently subject to PCAOB inspections under a regular basis. Therefore, we believe our auditor is not subject to the determinations as to the inability to inspect or investigate registered firms completely announced by the PCAOB on December 16, 2021. However, recent developments with respect to audits of China-based companies create uncertainty about the ability of TPS Thayer to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. We cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. In the event it is later determined that the PCAOB is unable to inspect or investigate completely the Company’s auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA ultimately result in a determination by a securities exchange to delist the Company’s securities. In addition, under the HFCAA, our securities may be prohibited from trading on the Nasdaq or other U.S. stock exchanges if our auditor is not inspected by the PCAOB for three consecutive years, which could be reduced to two consecutive years if the Accelerating Holding Foreign Companies Accountable Act is signed into law, and this ultimately could result in our ordinary shares being delisted by and exchange. See “The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.” on page 31.

PRC Regulatory Permissions

As of the date of this prospectus, and as advised by our PRC counsel, King & Wood Mallesons, we and our subsidiaries, (i) are not required to obtain permissions from any PRC authorities to operate our business or issue our securities to foreign investors, (ii) are not subject to permission requirements from the China Securities Regulatory Commission, or the CSRC, the CAC, or any other PRC governmental agencies that is required to approve our PRC subsidiaries’ operations, and (iii) have not received or were denial such permission by any PRC authorities. Given the current PRC regulatory environment, it is uncertain when and whether we or our subsidiaries will be required to obtain permission from the PRC government to list on the U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC, CAC or other PRC governmental authorities. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital market activities. If we and our subsidiaries (i) do not receive or maintain such permissions or approvals, should the approval be required in the future by the PRC government, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, our operations and financial conditions could be materially adversely affected, and our ability to offer securities to investors could be significantly limited or completely hindered and the securities currently being offered may substantially decline in value and be worthless.

On August 8, 2006, six PRC regulatory agencies jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules requires that an offshore special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by the PRC citizens shall obtain the approval of the China Securities Regulatory Commission prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. Based on our understanding of the Chinese laws and regulations in effect at the time of this prospectus, we will not be required to submit an application to the CSRC for its approval of this offering and the listing and trading of our Class A ordinary shares on the Nasdaq under the M&A Rules. However, there remains some uncertainty as to how the M&A Rules will be interpreted or implemented, and the opinions of our PRC counsel, King & Wood Mallesons, are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant Chinese government agencies, including the CSRC, would reach the same conclusion.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down on Illegal Securities Activities (the “Opinions”), which were made available to the public on July 6, 2021. The Opinions on Strictly Cracking Down on Illegal Securities Activities emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Pursuant to the Opinions, Chinese regulators are required to accelerate rulemaking related to the overseas issuance and listing of securities, and update the existing laws and regulations related to data security, cross-border data flow, and management of confidential information. Numerous regulations, guidelines and other measures are expected to be adopted under the umbrella of or in addition to the Cybersecurity Law and Data Security Law. As of the date of this prospectus, no official guidance or related implementation rules have been issued. As a result, the Opinions on Strictly Cracking Down on Illegal Securities Activities remain unclear on how they will be interpreted, amended and implemented by the relevant PRC governmental authorities.

On December 24, 2021, the CSRC, together with other relevant government authorities in China issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations requires that a PRC domestic enterprise seeking to issue and list its shares overseas (“Overseas Issuance and Listing”) shall complete the filing procedures of and submit the relevant information to CSRC. The Overseas Issuance and Listing includes direct and indirect issuance and listing. Where an enterprise whose principal business activities are conducted in PRC seeks to issue and list its shares in the name of an overseas enterprise (“Overseas Issuer”) on the basis of the equity, assets, income or other similar rights and interests of the relevant PRC domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing (“Indirect Overseas Issuance and Listing”) under the Draft Overseas Listing Regulations. Therefore, the proposed listing of our Class A ordinary shares on Nasdaq Capital Market would be deemed an Indirect Overseas Issuance and Listing under the Draft Overseas Listing Regulations. As such, the Company would be required to complete the filing procedures of and submit the relevant information to CSRC after the Draft Overseas Listing Regulations become effective.

On December 28, 2021, the CAC jointly with the relevant authorities formally published Measures for Cybersecurity Review (2021) which took effect on February 15, 2022 and replaced the former Measures for Cybersecurity Review (2020). Measures for Cybersecurity Review (2021) stipulates that operators of critical information infrastructure purchasing network products and services, and online platform operator (together with the operators of critical information infrastructure, the “Operators”) carrying out data processing activities that affect or may affect national security, shall conduct a cybersecurity review, any online platform operator who controls more than one million users’ personal information must go through a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country. Since we are not an Operator, nor do we control more than one million users’ personal information, we would not be required to apply for a cybersecurity review under the Measures for Cybersecurity Review (2021), as confirmed by our PRC counsel, King & Wood Mallesons. See Risk Factors—Risks Related to Doing Business in China on page 21 of this prospectus.

We are not operating in an industry that prohibits or limits foreign investment. As a result, as advised by our PRC counsel, King & Wood Mallesons, except for the requisite business licenses set forth below, we are not required to obtain any permission from Chinese authorities, including the CSRC, CAC or any other governmental agency that is required to operate our operations. However, if we do not receive or maintain the approvals, or we inadvertently conclude that such approvals are not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approvals in the future, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. See “Risk Factors – Risks Related to Doing Business in China – The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, making it more difficult for us to pursue growth through acquisitions in China on page 28 and Substantial uncertainties exist with respect to the enactment timetable and final content of draft China Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations” on page 24.

As of the date of this prospectus, we and our PRC subsidiaries have received from PRC authorities all requisite licenses, permissions or approvals needed to engage in the businesses currently conducted in China, and no permission or approval has been denied. The following table provides details on the licenses and permissions held by our PRC subsidiaries.

Approval	Recipient	Issuing body	Date of grant	Validity
Business License	Wenzhou Wenjie Information Technology Co. Ltd.	Wenzhou Market Supervision and Administration Bureau	December 11, 2019	Until December 10, 2069
Business License	Zhejiang Leiya Electronics Co. Ltd.	Wenzhou Market Supervision and Administration Bureau	April 27, 2009	Long-term without an expiration date
Certificate of customs declaration unit registration	Zhejiang Leiya Electronics Co. Ltd.	Wenzhou Customs of PRC	September 19， 2014	Long-term without an expiration date

Business License	Wenzhou New Focus Technology & Electronic Co., Ltd.	Wenzhou Market Supervision and Administration Bureau	August 12, 2020	Long-term without an expiration date
Certificate of customs declaration unit registration	Wenzhou New Focus Technology & Electronic Co., Ltd.	Wenzhou Customs of PRC	September 7, 2018	Long-term without an expiration date

We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC or other PRC governmental authorities required for overseas listings, including this offering. As of the date of this prospectus, we have not received any inquiry, notice, warning, sanctions or regulatory objection to this offering from the CSRC or other PRC governmental authorities. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities. If it is determined in the future that the approval of the CSRC, The CAC or any other regulatory authority is required for this offering, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our securities. The CSRC, the CACor other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our ordinary shares. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC, the CACor other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of our securities. See “Risk Factors – Risks Related to Doing Business in China – The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S exchanges, however, if our subsidiaries or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange, which would materially affect the interest of the investors” on page 21.

Summary of Financial Position and Cash Flows of Erayak Power Solution Group Inc. and Subsidiaries

The audited financial statements included in this Prospectus reflect financial position, results of operations, and cash flows of the registrant and Cayman Islands incorporated parent company, Erayak Power Solution Group Inc., together with those of its China-based subsidiaries, on a consolidated basis. The tables below are condensed consolidating schedules summarizing separately the financial position and cash flows of the registrant and Cayman Islands incorporated parent company, Erayak Power Solution Group Inc. (“Parent Company” in the tables below), and its China-based subsidiaries (“Subsidiaries” in the tables below), together with eliminating adjustments:

	As of December 31, 2021					As of December 31, 2020					As of December 31, 2019
	Parent	Subsidiaries	Subtotal	Elimination	Consolidated	Parent	Subsidiaries	Subtotal	Elimination	Consolidated	Parent	Subsidiaries	Subtotal	Elimination	Consolidated
Assets
Current assets
Cash	-	5,174,693	5,174,693	-	5,174,693	-	4,062,055	4,062,055	-	4,062,055	-	1,012,000	1,012,000	-	1,012,000
A/R, net	-	1,753,880	1,753,880	-	1,753,880	-	5,057,645	5,057,645	-	5,057,645	-	710,776	710,776		710,776
Inventories	-	3,902,067	3,902,067	-	3,902,067	-	1,682,588	1,682,588	-	1,682,588	-	1,250,310	1,250,310		1,250,310
Prepaids and other current assets	-	2,663,417	2,663,417	-	2,663,417	-	1,146,575	1,146,575	-	1,146,575	-	255,270	255,270		255,270
Due from related parties	-	-	-	-	-	-	-	-	-	-	-	475,517	475,517		475,517
Due from subsidaries											-	-	-	-	-
Due from parent	-	-	-	-	-	-	-	-	-	-	-	-	-		-
Total current assets	-	13,494,057	13,494,057	-	13,494,057	-	11,948,863	11,948,863	-	11,948,863	-	3,703,873	3,703,873	0	3,703,873
PPE, net	-	1,079,983	1,079,983	-	1,079,983	-	978,714	978,714	-	978,714	-	887,884	887,884		887,884
Intangibles, net	-	11,093	11,093	-	11,093	-	12,063	12,063	-	12,063	-	3,232	3,232		3,232
ROU	-	8,849,073	8,849,073	-	8,849,073	-	9,182,540	9,182,540	-	9,182,540	-	8,793,722	8,793,722		8,793,722
Deferred tax assets	-	36,247	36,247	-	36,247	-	5,116	5,116	-	5,116	-	4,153	4,153		4,153
Deffered expenses	-	-	-	-	-	-	-	-	-	-	-	30,490	30,490		30,490
Investment in subsidiaries	1,061,410	-	1,061,410	(1,061,410)	-	1,060,511	-	1,060,511	(1,060,511.00)	-	1,060,511	-	1,060,511	(1,060,511)	-
Total assets	1,061,410	23,470,453	24,531,863	(1,061,410)	23,470,453	1,060,511	22,127,296	23,187,807	(1,060,511.00)	22,127,296	1,060,511	13,423,354	14,483,865	(1,060,511)	13,423,354

Liabilities
Current liabilities
A/P	-	4,151,749	4,151,749	-	4,151,749	-	3,214,212	3,214,212	-	3,214,212	-	2,740,093	2,740,093		2,740,093
Accrued exp and other current liabilities	-	1,168,464	1,168,464	-	1,168,464	-	1,099,044	1,099,044	-	1,099,044	-	727,579	727,579		727,579
Notes payable	-	-	-	-	-	-	7,203,065	7,203,065	-	7,203,065	-	-	-		-
S/T borrowings	-	5,756,146	5,756,146	-	5,756,146	-	3,882,994	3,882,994	-	3,882,994	-	770,457	770,457		770,457
Tax payables	-	633,919	633,919	-	633,919	-	811,928	811,928	-	811,928	-	196,366	196,366		196,366
Due to related parties		158,198	158,198	-	158,198	-	1,007,109	1,007,109	-	1,007,109	-	198,910	198,910		198,910
Due to subsidiaries	-	-	-	-	-	-	-	-	-	-	-	-	-		-
Due to parent												-	-	-	-
Lease liability - current												6,384,065	6,384,065		6,384,065
Total current liabilities	-	11,868,476	11,868,476	-	11,868,476	-	17,218,352	17,218,352	-	17,218,352	-	11,017,470	11,017,470	0	11,017,470
Lease liability	-	-	-	-	-	-	-	-	-	-			-		-
L/T payable	-	4,707,655	4,707,655	-	4,707,655	-	1,532,567	1,532,567	-	1,532,567	-	1,436,410	1,436,410		1,436,410
Total liabilities	-	16,576,131	16,576,131	-	16,576,131	-	18,750,919	18,750,919	-	18,750,919	-	12,453,880	12,453,880	0	12,453,880

Shareholders’ equity
Ordinary shares, $0.0001 par, 500,000,000 shares authorized, 8,000,000 Class A and 1,000,000 Class B ordinary shares issued and o/s	900	1,061,410	1,062,310	(1,061,410)	900	1	1,060,511	1,060,512	(1,060,511.00)	1	1	1,060,511	1,060,512	(1,060,511)	1
Additional paid in capital	1,060,510	0	1,060,510	-	1,060,510	1,060,510	-	1,060,510	-	1,060,510	1,060,510	0	1,060,510		1,060,510
Statutory surplus reserve	-	568,418	568,418	-	568,418	-	222,081	222,081	-	222,081	-	6,860	6,860		6,860
R/E	-	5,037,292	5,037,292	-	5,037,292	-	1,988,980	1,988,980	-	1,988,980	-	(9,171)	(9,171)		(9,171)
AOCI(loss)	-	227,202	227,202	-	227,202	-	104,805	104,805	-	104,805	-	(88,726)	(88,726)		(88,726)
Total shareholders’ equity	1,061,410	6,894,322	7,955,732	(1,061,410)	6,894,322	1,060,511	3,376,377	4,436,888	(1,060,511.00)	3,376,377	1,060,511	969,474	2,029,985	(1,060,511)	969,474
Total liabilities and shareholders’ equity	1,061,410	23,470,453	24,531,863	(1,061,410)	23,470,453	1,060,511	22,127,296	23,187,807	(1,060,511.00)	22,127,296	1,060,511	13,423,354	14,483,865	(1,060,511)	13,423,354

	For the year ended December 31,2021					For the year ended December 31, 2020					For the year ended December 31, 2019
	Parent	Subsidiaries	Subtotal	Elimination	Consolidated	Parent	Subsidiaries	Subtotal	Elimination	Consolidated	Parent	Subsidiaries	Subtotal	Elimination	Consolidated
Cash flows from operating activities
Net income	-	3,394,649	3,394,649	-	3,394,649	-	2,213,372	2,213,372	-	2,213,372	-	951,183	951,183	-	951,183
Adj for items not affecting cash
Depreciation and amortization	-	215,121	215,121	-	215,121	-	148,194	148,194	-	148,194	-	119,135	119,135	-	119,135
Deferred tax assets	-	-	-	-	-	-	(648)	(648)	-	(648)	-	27,181	27,181	-	27,181
Bad debt expense	-	2,649	2,649	-	2,649	-	15,112	15,112	-	15,112	-	-	-	-	-
Deferred expenses	-	-	-	-	-	-	30,744	30,744	-	30,744	-	(30,727)	(30,727)	-	(30,727)
Imputed interest expenses	-	70,195	70,195	-	70,195	-	56,987	56,987	-	56,987	-	8,912	8,912	-	8,912
Right of use lease asset	-	546,362	546,362	-	546,362	-	188,879	188,879	-	188,879	-	57,538	57,538	-	57,538
Lease liability	-	-	-	-	-	-	(6,437,325)	(6,437,325)	-	(6,437,325)	-	170,814	170,814	-	170,814

Changes in operating assets and liabilities:
Accounts receivable	-	3,380,552	3,380,552	-	3,380,552	-	(4,078,270)	(4,078,270)	-	(4,078,270)	-	248,674	248,674	-	248,674
Inventories	-	(2,200,180)	(2,200,180)	-	(2,200,180)	-	(329,435)	(329,435)	-	(329,435)	-	(427,052)	(427,052)	-	(427,052)
Advances to suppliers	-	(1,109,383)	(1,109,383)	-	(1,109,383)	-	(730,042)	(730,042)	-	(730,042)	-	(72,199)	(72,199)	-	(72,199)
Prepaid expenses and Other receivables	-	(361,983)	(361,983)	-	(361,983)	-	(96,160)	(96,160)	-	(96,160)	-	126,467	126,467	-	126,467
Accounts payable	-	803,612	803,612	-	803,612	-	274,724	274,724	-	274,724	-	(605,226)	(605,226)	-	(605,226)
Accrued expenses and other current liabilities	-	356,061	356,061	-	356,061	-	(90,921)	(90,921)	-	(90,921)	-	115,788	115,788	-	115,788
Advances from customers	-	(276,454)	(276,454)	-	(276,454)	-	338,968	338,968	-	338,968	-	(194,094)	(194,094)	-	(194,094)
Tax payable	-	(195,033)	(195,033)	-	(195,033)	-	569,330	569,330	-	569,330	-	37,015	37,015	-	37,015

Net cash provided by (used in) operating	-	4,642,893	4,642,893	-	4,642,893	-	(7,926,491)	(7,926,491)	-	(7,926,491)	-	533,409	533,409	-	533,409

Cash flows from investing activities
Purchases of property, plant and equipment	-	(244,018)	(244,018)	-	(244,018)	-	(176,649)	(176,649)	-	(176,649)	-	(366,665)	(366,665)	-	(366,665)
Purchases of intangible assets	-	(155)	(155)	-	(155)	-	(9,357)	(9,357)	-	(9,357)	-	(3,619)	(3,619)	-	(3,619)
Net cash provided by (used in) investing	-	(244,173)	(244,173)	-	(244,173)	-	(186,006)	(186,006)	-	(186,006)	-	370,284	370,284	-	370,284

Cash flows from financing activities
Proceeds from short-term borrowings	-	4,284,208	4,284,208	-	4,284,208	-	3,692,217	3,692,217	-	3,692,217	-	1,227,852	1,227,852	-	1,227,852
Repayments on short-term borrowings	-	(4,182,881)	(4,182,881)	-	(4,182,881)	-	(799,373)	(799,373)	-	(799,373)	-	(1,119,913)	(1,119,913)	-	(1,119,913)
Proceeds from related parties	-	15,311,425	15,311,425	-	15,311,425	-	6,882,563	6,882,563	-	6,882,563	-	5,289,038	5,289,038	-	5,289,038
Repayments to related parties	-	(16,172,950)	(16,172,950)	-	(16,172,950)	-	(5,651,853)	(5,651,853)	-	(5,651,853)	-	(6,113,374)	(6,113,374)	-	(6,113,374)
Proceeds(repayment) of notes payable	-	(7,285,918)	(7,285,918)	-	(7,285,918)	-	6,807,451	6,807,451	-	6,807,451	-	(137,520)	(137,520)	-	(137,520)
Proceeds from government loan	-	4,650,586	4,650,586	-	4,650,586	-	-	-	-	-	-	1,447,576	1,447,576	-	1,447,576

Net cash provided by (used in) financing	-	(3,395,530)	(3,395,530)	-	(3,395,530)	-	10,931,005	10,931,005	-	10,931,005	-	593,659	593,659	-	593,659

Effect of foreign exchange	-	109,448	109,448	-	109,448	-	231,547	231,547	-	231,547	-	(9,115)	(9,115)	-	(9,115)
Net increase (decrease) in cash	-	1,003,190	1,003,190	-	1,003,190	-	2,818,508	2,818,508	-	2,818,508	-	756,784	756,784	-	756,784
Cash, beginning	-	4,062,055	4,062,055	-	4,062,055	-	1,012,000	1,012,000	-	1,012,000	-	264,331	264,331	-	264,331
Cash, end	-	5,174,693	5,174,693	-	5,174,693	-	4,062,055	4,062,055	-	4,062,055	-	1,012,000	1,012,000	-	1,012,000

Cash paid during the period for:
Interest	-	99,690	99,690	-	99,690	-	26,669	26,669	-	26,669	-	17,526	17,526	-	17,526
Income taxes	-	365,752	365,752	-	365,752	-	94,631	94,631	-	94,631	-	39,263	39,263	-	39,263

The parent company, Erayak Power Solution Group Inc, does not conduct operations separately from its China-based subsidiaries. Accordingly, the results of operations set forth in the audited consolidated financial statements included in this prospectus are solely those of the China-based subsidiaries

Risk Factor Summary

Investing in our Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Class A ordinary shares. Below please find a summary of the significant risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk factors” on page 21.

Risk of new regulations, significant new government oversight in China. As a business operating in China, we are subject to the laws and regulations of the PRC, which can change quickly with little advance notice. The PRC government has the power to exercise significant oversight and discretion over the conduct of our business, and the regulations to which we are subject may change rapidly and with little notice to us or our shareholders. New regulations and policies, which may be adopted with little notice, could result in a material change in our operations and/or the value of our ordinary shares. See “Risk Factors – Risks Related to Doing Business in China – The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, making it more difficult for us to pursue growth through acquisitions in China on page 28 and Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us” on page 33.

Risk of additional future government oversight and control over foreign offerings of China-based companies. Recent statements by the Chinese government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China based issuers. Although our business is not of the type currently subject to government review in China prior to a foreign securities offering, any future action by the PRC government expanding the categories of industries and companies whose foreign securities offerings are subject to review by the PRC government could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless. See “Risk Factors – Risks Related to Doing Business in China – The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, making it more difficult for us to pursue growth through acquisitions in China on page 28 and Substantial uncertainties exist with respect to the enactment timetable and final content of draft China Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations” on page 24.

Uncertainties with respect to the PRC legal system. The PRC has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in the PRC. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. See “Risk Factors – Risks Related to Doing Business in China – Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us” on page 33.

Potential Limitations on the ability to receive dividends from our PRC subsidiaries. We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC subsidiaries, as a Foreign Invested Enterprise, or FIE, are required to draw 10% of its after-tax profits each year, if any, to fund a common reserve, which may stop drawing its after-tax profits if the aggregate balance of the common reserve has already accounted for over 50 percent of its registered capital. These reserves are not distributable as cash dividends. Any limitation on the ability of our PRC subsidiaries to distribute dividends or other payments to their respective shareholders could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends or otherwise fund and conduct our business. See “Risk Factors – Risks Related to Doing Business in China — We rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have. Any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business” on page 25.

Permissions from the PRC Authorities to Issue Our Ordinary Shares to Foreign Investors. The Chinese government exerts substantial influence over, and can intervene at any time in, the manner in which we must conduct our business activities and result in a material change in our operations or the value of the ordinary shares we are registering for sale. As of the date of this prospectus, we and our PRC subsidiaries, (1) are not required to obtain permissions from any PRC authorities to operate or issue our ordinary to foreign investors, (2) are not subject to permission requirements from the CSRC, the CAC or any other entity that is required to approve of our PRC subsidiaries’ operations, and (3) have not received or were denied such permissions by any PRC authorities. Nevertheless, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Given the current PRC regulatory environment, it is uncertain when and whether we or our PRC subsidiaries, will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC or other PRC governmental authorities required for overseas listings, including this offering. As of the date of this prospectus, we have not received any inquiry, notice, warning, sanctions or regulatory objection to this offering from the CSRC or other PRC governmental authorities. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities.

On December 24, 2021, the China Securities Regulatory Commission, or the CSRC, issued Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Administration Provisions”), and the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Measures”), which are now open for public comments. The Administration Provisions and Measures for overseas listings lay out specific requirements for filing documents and include unified regulation management, strengthening regulatory coordination, and cross-border regulatory cooperation. Domestic companies seeking to list abroad must carry out relevant security screening procedures if their businesses involve such supervision. Companies endangering national security are among those off-limits for overseas listings.

According to Relevant Officials of the CSRC Answered Reporter Questions, or the CSRC Answers, after the Administration Provisions and Measures are implemented upon completion of public consultation and due legislative procedures, the CSRC will formulate and issue guidance for filing procedures to further specify the details of filing administration and ensure that market entities could refer to clear guidelines for filing, which means it still takes time to make the Administration Provisions and Measures into effect. As the Administration Provisions and Measures have not yet come into effect, we are currently unaffected. However, according to CSRC Answers, only new initial public offerings and refinancing by existent overseas listed Chinese companies will be required to go through the filing process; other existent overseas listed companies will be allowed sufficient transition period to complete their filing procedure, which means if we complete the offering prior to the effectiveness of Administration Provisions and Measures, we will certainly go through the filing process in the future, perhaps because of refinancing or given by sufficient transition period to complete filing procedure as an existent overseas listed Chinese company.

However, it is uncertain when the Administration Provision and the Measures will take effect or if they will take effect as currently drafted. If it is determined in the future that the approval of the CSRC, the CAC or any other regulatory authority is required for this offering, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our securities. The CSRC, the CAC, or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our ordinary shares. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC, the CAC or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of our securities. See “Risk Factors – Risks Related to Doing Business in China – The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S exchanges, however, if our subsidiaries or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange, which would materially affect the interest of the investors on page 21. See also “PRC Regulation –Regulations Relating to Overseas Listings” on page 93.

Risk of adverse Changes in China’s economic, political or social conditions or government policies. Substantially all of our assets and operations are located in the PRC. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in the PRC generally. The Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures, or other economic, political, or social developments in China may cause decreased economic activity in the PRC, which may adversely affect our business and operating results. See “Risk Factors – Risks Related to Doing Business in China – Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and results of operations” on page 22.

Uncertainties with respect to the PRC legal system. The PRC has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in the PRC. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have a retroactive effect. See “Risk Factors – Risks Related to Doing Business in China – Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us” on page 33.

Risks related to service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws. We conduct substantially all of our operations in China, and substantially all of our assets are located in China. In addition, our current officers reside within China and are PRC nationals. As a result, it may be difficult for our shareholders to effect service of process upon us or those persons inside the PRC. In addition, the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in the PRC of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible. See “Risk Factors – Risks Related to Doing Business in China – Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us” on page 33 and “You may have difficulty enforcing judgments obtained against us” on page 47.

Risks related to PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion. Any funds we transfer to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on foreign-invested enterprises, or FIEs, in China, capital contributions to our PRC subsidiaries are subject to the approval of or filing with the Ministry of Commerce, or MOFCOM or its local branches and registration with a local bank authorized by the State Administration of Foreign Exchange, or SAFE. In addition, any medium or long-term loan to be provided by us to our PRC operating subsidiaries, must be registered with certain authorities. If we fail to complete such registrations, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

Further, regulations on the control of currency conversions, including SAFE Circular 19 and SAFE Circular 16, may significantly limit our ability to use Renminbi converted from the net proceeds of this offering to fund our PRC operating subsidiary, to invest in or acquire any other PRC companies through our PRC Subsidiary, which may adversely affect our business, financial condition and results of operations. See “Risk Factors – Risks Related to Doing Business in China – Governmental control of currency conversion may limit our ability to utilize our net revenues effectively and affect the value of your investment” on page 27.

Risk of fluctuations in exchange rates. The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. It is difficult to predict how long such appreciation of RMB against the U.S. dollar may last and when and how the relationship between the RMB and the U.S. dollar may change again. All of our revenues and substantially all of our costs are denominated in Renminbi. We rely on dividends paid by our operating subsidiaries in China for our cash needs. Any significant revaluation of Renminbi may materially and adversely affect our results of operations and financial position reported in Renminbi when translated into U.S. dollars, and the value of, and any dividends payable on, the ordinary shares in U.S. dollars. See “Risk Factors – Risks Related to Doing Business in China – Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of our ordinary shares” on page 26.

Risks related to governmental control of currency conversion. The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, we primarily rely on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of the ordinary shares. See “Risk Factors – Risks Related to Doing Business in China – The PRC government may impose restrictions on our ability to transfer cash out of China and to U.S. investors” on page 23.

Risk that certain PRC regulations may make it more difficult for us to pursue growth through acquisitions. Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (“M&A Rules”) and Anti-Monopoly Law of the People’s Republic of China promulgated by the Standing Committee of the NPC which became effective in 2008 (“Anti-Monopoly Law”), established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share. See “Risk Factors – Risks Related to Doing Business in China – The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, making it more difficult for us to pursue growth through acquisitions in China” on page 28.

Risks related to PRC on the establishment of offshore special purpose companies by PRC residents. Current PRC regulations require PRC residents (including PRC individuals and PRC corporate entities) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future. Some of our shareholders that we are aware of are subject to SAFE regulations, and we expect all of these shareholders will have completed all necessary registrations with the local SAFE branch or qualified banks as required by SAFE Circular 37. We cannot assure you, however, that all of these shareholders may continue to make required filings or updates in a timely manner, or at all. We can provide no assurance that we are or will in the future continue to be informed of identities of all PRC residents holding direct or indirect interest in our company. Any failure or inability by such shareholders to comply with SAFE regulations may subject us to fines or legal sanctions, such as restrictions on our cross-border investment activities or our PRC subsidiaries’ ability to distribute dividends to, or obtain foreign exchange-denominated loans from, our company or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected. See “Risk Factors – Risks Related to Doing Business in China – If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders” on page 29 and “The PRC government may impose restrictions on our ability to transfer cash out of China and to U.S. investors” on page 23.

Risks related to PRC regulations regarding registration requirements for employee stock incentive plans. Under current PRC law, PRC citizens and non-PRC citizens who reside in China for a continuous period of no less than one year who participate in any stock incentive plan of an overseas publicly listed company offered to the director, supervisor, senior management and other employees of, and any individual who has labor relationship with its domestic affiliated entities are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. Failure to complete the SAFE registrations for our employee incentive plans after our listing may subject our PRC resident personnel to fines and legal sanctions, and may also limit our ability to contribute additional capital into our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law. See “Risk Factors – Risks Related to Doing Business in China – Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions” on page 36.

Risks related to inability of U.S. regulatory bodies to conduct investigations or inspections of our operations in China. Any disclosure of documents or information located in China by foreign agencies may be subject to jurisdiction constraints and must comply with China’s state secrecy laws, which broadly define the scope of “state secrets” to include matters involving economic interests and technologies. There is no guarantee that requests from U.S. federal or state regulators or agencies to investigate or inspect our operations will be honored by us, by entities who provide services to us or with whom we associate, without violating PRC legal requirements, especially as those entities are located in China. Furthermore, under the current PRC laws, an on-site inspection of our facilities by any of these regulators may be limited or prohibited. See “Risk Factors – Risks Related to Doing Business in China – U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in China” on page 36.

Risks related to potential classification as a PRC resident enterprise for PRC income tax purposes. Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. We believe our company is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that our company is a PRC resident enterprise for enterprise income tax purposes, we would be subject to PRC enterprise income on our worldwide income at the rate of 25%. Furthermore, we would be required to withhold a 10% tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to PRC tax on gains realized on the sale or other disposition of the ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders and any gain realized on the transfer of the ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). See “Risk Factors – Risks Related to Doing Business in China – If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders” on page 29.

Risks related to legal uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies. Recent PRC regulations have extended PRC tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an “Indirect Transfer”, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who pays for the transfer is obligated to withhold the applicable taxes currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions. See “Risk Factors – Risks Related to Doing Business in China – Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future” on page 30.

Risks related to a future determination that the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect or investigate our auditor completely. The audit report included in this prospectus was issued by TPS Thayer LLC, or TPS Thayer, a U.S.-based accounting firm that is registered with the PCAOB and can be inspected by the PCAOB. We have no intention of dismissing TPS Thayer in the future or of engaging any auditor not based in the U.S. and not subject to regular inspection by the PCAOB. There is no guarantee, however, that any future auditor engaged by the Company would remain subject to full PCAOB inspection during the entire term of our engagement. The PCAOB is currently unable to conduct inspections in China without the approval of Chinese government authorities. If it is later determined that the PCAOB is unable to inspect or investigate our auditor completely, investors may be deprived of the benefits of such inspection. Any audit reports not issued by auditors that are completely inspected by the PCAOB, or a lack of PCAOB inspections of audit work undertaken in China that prevents the PCAOB from regularly evaluating our auditors’ audits and their quality control procedures, could result in a lack of assurance that our financial statements and disclosures are adequate and accurate. In addition, under the HFCAA, our securities may be prohibited from trading on the Nasdaq or other U.S. stock exchanges if our auditor is not inspected by the PCAOB for three consecutive years, and this ultimately could result in our Ordinary Shares being delisted. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCAA and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.

Pursuant to the HFCAA, the PCOAB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the People’s Republic of China, because a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. In addition, the PCOAB’s report identified the specific registered public accounting firms which are subject to these determinations. Our registered public accounting firm, TPS Thayer, is not headquartered in mainland China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination. See “Risk Factors – Risks Related to Doing Business in China – If we become directly subject to the scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, share price and reputation” on page 31 and “The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering” on page 31.

Risks related to transferring cash out of China or Hong Kong. The PRC government may impose impediments of transferring cash out of China or Hong Kong and that there can be no assurance that the PRC government will not intervene or impose restrictions on our ability to transfer or distribute cash within our organization or to foreign investors. See “Risk Factors – Risks Related to Doing Business in China – The PRC government may impose restrictions on our ability to transfer cash out of China and to U.S. investors” on page 23.

Our ability to pay dividends may be limited. We may rely on dividends to be paid by our PRC subsidiaries to fund our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. Restriction on currency exchange may also limit the ability of any one of our PRC subsidiaries to use its Renminbi revenues to pay dividends to us. See “Risk Factors – Risks Related to Our Business and Industry – We are a holding company, and will rely on dividends paid by our subsidiaries for our cash needs. Any limitation on the ability of our subsidiaries to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our Class A ordinary shares” on page 34.

Competition in our industry. We compete with numerous other power solution producers in various regions of the PRC and this competition affects the prices we can sell our products and our ability to retain or attract customers. See “Risk Factors – Risks Related to Our Business and Industry – Competition within the generator industry may adversely affect our ability to sell our products, and excess production capacity in the industry could put downward pressure on generator prices” on page 37.

Our debt and liabilities. Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern, since our net current liability is $5,269,489 and we have a negative cash flow from operating activities of $7,926,491 as of December 31, 2020. Furthermore, as of December 31, 2020, we have $3,882,994 in secured debt and $1,007,109 in unsecured debt. As of June 30, 2021, we have $3,919,700 in secured debt and $999,428 in unsecured debt. See “Risk Factors – Risks Related to Our Business and Industry – Due to our negative cash flow and working capital as of the fiscal years ended December 31, 2020 and 2019, our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern” on page 34.

Our internal controls. Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could prevent us from producing reliable financial reports or identifying fraud. In addition, shareholders could lose confidence in our financial reporting, which could have an adverse effect on our stock price. See “Risk Factors – Risks Related to Our Business and Industry – If we fail to implement and maintain effective internal control over financial reporting, our ability to accurately report our financial results may be impaired, adversely impacting investor confidence and the market price of our ordinary shares” on page 45.

Risks related to our dual class share structure. The dual class structure of our ordinary shares has the effect of concentrating voting control with those ordinary shareholders who held our capital stock prior to the listing of our ordinary shares. See “Risk Factors – Risks Related to This Offering and Our Class A Ordinary Shares – The dual class structure of our ordinary shares will have the effect of concentrating voting control with Erayak International Limited, which will hold in the aggregate 83.87% of the voting power of our capital stock following the completion of this offering, preventing you and other stockholders from influencing significant decisions, including the election of directors, amendments to our organizational documents and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring shareholder approval” on page 49.

No established public market for our shares prior to this offering. Prior to this initial public offering, there has been no public market for our ordinary shares. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for the ordinary shares does not develop after this offering, the market price and liquidity of the ordinary shares will be materially and adversely affected. See “Risk Factors – Risks Related to This Offering and Our Class A Ordinary Shares – Risks Related to this Offering and our Ordinary Shares – There may not be an active, liquid trading market for our ordinary shares” on page 53.

Usages of the funds. Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Class A ordinary shares. See “Risk Factors – Risks Related to This Offering and Our Class A Ordinary Shares – We have broad discretion in the use of the net proceeds from our public offering and may not use them effectively” on page 53.

Nasdaq listing. Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of the company’s listed securities. See “Risk Factors – Risks Related to This Offering and Our Class A Ordinary Shares – Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of the company’s listed securities” on page 51.

Neither we nor any of our subsidiaries are currently required to obtain approval from Chinese authorities to list on U.S. exchanges or to operate and issue securities to foreign investors. Furthermore, neither we nor any of our subsidiaries are covered by permissions requirements from any other entity that is required to approve our subsidiaries’ operations. However, if our subsidiaries or the holding company were required to obtain approval from the CSRC or CAC in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on a U.S. exchange, which would materially affect the interest of the investors. It is uncertain when and whether the Company will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although the Company is currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on a U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry. As of today, the Company has all requisite permissions and we have not been denied any permission.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are generally applicable to public companies. These provisions include, but are not limited to:

●	the ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure;

●	an exemption from the auditor attestation requirement in assessing our internal control over financial reporting under the Sarbanes-Oxley Act of 2002.

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements, and registration statements; and

●	a delay in adopting new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

We may take advantage of these provisions for up to five years or such an earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, have more than $700 million in the market value of our Class A ordinary shares held by non-affiliates, or issue more than $1 billion of non-convertible debt over a three-year period.

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We have taken advantage of certain reduced reporting and other requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by US residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are US citizens or residents, (2) more than 50% of our assets are located in the United States, or (3) our business is administered principally in the United States.

Implications of Being a Controlled Company

Upon the completion of this offering, we will be a “controlled company” as defined under the Nasdaq Stock Market Rules because Lingyi Kong, our chairman of the Board and chief executive officer, will hold 54.55% of our total issued and outstanding Class A ordinary shares and will be able to exercise 83.87% of the total voting power of our issued and outstanding share capital, assuming that the underwriters do not exercise their over-allotment option. For so long as we remain a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. If we rely on these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Corporate Information

Our principal executive office is located at No. 528, 4th Avenue, Binhai Industrial Park, Wenzhou, Zhejiang Province, People’s Republic of China. The telephone number of our principal executive offices is +86-577-86829999. Our registered agent in Cayman Islands is Harneys Fiduciary (Cayman) Limited. Our registered office and our registered agent’s office in Cayman Islands are both at 4th Floor, Harbour Place, 103 South Church Street, PO Box 10240, Grand Cayman, KY1-1002, Cayman Islands. Our registered agent in the United States is Cogency Global Inc. We maintain a corporate website at www.erayakgenerator.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

THE OFFERING

Shares Offered	3,000,000 Class A ordinary shares (or 3,450,000 Class A ordinary shares assuming that the underwriters exercise their over-allotment option in full)

Over-Allotment Option	We have granted to the underwriters a 45-day option to purchase from us up to an additional 15% of the Class A ordinary shares sold in this offering, solely to cover over-allotments, if any, at the initial public offering price less the underwriting discounts.

Ordinary shares outstanding prior to completion of this offering	Ordinary shares, including (i) 8,000,000 Class A ordinary shares and (ii) 1,000,000 Class B ordinary shares

Ordinary shares outstanding immediately after this offering	Ordinary Shares including (i) 11,000,000 Class A Ordinary Shares and (ii) 1,000,000 Class B ordinary shares, or Ordinary Shares including (i) 11,450,000 Class A Ordinary Shares if the Underwriter exercises the over-allotment option in full and (ii) 1,000,000 Class B Ordinary Shares.

Voting Rights:

●     Class A Ordinary Shares are entitled to one (1) vote per share.

●     Class B Ordinary Shares are entitled to twenty (20) votes per share.

●     Class A and Class B Shareholders will vote together as a single class, unless otherwise required by law or our amended and restated memorandum and articles of association.

●     Mr. Lingyi Kong, the Chairman of our Board of Directors and Chief Executive Officer, will hold approximately 83.87% of the total votes, assuming that the underwriters do not exercise their over-allotment option, for our issued and outstanding share capital following the completion of this offering and will have the ability to control the outcome of matters submitted to our shareholders for approval, including the election of our directors and the approval of any change in control transaction. See the sections titled “Principal Shareholders” and “Description of Share Capital” for additional information.

Use of Proceeds	We estimate that our net proceeds from this offering will be approximately $12,400,000, based on an initial public offering price of $5.00 per ordinary share and after deducting estimated underwriting discounts and advisory fee and estimated offering expenses and assuming no exercise of the over-allotment option granted to the underwriters. We intend to use the proceeds from this offering for product research and development, international management and operations, marketing and business development, and automation transformation and production workshop. See “Use of Proceeds” for more information.

Underwriters	Prime Number Capital, LLC and Shengang Securities Co., Ltd.

Representative Warrants	We have agreed to sell to the Representative warrants (the “Representative Warrants”) to purchase up to a total of 120,000 Class A ordinary shares (equal to 4% of the aggregate number of Class A ordinary shares sold in the offering) at a price equal to 120% of the price of our Class A ordinary shares offered hereby. The Representative will receive Representative Warrants for the portion of the offering pursuant to the over-allotment option.

Nasdaq Trading symbol	We intend to list our ordinary shares on Nasdaq under the symbol “RAYA”.

Transfer Agent	VStock Transfer, LLC

Risk Factors	Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of, and elsewhere in, this prospectus before deciding to invest in our ordinary shares.

SELECTED FINANCIAL DATA

In the table below, we provide you with historical selected financial data for the years ended December 31, 2021 and 2020. This information is derived from our consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read it along with the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Fiscal Years Ended December 31,
	2021	2020
	US$ (audited)	US$ (audited)
Statement of operation data:
Sales	$18,628,886	$14,121,838
Cost of sales	$12,909,462	$10,277,039
Gross profits	$5,719,424	$3,844,799
Selling and marketing expense	$506,305	$220,254
General and administrative expenses	$690,619	$644,579
Income taxes	$301,916	$385,741
Net income	$3,394,649	$2,213,372
Earnings per share, basic and diluted(1)	$2.40	$221.34
Weighted average ordinary shares outstanding(1)	$1,413,918	$10,000

Balance sheet data
Current assets	$13,494,057	$11,948,863
Total assets	$23,470,453	$22,127,296
Total liabilities	$16,576,131	$18,750,919
Total shareholders’ equity	$6,894,322	$3,376,377

RISK FACTORS

Before you decide to purchase our Class A ordinary shares, you should understand the high degree of risk involved. You should consider carefully the following risks and other information in this prospectus, including our consolidated financial statements and related notes. If any of the following risks actually occur, our business, financial condition and operating results could be adversely affected. As a result, the trading price of our Class A ordinary shares could decline, perhaps significantly.

Risks Related to Doing Business in China

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S exchanges, however, if our subsidiaries or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange, which would materially affect the interest of the investors.

Because of our corporate structure as a Cayman Islands holding company with operations conducted by our PRC subsidiaries, it involves unique risks to investors. Furthermore, Chinese regulatory authorities could change the rules and regulations regarding foreign ownership in the industry in which the company operates, which would likely result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Under the current government leadership, the government of the PRC has been pursuing reform policies which have adversely affected China-based operating companies whose securities are listed in the United States, with significant policies changes being made from time to time without notice. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with borrowers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law, or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-concept overseas listed companies. As of the date of this prospectus, we have not received any inquiry, notice, warning, or sanctions from PRC government authorities in connection with the Opinions.

On June 10, 2021, the Standing Committee of the National People’s Congress of China, or the SCNPC, promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data an information.

In early July 2021, regulatory authorities in China launched cybersecurity investigations with regard to several China-based companies that are listed in the United States. The Chinese cybersecurity regulator announced on July 2 that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores. On July 5, 2021, the Chinese cybersecurity regulator launched the same investigation on two other Internet platforms, China’s Full Truck Alliance of Full Truck Alliance Co. Ltd. (NYSE: YMM) and Boss of KANZHUN LIMITED (Nasdaq: BZ). On July 24, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly released the Guidelines for Further Easing the Burden of Excessive Homework and Off-campus Tutoring for Students at the Stage of Compulsory Education, pursuant to which foreign investment in such firms via mergers and acquisitions, franchise development, and variable interest entities are banned from this sector.

On August 17, 2021, the State Council promulgated the Regulations on the Protection of the Security of Critical Information Infrastructure, or the Regulations, which took effect on September 1, 2021. The Regulations supplement and specify the provisions on the security of critical information infrastructure as stated in the Cybersecurity Review Measures. The Regulations provide, among others, that protection department of certain industry or sector shall notify the operator of the critical information infrastructure in time after the identification of certain critical information infrastructure.

On August 20, 2021, the SCNPC promulgated the Personal Information Protection Law of the PRC, or the Personal Information Protection Law, which took effect in November 2021. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the Personal Information Protection Law provides, among others, that (i) an individual’s consent shall be obtained to use sensitive personal information, such as biometric characteristics and individual location tracking, (ii) personal information operators using sensitive personal information shall notify individuals of the necessity of such use and impact on the individual’s rights, and (iii) where personal information operators reject an individual’s request to exercise his or her rights, the individual may file a lawsuit with a People’s Court.

As such, the Company’s business segments may be subject to various government and regulatory interference in the provinces in which they operate. The Company could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Additionally, the governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

Furthermore, it is uncertain when and whether the Company will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although the Company is currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry.

On December 24, 2021, the CSRC, together with other relevant government authorities in China issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations requires that a PRC domestic enterprise seeking to issue and list its shares overseas (“Overseas Issuance and Listing”) shall complete the filing procedures of and submit the relevant information to CSRC. The Overseas Issuance and Listing includes direct and indirect issuance and listing. Where an enterprise whose principal business activities are conducted in PRC seeks to issue and list its shares in the name of an overseas enterprise (“Overseas Issuer”) on the basis of the equity, assets, income or other similar rights and interests of the relevant PRC domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing (“Indirect Overseas Issuance and Listing”) under the Draft Overseas Listing Regulations. Therefore, the proposed listing would be deemed an Indirect Overseas Issuance and Listing under the Draft Overseas Listing Regulations. As such, the Company would be required to complete the filing procedures of and submit the relevant information to CSRC after the Draft Overseas Listing Regulations become effective.

In addition, on December 28, 2021, the CAC, the National Development and Reform Commission (“NDRC”), and several other administrations jointly issued the revised Measures for Cybersecurity Review, or the Revised Review Measures, which became effective and has replaced the existing Measures for Cybersecurity Review on February 15, 2022. According to the Revised Review Measures, if an “online platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Based on a set of Q&A published on the official website of the State Cipher Code Administration in connection with the issuance of the Revised Review Measures, an official of the said administration indicated that an online platform operator should apply for a cybersecurity review prior to the submission of its listing application with non-PRC securities regulators. Given the recency of the issuance of the Revised Review Measures and their pending effectiveness, there is a general lack of guidance and substantial uncertainties exist with respect to their interpretation and implementation. For example, it is unclear whether the requirement of cybersecurity review applies to follow-on offerings by an “online platform operator” that is in possession of personal data of more than one million users where the offshore holding company of such operator is already listed overseas. Furthermore, the CAC released the draft of the Regulations on Network Data Security Management in November 2021 for public consultation, which among other things, stipulates that a data processor listed overseas must conduct an annual data security review by itself or by engaging a data security service provider and submit the annual data security review report for a given year to the municipal cybersecurity department before January 31 of the following year.   If the draft Regulations on Network Data Security Management are enacted in the current form, we, as an overseas listed company, will be required to carry out an annual data security review and comply with the relevant reporting obligations.

As of the date of this prospectus, none of our PRC subsidiaries’ operations involve storing of personal information of PRC individual clients. However, given the above uncertainties, it is unclear how the Revised Review Measures and the final draft Regulations on Network Data Security Management will affect us. We have been closely monitoring the development in the regulatory landscape in China, particularly regarding the requirement of approvals, including on a retrospective basis, from the CSRC, the CAC or other PRC authorities with respect to this offering, as well as regarding any annual data security review or other procedures that may be imposed on us. If any approval, review or other procedure is in fact required, we are not able to guarantee that we will obtain such approval or complete such review or other procedure timely or at all. For any approval that we may be able to obtain, it could nevertheless be revoked and the terms of its issuance may impose restrictions on our operations and offerings relating to our securities.

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and results of operations.

Substantially all of our operations are located in China. Accordingly, our business, prospects, financial condition, and results of operations may be influenced significantly by political, economic, and social conditions in China generally and by continued economic growth in China as a whole.

The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of the foreign exchange, and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy but may harm us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past, the Chinese government has implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in China, and since 2012, China’s economic growth has slowed down. Any prolonged slowdown in the Chinese economy may reduce the demand for our products and services and materially and adversely affect our business and results of operations.

We may also decide to finance our PRC subsidiaries using capital contributions. The Ministry of Commerce (“MOC”) or its local counterpart must approve these capital contributions. On March 30, 2015, the State Administration of Foreign Exchange, or SAFE, promulgated Circular of the State Administration of Foreign Exchange on Reforming the Management Approach regarding the Settlement of Foreign Exchange Capital of Foreign-invested Enterprises, or Circular 19, which expands a pilot reform of the administration of the settlement of the foreign exchange capitals of foreign-invested enterprises nationwide. Circular 19 came into force and replaced previous Circular 142 and Circular 36 on June 1, 2015. On June 9, 2016, SAFE promulgated the Circular of the State Administration of Foreign Exchange on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or Circular 16, to further expand and strengthen such reform. Under Circular 19 and Circular 16, foreign-invested enterprises in the PRC are allowed to use their foreign exchange funds under capital accounts and RMB funds from exchange settlement for expenditure under current accounts within its business scope or expenditure under capital accounts permitted by laws and regulations, except that such funds shall not be used for (i) expenditure beyond the enterprise’s business scope or expenditure prohibited by laws and regulations; (ii) investments in securities or other investments than principal-secured products issued by banks; (iii) granting loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) construction or purchase of real estate for purposes other than self-use (except for real estate enterprises). In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of a foreign-invested company. The use of such RMB capital may not be altered without SAFE’s approval, and such RMB capital may not, in any case, be used to repay RMB loans if the proceeds of such loans have not been used. Violations of these circulars could result in severe monetary or other penalties. These circulars may significantly limit our ability to use RMB converted from the cash provided by our offshore financing activities to fund the establishment of new entities in China by our PRC subsidiaries, to invest in or acquire any other PRC companies through our PRC subsidiaries.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC subsidiaries or future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from our initial public offering to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

The PRC government may impose restrictions on our ability to transfer cash out of China and to U.S. investors.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. To the extent that our income is received in Renminbi, shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or SAFE, as long as certain procedural requirements are met. Approval from appropriate government authorities is required if Renminbi is converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions.

To address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the SAFE implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, there can be no assurance that the PRC government will not intervene or impose restrictions on our ability to transfer or distribute cash within our organization or to foreign investors, which could result in an inability or prohibition on making transfers or distributions outside of China or Hong Kong and adversely affect our business as well as your investment.

As of the date of this prospectus, we are not aware of other material restrictions and limitations on our ability to distribute earnings from our businesses, including our subsidiaries, to the parent company and U.S. investors or our ability to settle amounts owed, or on foreign exchange or our ability to transfer cash between entities within our group, across borders, or to U.S. investors.

To the extent cash or assets of our business, or of our PRC or Hong Kong subsidiaries, is in the PRC or Hong Kong, such cash or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong, due to interventions in or the imposition of restrictions and limitations by the PRC government to the transfer of cash or assets.

The transfer of funds and assets among Erayak, its Hong Kong and PRC subsidiaries is subject to restrictions. The PRC government imposes controls on the conversion of the RMB into foreign currencies and the remittance of currencies out of the PRC. In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises, unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC-resident enterprises are tax resident.

As of the date of this prospectus, there are no restrictions or limitations imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except for the transfer of funds involving money laundering and criminal activities. However, there is no guarantee that the Hong Kong government will not promulgate new laws or regulations that may impose such restrictions in the future.

As a result of the above, to the extent cash or assets of our business, or of our PRC or Hong Kong subsidiaries, is in the PRC or Hong Kong, such funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong, due to interventions in or the imposition of restrictions and limitations by the PRC government to the transfer of cash or assets.

PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitably.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

Substantial uncertainties exist with respect to the enactment timetable and final content of draft China Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

The Chinese Ministry of Commerce (“MOFCOM”) published a discussion draft of the proposed Foreign Investment Law in January 2015 (the “Draft FIL”). The Draft FIL embodies an expected Chinese regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments.

Among other things, the Draft FIL expands the definition of foreign investment and introduces the principle of “actual control” in determining whether a company is considered a foreign-invested enterprise (“FIE”). The Draft FIL specifically provides that entities established in China but “controlled” by foreign investors will be treated as FIEs, whereas an entity set up in a foreign jurisdiction would nonetheless be, upon market entry clearance, treated as a Chinese domestic investor provided that the entity is “controlled” by Chinese entities and/or citizens. Once an entity is determined to be an FIE, it will be subject to the foreign investment restrictions or prohibitions set forth in a Negative List to be separately issued by the State Council later. Unless the underlying business of the FIE falls within the Negative List, which calls for market entry clearance, prior approval from the government authorities as mandated by the existing foreign investment legal regime would no longer be required for establishment of the FIE.

On December 27, 2021, the NDRC and MOFCOM, jointly issued the Special Administrative Measures for Entry of Foreign Investment (Negative List) (2021 Version), or the Negative List, which became effective and replaced the previous version on January 1, 2022. Pursuant to the Negative List, if a PRC company, which engages in any business where foreign investment is prohibited under the Negative List, or prohibited businesses, seeks an overseas offering or listing, it must obtain the approval from competent governmental authorities. Based on a set of Q&A published on the NDRC’s official website, a NDRC official indicated that after a PRC company submits its application for overseas listing to the CSRC and where matters relating to prohibited businesses under the Negative List are implicated, the CSRC will consult the regulatory authorities having jurisdiction over the relevant industries and fields.

Because the Overseas Listing Rules are currently in draft form and given the novelty of the Negative List, there remain substantial uncertainties as to whether and what requirements, including filing requirements, will be imposed on a PRC company with respect to its listing and offerings overseas as well as with the interpretation and implementation of existing and future regulations in this regard. For example, it is unclear as to whether the approval requirement under the Negative List will apply to follow-on offerings by PRC companies engaged in prohibited businesses and whose offshore holding company is listed overseas. If such approval is in fact required and given the NDRC’s indication of CSRC’s involvement in the approval process, there is also a lack of clarity on the application procedure, requirement and timeline which may not be resolved until the Overseas Listing Rules, which provide for the filing procedures of the overseas offering and listing of a PRC company with the CSRC, is enacted.  If the Overseas Listing Rules are enacted in the current form before the completion of this offering, we will be required to make a filing with the CSRC in connection with this offering within three business days after its completion. If the approval requirement under the Negative List applies to follow-on offerings by PRC companies whose offshore holding company is listed overseas, we may be required to obtain an approval for this offering or we may be required to relinquish our licenses pertaining to prohibited businesses. If we relinquish or are required to relinquish these licenses, while we do not expect our business operation to be materially adversely affected, we are uncertain whether or when the relevant procedures will be completed.

The development, manufacture and sales of construction materials products and manufacturing equipment are not currently subject to foreign investment restrictions set forth in the Catalogue of Industries for Guiding Foreign Investment (Amended in 2017), or the Catalogue, issued by the National Development and Reform Commission and the Ministry of Commerce on June 28, 2017 and became effective on July 28, 2017. The Draft FIL, if enacted as proposed, will not materially impact the viability of our current corporate structure, corporate governance and business operations in many aspects. However, should the development, manufacture and sales of construction materials products and manufacturing equipment become subject to foreign investment restrictions set forth in the Catalogue of Industries for Guiding Foreign Investment then the viability of our current corporate structure, corporate governance and business operations may be materially impacted in many aspects.

There are uncertainties under the PRC laws relating to the procedures for U.S. regulators to investigate and collect evidence from companies located in the PRC.

According to Article 177 of the newly amended PRC Securities Law which became effective in March 2020 (the “Article 177”), the securities regulatory authority of the PRC State Council may collaborate with securities regulatory authorities of other countries or regions in order to monitor and oversee cross border securities activities. Article 177 further provides that overseas securities regulatory authorities are not allowed to carry out investigation and evidence collection directly within the territory of the PRC, and that any Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to overseas agencies without prior consent of the securities regulatory authority of the PRC State Council and the competent departments of the PRC State Council.

Our PRC counsel, King & Wood Mallesons, has advised us of their understanding that (i) the Article 177 is applicable in the limited circumstances related to direct investigation or evidence collection conducted by overseas authorities within the territory of the PRC (in such case, the foregoing activities are required to be conducted through collaboration with or by obtaining prior consent of competent Chinese authorities); (ii) the Article 177 does not limit or prohibit the Company, as a company duly incorporated in Cayman Islands and to be listed on Nasdaq, from providing the required documents or information to Nasdaq or the SEC pursuant to applicable Listing Rules and U.S. securities laws; and (iii) as the Article 177 is relatively new and there is no implementing rules or regulations which have been published regarding application of the Article 177, it remains unclear how the law will be interpreted, implemented or applied by the Chinese Securities Regulatory Commission or other relevant government authorities. As of the date hereof, we are not aware of any implementing rules or regulations which have been published regarding application of Article 177. However, we cannot assure you that relevant PRC government agencies, including the securities regulatory authority of the PRC State Council, would reach the same conclusion as we do. As such, there are uncertainties as to the procedures and time requirement for the U.S. regulators to bring about investigations and evidence collection within the territory of the PRC.

Our principal business operation is conducted in the PRC. In the event that the U.S. regulators carry out investigation on us and there is a need to conduct investigation or collect evidence within the territory of the PRC, the U.S. regulators may not be able to carry out such investigation or evidence collection directly in the PRC under the PRC laws. The U.S. regulators may consider cross-border cooperation with securities regulatory authority of the PRC by way of judicial assistance, diplomatic channels or regulatory cooperation mechanism established with the securities regulatory authority of the PRC.

We rely on dividends, loans and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have. Any limitation on the ability of our PRC subsidiaries to make loans or payments to us could have a material adverse effect on our ability to conduct our business.

We are a holding company and rely on dividends, loans and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt or pay any expense we may incur. In the event that our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. In addition, the PRC tax authorities may require our PRC subsidiaries to adjust their taxable income in a manner that would materially and adversely affect their ability to pay dividends and other distributions to us.

Under PRC laws and regulations, our PRC subsidiaries, as wholly foreign-owned enterprises in China, may pay dividends only out of their respective accumulated after-tax profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds until the aggregate amount of such funds reaches 50% of its registered capital. At its discretion, a wholly foreign-owned enterprise may allocate a portion of its after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends

Under existing PRC foreign exchange regulations, payment of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or the SAFE, by complying with certain procedural requirements. Therefore, our PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulations, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. Approval from, or registration with, appropriate government authorities is, however, required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. Current PRC regulations permit our PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In response to the persistent capital outflow and the Renminbi’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments, and shareholder loan repayments. The PRC government may continue to strengthen its capital controls, and our PRC subsidiaries’ dividends and other distributions may be subjected to tighter scrutiny in the future. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of our ordinary shares.

Substantially, our revenues and expenditures are denominated in RMB, whereas our reporting currency is the U.S. dollar. As a result, fluctuations in the exchange rate between the U.S. dollar and RMB will affect the relative purchasing power in RMB terms of our U.S. dollar assets and the proceeds from our initial public offering. Our reporting currency is the U.S. dollar, while the functional currency for our PRC subsidiaries is RMB. Gains and losses from the re-measurement of assets and liabilities receivable or payable in RMB are included in our consolidated statements of operations. The re-measurement has caused the U.S. dollar value of our results of operations to vary with exchange rate fluctuations, and the U.S. dollar value of our results of operations will continue to vary with exchange rate fluctuations. A fluctuation in the value of RMB relative to the U.S. dollar could reduce our profits from operations and the translated value of our net assets when reported in U.S. dollars in our financial statements. This change in value could negatively impact our business, financial condition, or results of operations as reported in U.S. dollars. In the event that we decide to convert our RMB into U.S. dollars to make payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the RMB will harm the U.S. dollar amount available to us. In addition, fluctuations in currencies relative to the periods in which the earnings are generated may make it more difficult to perform period-to-period comparisons of our reported results of operations.

The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decades-old policy of pegging the value of the RMB to the U.S. dollar, and the RMB appreciated more than 20% against the U.S. dollar over the following three years. However, the PBOC regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rates and achieve policy goals. Between July 2008 and June 2010, the exchange rate between the RMB and the U.S. dollar had been stable and traded within a narrow range. Since June 2010, the RMB has fluctuated against the U.S. dollar, at times significantly and unpredictably. Since October 1, 2016, Renminbi has joined the International Monetary Fund (IMF)’s basket of currencies that make up the Special Drawing Right (SDR) and the U.S. dollar, the Euro, the Japanese yen, and the British pound. In the fourth quarter of 2016, the RMB has depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may announce further changes to the exchange rate system. We cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

There remains significant international pressure on the PRC government to adopt a flexible currency policy. Any significant appreciation or depreciation of the RMB may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our ordinary shares in U.S. dollars. For example, to the extent that we need to convert U.S. dollars we receive from our initial public offering into RMB to pay our operating expenses, appreciation of the RMB against the U.S. dollar would adversely affect the RMB amount we would receive from the conversion. Conversely, a significant depreciation of the RMB against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our ordinary shares.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited. We may not be able to hedge our exposure adequately. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on the price of our ordinary shares.

PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from making loans or additional capital contributions to our PRC operating subsidiaries and thereby prevent us from funding our business.

As an offshore holding company with PRC subsidiaries, we may transfer funds to our PRC subsidiaries by means of loans or capital contributions. Any loans to these PRC subsidiaries, which are foreign-invested enterprises, cannot exceed statutory limits based on the difference between the amount of our investments and registered capital in such subsidiaries, and shall be registered with SAFE, or its local counterparts. Furthermore, any capital increase contributions we make to our PRC subsidiaries, which are foreign-invested enterprises, shall be approved by MOFCOM, or its local counterparts. We may not be able to obtain these government registrations or approvals on a timely basis, if at all. If we fail to receive such registrations or approvals, our ability to provide loans or capital to increase contributions to our PRC subsidiaries may be negatively affected, which could adversely affect their liquidity and our ability to fund and expand their business.

Governmental control of currency conversion may limit our ability to utilize our net revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our net revenues in RMB. Under our current corporate structure, our company in the Cayman Islands relies on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, our PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the overseas investment registrations by the beneficial owners of our company who are PRC residents. But approval from or registration with appropriate government authorities is required where RMB is converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies.

In light of China’s flood of capital outflows in 2016 due to the weakening RMB, the PRC government has imposed more restrictive foreign exchange policies and stepped up scrutiny of major outbound capital movements. More restrictions and a substantial vetting process are put in place by SAFE to regulate cross-border transactions falling under the capital account. The PRC government may also, at its discretion, restrict access in the future to foreign currencies for current account transactions. In the event that the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

We must remit the offering proceeds to PRC before they may be used to benefit our business in the PRC, and this process may take several months.

The proceeds of this offering must be sent back to the PRC, and the process for sending such proceeds back to the PRC may take several months after the closing of this offering. We may be unable to use these proceeds to grow our business until we receive such proceeds in the PRC. To remit the offering proceeds to the PRC, we will take the following actions:

First, we will open a special foreign exchange account for capital account transactions. To open this account, we must submit to State Administration for Foreign Exchange (“SAFE”) certain application forms, identity documents, transaction documents, a form of foreign exchange registration of overseas investments by domestic residents, and foreign exchange registration certificate of the invested company.

Second, we will remit the offering proceeds into this special foreign exchange account.

Third, we will apply for settlement of the foreign exchange. To do so, we must submit to SAFE certain application forms, identity documents, payment order to a designated person, and a tax certificate.

The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary materially. Ordinarily, the process takes several months to complete but is required by law to be accomplished within 180 days of application. Until the abovementioned approvals, the proceeds of this offering will be maintained in an interest-bearing account maintained by us in the United States.

Failure to make adequate contributions to various employee benefit plans required by PRC regulations may subject us to penalties.

We are required under PRC laws and regulations to participate in various government-sponsored employee benefit plans, including certain social insurance, housing funds, and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China, given the different levels of economic development in different locations. In the event that the local governments deem our contribution to be not sufficient, we may be subject to late contribution fees or fines in relation to any underpaid employee benefits, and our financial condition and results of operations may be adversely affected.

Currently, we are making contributions to the plans based on the minimum standards. However, PRC laws required such contributions to be based on the actual employee salaries up to a maximum amount specified by the local government. Therefore, in our consolidated financial statements, we have made an estimate and accrued a provision in relation to the potential make-up of our contributions for these plans and to pay late contribution fees and fines. If we are subject to late contribution fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, making it more difficult for us to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in August 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex, including requirements in some instances that the MOC be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-Monopoly Law requires that the MOC shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by the MOC that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOC, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the MOC or its local counterparts, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC law.

SAFE promulgated the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, in July 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. SAFE Circular 37 is issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose. Vehicles, or SAFE Circular 75. SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which took effect on June 1, 2015. This notice has amended SAFE Circular 37 requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for overseas investment or financing.

In the event that our shareholders who are PRC residents or entities do not complete their registration as required, our PRC subsidiaries may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to us. We may be restricted in our ability to contribute additional capital to our PRC subsidiaries. Moreover, failure to comply with the SAFE registration described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

However, we may not be informed of the identities of all the PRC residents or entities holding a direct or indirect interest in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents or entities have complied with and will in the future make or obtain any applicable registrations or approvals required by SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax on its global income rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of an enterprise’s business, productions, personnel, accounts, and properties. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners like us, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. See “Taxation – People’s Republic of China Enterprise Taxation” on page 123. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities, and uncertainties remain with respect to the interpretation of the term “de facto management body.” As substantially all of our management members are based in China, it remains unclear how the tax residency rule will apply to our case. In the event that the PRC tax authorities determine that Erayak or any of our subsidiaries outside of China is a PRC resident enterprise for PRC enterprise income tax purposes, Erayak or such subsidiary could be subject to PRC tax at a rate of 25% on its worldwide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations.

Furthermore, if the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, gains realized on the sale or other disposition of our ordinary shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC if we are treated as a PRC resident enterprise. Any such tax may reduce the returns on the investment in our ordinary shares.

We may not be able to obtain certain benefits under relevant tax treaties on dividends paid by our PRC subsidiaries to us through our Hong Kong subsidiary.

We are an exempted company incorporated under the laws of the Cayman Islands and, as such, rely on dividends and other distributions on equity from our PRC subsidiaries to satisfy part of our liquidity requirements. Pursuant to the PRC Enterprise Income Tax Law, a withholding tax rate of 10% currently applies to dividends paid by a PRC “resident enterprise” to a foreign enterprise investor, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for preferential tax treatment. Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, such withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC enterprise. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, which became effective in August 2015, require non-resident enterprises to determine whether they are qualified to enjoy the preferential tax treatment under the tax treaties and file relevant report and materials with the tax authorities. There are also other conditions for enjoying the reduced withholding tax rate according to other relevant tax rules and regulations. See “Taxation – People’s Republic of China Enterprise Taxation” on page 123. As of June 30, 2021, December 31, 2020, and 2019, we did not record any withholding tax on the retained earnings of our subsidiaries in the PRC as we intended to re-invest all earnings generated from our PRC subsidiaries for the operation and expansion of our business in China, and we intend to continue this practice in the foreseeable future. Should our tax policy change to allow for offshore distribution of our earnings, we would be subject to a significant withholding tax. We cannot assure you that the relevant tax authority will not challenge our determination regarding our qualification to enjoy the preferential tax treatment. We cannot assure that we will be able to complete the necessary filings with the relevant tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiaries to HK Beach, our Hong Kong subsidiary.

Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

The PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of certain taxable assets, including, in particular, equity interests in a PRC resident enterprise, by a non-resident enterprise by promulgating and implementing Notice of the Ministry of Finance and the State Administration of Taxation on Several Issues Concerning the Enterprise Income Tax Treatment on Enterprise Reorganization (Circular 59) and Announcement No. 7 [2015] of the State Administration of Taxation—Announcement on Several Issues concerning the Enterprise Income Tax on Income from the Indirect Transfer of Assets by Non-Resident Enterprises (Circular 7) which became effective in February 2015. Under Circular 7, where a non-resident enterprise conducts an “indirect transfer” by transferring the equity interests of a PRC “resident enterprise” indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, may be subject to PRC enterprise income tax, if the indirect transfer is considered to be an abusive use of company structure without reasonable commercial purposes. Circular 7 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

Circular 7 extends its tax jurisdiction to indirect transfers and transactions involving the transfer of other taxable assets through the offshore transfer of a foreign intermediate holding company. In addition, Circular 7 provides clear criteria on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. Circular 7 also brings challenges to both the foreign transferor and transferee (or other person obligated to pay for the transfer) of the taxable assets. Where a non-resident enterprise conducts an “indirect transfer” by transferring the taxable assets indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise being the transferor, the transferee, or the PRC entity which directly owned the taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacked a reasonable commercial purpose and was established for the purpose of reducing, avoiding, or deferring PRC tax.

According to the “Enterprise Income Tax Law of the People’s Republic of China” (adopted on March 16, 2007, first amended on February 24, 2017, and second amended on December 29, 2018), if the business dealings between an enterprise and its affiliated parties do not conform to the principle of independent transactions and thus reduce the taxable income or income of the enterprise or its affiliated parties, the tax authorities have the right to adjust in accordance with reasonable methods. The cost incurred by an enterprise and its related parties in developing and accepting intangible assets or providing and receiving labor services together shall be apportioned according to the principle of independent transaction when calculating taxable income.

If a resident enterprise or an enterprise controlled by a resident enterprise and a Chinese resident and established in a country (region) whose actual tax burden is significantly lower than the tax rate level of China’s enterprise income tax, does not allocate or reduce its profits due to reasonable business needs, the portion of the above profits that should belong to the resident enterprise shall be included in the current income of the resident enterprise.

Interest expenses incurred when the ratio of creditor’s rights investment to equity investment accepted by an enterprise from its affiliated parties exceeds the prescribed standard shall not be deducted in the calculation of taxable income.

If an enterprise reduces its taxable income or income by implementing other arrangements without reasonable commercial purposes, tax authorities have the right to adjust them in accordance with reasonable methods.

We face uncertainties on the reporting and consequences on future private equity financing transactions, share exchange, or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation and request our PRC subsidiaries to assist in the filing. As a result, non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed under Circular 59 and Circular 7. They may be required to expend valuable resources to comply with Circular 59and Circular 7 or establish that our non-resident enterprises should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results from operations.

The PRC tax authorities have the discretion under SAT Circular 59 and Circular 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable assets transferred and the cost of investment. Although we currently have no plans to pursue any acquisitions in China or elsewhere in the world, we may pursue acquisitions in the future that may involve complex corporate structures. If we are considered a non-resident enterprise under the PRC Enterprise Income Tax Law and if the PRC tax authorities make adjustments to the taxable income of the transactions under SAT Circular 59 and Circular 7, our income tax costs associated with such potential acquisitions will be increased, which may have an adverse effect on our financial condition and results of operations.

If we become directly subject to the scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, share price and reputation.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism, and negative publicity by investors, financial commentators, and regulatory agencies, such as the SEC. Much of the scrutiny, criticism, and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China, reiterating past SEC and PCAOB statements on matters including the difficulty associated with inspecting accounting firms and audit work papers in China and higher risks of fraud in emerging markets and the difficulty of bringing and enforcing SEC, Department of Justice and other U.S., including in instances of fraud, in emerging markets generally. As a result of this scrutiny, criticism, and negative publicity, the publicly traded stock of many U.S.-listed Chinese companies sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on us, our business, and our share price. In the event that we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation will be costly and time consuming and distract our management from developing our growth. In the event that such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the value of our share.

The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a U.S. stock exchange. On December 2, 2020, the U.S. House of Representatives approved the Holding Foreign Companies Accountable Act. On December 18, 2020, the Holding Foreign Companies Accountable Act was signed into law.

On March 24, 2021, the SEC announced that it had adopted interim final amendments to implement congressionally mandated submission and disclosure requirements of the Act. The interim final amendments will apply to registrants that the SEC identifies as having filed an annual report on Forms 10-K, 20-F, 40-F or N-CSR with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. The SEC will implement a process for identifying such a registrant and any such identified registrant will be required to submit documentation to the SEC establishing that it is not owned or controlled by a governmental entity in that foreign jurisdiction, and will also require disclosure in the registrant’s annual report regarding the audit arrangements of, and governmental influence on, such a registrant.

On June 22, 2021, the U.S. Senate passed a bill which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the Holding Foreign Companies Accountable Act from three years to two, which could reduce the time before our securities may be prohibited from trading or delisted should it be later determined that the PCAOB is unable to inspect or investigate our auditor completely.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the People’s Republic of China, because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. The Company’s auditor, TPS Thayer, is based in Sugar Land, Texas, and therefore is not affected by this mandate by the PCAOB.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Our auditor, TPS Thayer, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our auditor is headquartered in Sugar Land, Texas, and is subject to inspection by the PCAOB on a regular basis.

However, recent developments with respect to audits of China-based companies create uncertainty about the ability of TPS Thayer to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. We cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. In the event it is later determined that the PCAOB is unable to inspect or investigate completely the Company’s auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA ultimately result in a determination by a securities exchange to delist the Company’s securities. It remains unclear what the SEC’s implementation process related to the above rules and amendments will entail or what further actions the SEC, the PCAOB or Nasdaq will take to address these issues and what impact those actions will have on U.S. companies that have significant operations in the PRC and have securities listed on a U.S. stock exchange. In addition, the above rules and amendments and any additional actions, proceedings, or new rules resulting from these efforts to increase U.S. regulatory access to audit information could create some uncertainty for investors, the market price of our ordinary shares could be adversely affected, and we could be delisted if we and our auditor are unable to meet the PCAOB inspection requirement or being required to engage a new audit firm, which would require significant expense and management time.

Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us.

The PRC legal system is based on written statutes and prior court decisions have limited value as precedents. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the legal system in China, including risks and uncertainties regarding the enforcement of laws and that rules and regulations in China can change quickly with little advance notice, and the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties.

Therefore, these risks may result in a material change in business operations, significant depreciation of the value of our ordinary shares, or a complete hinderance of our ability to offer or continue to offer our securities to investors. Recently, the Chinese government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. or other foreign exchange.

Although we have taken measures to comply with the laws and regulations that are applicable to our business operations, including the regulatory principles raised by the CBRC, and avoiding conducting any activities that may be deemed as illegal fund-raising, forming capital pool or providing guarantee to investors under the current applicable laws and regulations, the PRC government authority may promulgate new laws and regulations regulating the direct lending service industry in the future. We cannot assure you that our practices would not be deemed to violate any PRC laws or regulations relating to illegal fund-raising, forming capital pools or the provision of credit enhancement services. Moreover, we cannot rule out the possibility that the PRC government will institute a license requirement covering our industry at some point in the future. If such a licensing regime were introduced, we cannot assure you that we would be able to obtain any newly required license in a timely manner, or at all, which could materially and adversely affect our business and impede our ability to continue our operations.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy, than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, could materially and adversely affect our business and impede our ability to continue our operations.

We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of internet-related businesses and companies, and any lack of requisite approvals, licenses or permits applicable to our business may have a material adverse effect on our business and results of operations.

The PRC government extensively regulates the internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the internet industry. These internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations.

The evolving PRC regulatory system for the internet industry may lead to the establishment of new regulatory agencies. For example, in May 2011, the State Council announced the establishment of a new department, the State Internet Information Office (with the involvement of the State Council Information Office, the MITT, and the Ministry of Public Security). The primary role of this new agency is to facilitate the policy-making and legislative development in this field, to direct and coordinate with the relevant departments in connection with online content administration and to deal with cross-ministry regulatory matters in relation to the internet industry.

The Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunications Business, issued by the MITT in July 2006, prohibits domestic telecommunication service providers from leasing, transferring or selling telecommunications business operating licenses to any foreign investor in any form, or providing any resources, sites or facilities to any foreign investor for their illegal operation of a telecommunications business in China. According to this circular, either the holder of a value-added telecommunication services operation permit or its shareholders must directly own the domain names and trademarks used by such license holders in their provision of value-added telecommunication services. The circular also requires each license holder to have the necessary facilities, including servers, for its approved business operations and to maintain such facilities in the regions covered by its license. If an ICP License holder fails to comply with the requirements and also fails to remedy such non-compliance within a specified period of time, the MITT or its local counterparts have the discretion to take administrative measures against such license holder, including revoking its ICP License.

The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the internet industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, internet businesses in China, including our business. We cannot assure you that we have obtained all the permits or licenses required for conducting our business in China or will be able to maintain our existing licenses or obtain new ones. If the PRC government considers that we were operating without the proper approvals, licenses or permits or promulgates new laws and regulations that require additional approvals or licenses or imposes additional restrictions on the operation of any part of our business, it has the power, among other things, to levy fines, confiscate our income, revoke our business licenses, and require us to discontinue our relevant business or impose restrictions on the affected portion of our business. Any of these actions by the PRC government may have a material adverse effect on our business and results of operations.

Risks Related to Our Business and Industry

We are a holding company, and will rely on dividends paid by our subsidiaries for our cash needs. Any limitation on the ability of our subsidiaries to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our Class A ordinary shares.

We are a Cayman Islands holding company and conduct substantially all of our business through our subsidiaries in China. We may rely on dividends to be paid by our PRC subsidiaries to fund our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict our PRC subsidiaries’ ability to pay dividends or make other distributions to us.

Under PRC laws and regulations, our PRC subsidiaries may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, wholly foreign-owned enterprises are required to set aside at least 10% of their accumulated after-tax profits each year, if any, to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital.

Our PRC subsidiaries generate primarily all of their revenue in Renminbi, which is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of any one of our PRC subsidiaries to use its Renminbi revenues to pay dividends to us. The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by SAFE for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of our PRC subsidiary to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

In addition, the Enterprise Income Tax Law, or EIT, and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated. Any limitation on the ability of our PRC subsidiary to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC entity. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including, without limitation, that (a) the Hong Kong entity must be the beneficial owner of the relevant dividends; and (b) the Hong Kong entity must directly hold no less than 25% share ownership in the PRC entity during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong entity must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, Erayak HK. As of the date of this prospectus, Zhejiang Leiya currently does not have plan to declare and pay dividends to Erayak HK and we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Erayak HK intends to apply for the tax resident certificate when Zhejiang Leiya plans to declare and pay dividends to Erayak HK. When Zhejiang Leiya plans to declare and pay dividends to Erayak HK and when we intend to apply for the tax resident certificate from the relevant Hong Kong tax authority, we plan to inform the investors through SEC filings, such as a current report on Form 6-K, prior to such actions.

The considerable uncertainty in Chinese economic growth could hurt demand of our products.

While China has grown significantly over the past two decades, the growth rate may decrease due to uncertainties with respect to national structural control and other factors. If China’s economic condition continues to slow or materially decline, demand for our products might decrease accordingly. Therefore, our business might be adversely affected by the prolonged slowdown in the economic condition, which would negatively affect sales of our products, operations of our company, and our financial conditions.

Tariffs could materially have a negative impact on the demand for our products.

Import tariffs, other trade barriers, and protectionist policies could negatively affect various metal and semiconductor prices and our exports to international markets, particularly the United States. Such import barriers adversely affect our company’s business by limiting our access to or competitiveness in foreign markets. For example, our company might anticipate a significant increase in the cost of goods for our sales to the United States due to tariffs on metal alloy and other metal products imports imposed by the US government. The US government imposed a 25% tariff on semiconductors from China in July 2018 and a 10% tariff on aluminum imports in March 2018 under “Section 232” from nearly all foreign countries. You should not expect that our sales of products would continue to offset the potential increase in the pricing of the metal and semiconductor products due to any increased tariffs. As a result of increasing costs, our potentially increased pricing could harm our operations and financial conditions.

Recent trade policy initiatives announced by the United States administration against China may adversely affect our business.

On August 14, 2017, the President of the United States issued a memorandum instructing the United States Trade Representative (“USTR”) to determine whether to investigate under section 301 of the United States Trade Act of 1974 (Trade Act) the laws, policies, practices, or actions of the Chinese government that may be unreasonable or discriminatory and that may be harming United States intellectual property rights, innovation, or technology development. Based on information gathered in that investigation, the USTR published a report on March 22, 2018, on the Chinese government’s acts, policies, and practices supporting findings that are unreasonable or discriminatory and burden or restrict United States commerce. On March 8, 2018, the President exercised his authority to issue significant tariffs on imports of steel and aluminum from several countries, including China. Subsequently, the USTR announced an initial proposed list of 1,300 goods imported from China that could be subject to additional tariffs and initiated a dispute with the World Trade Organization against China for alleged unfair trade practices. The President has indicated that his two primary concerns to be addressed by China are (i) a mandatory $100 billion reduction in the China/United States trade deficit and (ii) limiting the planned $300 billion Chinese government support for advanced technology industries, including artificial intelligence, semiconductors, electric cars, and commercial aircraft. On July 6, 2018, the United States initially imposed 25% tariffs on $34 billion worth of Chinese goods, including agriculture and industrial machinery, which prompted the Chinese government to initially impose tariffs on $34 billion worth of goods from the United States, including beef, poultry, tobacco, and cars. Since July 2018, the United States imposed tariffs on $250 billion worth of Chinese products and has threatened tariffs on $325 billion more. In response, China imposed tariffs on $110 billion worth of US goods and threatened qualitative measures that would affect US businesses operating in China. In May 2019, the United States raised the tariffs on $100 billion of Chinese products to 25% from 10%. Tariffs were expected to increase further to 30% on October 15, 2019. However, the increase was suspended pending negotiation of a “phase one” trade agreement with China. On August 1, 2019, President Trump announced a new 10% ad valorem duty on additional goods imported from China, which amount was then increased to 15% on August 23, 2019. The new tariff at the rate of 15% became effective on September 1, 2019 with respect to certain categories of goods and was expected to become effective for additional categories of goods on December 15, 2019. On December 13, 2019 the US and China signed a “phase one” trade agreement, which avoided the imposition of additional tariffs. However, there can be no assurances that the US or China will not increase tariffs or impose additional tariffs in the future.

In addition to the proposed retaliatory tariffs, the President has also directed the US Secretary of the Treasury to develop new restrictions on Chinese investments in the US to prevent Chinese-controlled companies and funds from acquiring US firms with sensitive technologies. A Foreign Investment Risk Review Modernization Act was introduced to Congress for review to modernize the restrictive powers imposed by the Committee on Foreign Investment in the United States.

This evolving policy dispute between China and the United States will likely impact the Chinese economy and discretional consumer spending significantly, directly and indirectly. We cannot assure that we will not be adversely affected by any governmental actions taken by either China or the United States, perhaps materially. Given the positions of the respective trade representatives, it is impossible to predict the outcome of this dispute or whether it will involve other agencies or entities brought in to resolve the policy differences of the two countries. Furthermore, any political or trade controversies, events, or crises between the United States and China or proxies thereof, could reduce the price of our Class A ordinary shares since we are a US-listed company operating in China.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Pursuant to the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, promulgated by SAFE in 2012, or SAFE Notices No. 7, PRC citizens and non-PRC citizens who reside in China for a continuous period of no less than one year who participate in any stock incentive plan of an overseas publicly listed company offered to the director, supervisor, senior management and other employees of, and any individual who has labor relationship with its domestic affiliated entities are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our directors, executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of no less than one year and who have been granted stock options will be subject to these regulations when our company becomes an overseas listed company upon the completion of this offering. Failure to complete the SAFE registrations for our employee incentive plans after our listing may subject them to fines and legal sanctions, and may also limit our ability to contribute additional capital into our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

In addition, the State Administration of Taxation, or SAT, has issued certain circulars concerning employee stock options and restricted shares. Under these circulars, our employees working in China who exercise stock options or are granted restricted shares will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee stock options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options or are granted with restricted shares. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC governmental authorities.

U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in China.

Any disclosure of documents or information located in China by foreign agencies may be subject to jurisdiction constraints and must comply with China’s state secrecy laws, which broadly define the scope of “state secrets” to include matters involving economic interests and technologies. There is no guarantee that requests from U.S. federal or state regulators or agencies to investigate or inspect our operations will be honored by us, by entities who provide services to us or with whom we associate, without violating PRC legal requirements, especially as those entities are located in China. Furthermore, under the current PRC laws, an on-site inspection of our facilities by any of these regulators may be limited or prohibited.

Our business is also affected by global economic conditions.

As we offer a broad range of products exported to more than twenty (20) countries and regions such as Japan, England, Germany, France, Spain, Switzerland, Sweden, the Netherlands, the U.S., Canada, Mexico, and Australia, our products depend upon factors relating to global economic conditions such as consumers, employment rates, the amounts of consumers’ disposable income, business conditions, interest rates, consumer debt, availability of credit, and applicable taxation in regional and local markets where we sell our products. Therefore, changes in global economic conditions and other factors beyond our control, could adversely affect our operations and financial conditions.

Our revenue will decrease if the industries in which our customers operate experience a protracted slowdown.

Our products mainly serve as key components in projects and machines operated by our customers in a broad range of industries. Therefore, we are subject to the general changes in economic conditions affecting those industry segments of the economy. If the industry segments in which our customers operate do not grow or a contraction in those industries, demand for our products will decrease. Demand for our products is typically affected by many overarching economic factors, including, but not limited to, interest rates, the availability and magnitude of private and governmental investment in infrastructure projects, and the health of the overall global economy. If there is a decline in economic activity in China and the other markets in which we operate or a protracted slowdown in industries on which we rely for our sales, our products’ demand and revenue will likewise decrease.

We operate in a competitive industry. If we are unable to compete successfully, we may lose market share to our competitors.

The domestic market in China for power solution products and related products is highly competitive. Our current or potential competitors include major generator manufacturers in China and overseas. Some of our competitors may have greater brand recognition, a larger group of customers or vendors, longer operating histories, and marketing resources than we do. Customers may weigh their experience and resources over us in various ways, increasing our competitor’s respective market shares.

You should not expect that we will compete successfully against current or potential competitors. Such competitive pressures may have a material and adverse effect on our business, financial condition, and results of operations. Failure to compete successfully against existing or new competitors may cause us to lose market share, customers, and other business relationships.

Competition within the generator industry may adversely affect our ability to sell our products, and excess production capacity in the industry could put downward pressure on generator prices.

We compete with numerous other power solution producers in various regions of the PRC and, to a lesser extent, generator producers from other countries. This competition affects the prices we can sell our products and our ability to retain or attract customers. In addition, if the currencies of our foreign competitors decline against the RMB, those competitors may be able to offer lower prices to our customers than we can.

In the past, high demand for generators and attractive pricing brought new investors to the generator industry, leading to added production capacity. Subsequent overcapacity in the industry has contributed and may continue to contribute, to lower generator prices. In addition, lower generator prices set by our competitors may also put downward pressure on generator prices.

Any decline in the availability or increase in the cost of raw materials and energy resources could materially affect our earnings.

The principal raw materials used to manufacture our products are various grades and forms of glass, ceramic, plastic film, silicon, and metals. Our microchips, field tubes, resistors, and capacitors manufacturing operations depend heavily on the availability of various raw materials and energy resources. Due to the COVID-19 pandemic and the increasing usage of virtual currency and electronic products in the past two years, the price of raw materials we use in our production encountered a dramatic increase in 2020 and 2021, reaching an increase of 30%-50%. Although the Chinese government has taken actions to alleviate this situation in the next 2-3 years, this could decrease profit and damage our reputation in our industry. If our raw material and energy costs increase, we may not be able to pass these higher costs on to our customers in full or at all. Any increase in raw materials or energy resources could materially increase our costs and therefore lower our earnings.

Additionally, the increase in price in commodities will also pose a negative effect on our products. After the pandemic, inflation has affected the pricing scale in many commodities, such as products made of copper, aluminum, ferroalloy, and other rare metals. Since our manufacture relies heavily on these materials, this could materially impact our procurement process.

We traditionally have had substantial customer concentration, with a limited number of customers accounting for a substantial portion of our revenues.

Our top two customers accounted for 32.76% of revenues for the six months ended June 30, 2021, and the amount due from these customers included in accounts receivable was $1,725,286, representing 44.49% of total accounts receivable. Our top three customers accounted for 41% of revenues for the year ended December 31, 2020, and the amount due from these customers included in accounts receivable was $3,198,122, representing 63% of total accounts receivable. There are inherent risks whenever a large percentage of total revenues are concentrated with a limited number of customers. It is not possible for us to predict the future level of demand for our services that will be generated by these customers or the future demand for the products and services of these customers in the end-user marketplace. In addition, revenues from our top five customers may fluctuate from time to time based on the commencement and completion of projects, the timing of which may be affected by market conditions or other factors, some of which may be outside of our control. Further, some of our contracts with our top five customers permit them to terminate our services at any time (subject to notice and certain other provisions). If any of our top five customers    experience declining or delayed sales due to market, economic or competitive conditions, we could be pressured to reduce the prices we charge for our services or we could lose the customer. Any such development could have an adverse effect on our margins and financial position and would negatively affect our revenues and results of operations and/or trading price of our ordinary shares.

The loss of any of our key customers could reduce our revenues and our profitability.

We consider our major customers in each period to be those customers that accounted for more than 10% of our revenue in such period. We had two and three such major customer for the fiscal years ended December 31, 2021, and 2020, respectively. As most of our revenues are driven by customers’ orders for power solution products, there can be no assurance that we will maintain or improve the relationships with customers who do not have long-term contracts with us. Our major customers often change each period based on when a given order is placed. In the event that we cannot maintain long-term relationships with major customers or replace major customers from period to period with equivalent customers, the loss of such sales could harm our business, financial condition, and results of operations.

The loss of any of our key vendors could have a materially adverse effect on our results of operations.

We consider our major vendors in each period to be those vendors that accounted for more than 10% of overall purchases in such period. We had no such major suppliers for the fiscal years ended December 31, 2021, and 2020. We purchase raw materials on the market at prevailing market prices. We believe that currently we can locate replacement vendors readily on the market for prevailing prices and not have significant difficulty replacing a given vendor. However, there is no guarantee that we would not develop significant reliance on certain vendors in the future. Any difficulty in replacing such a vendor could adversely affect our company’s performance to the extent it results in higher prices, a slower supply chain, and ultimately less desirable results of operations.

We have engaged in transactions with related parties, and such transactions present possible conflicts of interest that could have an adverse effect on our business and results of operations.

We have entered into a number of transactions with related parties, including our shareholders, directors, and executive officers. See “Related Party Transactions” on page 107. For example, in January 2018, Zhejiang Leiya entered into a 20-year factory workshop leasing agreement with Wenzhou Ailefu Furniture Tech Limited Company, an entity indirectly 100% owned by Lingyi Kong, our Chief Executive Officer and Chairman. The factory is located at Wenzhou Economic Technological Development Zone, Binghai Fourth Blvd. No. 528. The total rent for the property is RMB 70,489,500, or approximately $10,900,720, which as of December 31, 2020 has been paid upfront, through the lease term ending December 31, 2037. If Wenzhou Ailefu defaults on the leasing agreement, we may lose a portion, or even a substantial portion, of the rent that has been paid upfront.

We may in the future enter into additional transactions with entities in which members of our board of directors and other related parties hold ownership interests. Transactions with the entities in which related parties hold ownership interests present potential for conflicts of interest, as the interests of these entities and their shareholders may not align with the interests of the Company and our unaffiliated shareholders with respect to the negotiation of, and certain other matters related to, our purchases from and other transactions with such entities. Conflicts of interest may also arise in connection with the exercise of contractual remedies under these transactions, such as default.

Our Board of Directors has currently authorized the Audit Committee upon its formation to review and approve all material related party transactions. We rely on the laws of the Cayman Islands, which provide that the directors owe a duty of care and a duty of loyalty to our company. Under Cayman Islands law, our directors have a duty to act honestly, in good faith, and view our best interests. Our directors also have a duty to exercise the care, diligence, and skills that a reasonably prudent person would exercise in comparable circumstances. See “Description of Ordinary Shares—Differences in Corporate Law” on page 116 for additional information on our directors’ fiduciary duties under Cayman Islands law. Nevertheless, we may have achieved more favorable terms if such transactions had not been entered into with related parties. These transactions, individually or in the aggregate, may have an adverse effect on our business and results of operations or may result in government enforcement actions other litigation.

Any disruption in the supply chain of raw materials and our products could adversely impact our ability to produce and deliver products.

As to the products we manufacture, we must manage our supply chain for raw materials and delivery of our products. Supply chain fragmentation and local protectionism within China further complicate supply chain disruption risks. Local administrative bodies and physical infrastructure built to protect local interests pose transportation challenges for raw material transportation and product delivery. In addition, profitability and volume could be negatively impacted by limitations inherent within the supply chain, including competitive, governmental, legal, natural disasters, and other events that could impact supply and price. Any of these occurrences could cause significant disruptions to our supply chain, manufacturing capability, and distribution system that could adversely impact our ability to produce and deliver products.

Our inability to raise capital could have a material adverse effect on our financial condition and the results of operations.

Our production can be improved with additional production facilities and better equipment within the plant. We are raising capital through this offering to grow our business by investing in product research and development, international management and operations, marketing and business development, and automation transformation and production workshop. In the event we are unable to raise capital and is unable to execute our business plan successfully. In that case, our customers may experience a substantial delay in receiving our products, which could have a material adverse effect on our business relationship with them and our financial conditions.

We will require substantial additional funding in the future. There is no assurance that additional financing will be available to us.

We have been dependent upon bank loans and proceeds received from shareholders’ equity contributions to meet our capital requirements in the past. We may require substantial additional funding in the future to meet our capital requirements for our generator products and high-end product development and to maintain operations and improve financial performance; however, we cannot assure you that we will be able to obtain capital in the future. In the event that we were unable to meet our future funding requirements for working capital and for general business purposes, we could experience operating losses and limit our marketing efforts and decrease or eliminate capital expenditures. In addition, our operating results, our business results, and our financial position would be adversely affected. In the event that adequate additional financing is not available on reasonable terms, we may not be able to undertake our expansion plan or purchase additional equipment for our operations, and we would have to modify our business plans accordingly.

A rapid expansion could significantly strain our resources, management, and operational infrastructure, impairing our ability to meet increased demand for our products and hurt our business results.

To accommodate our anticipated growth, we will need to expend capital resources and dedicate personnel to implement and upgrade our accounting, operational and internal management systems and enhance our record-keeping and contract tracking system. Such measures will require us to dedicate additional financial resources and personnel to optimize our operational infrastructure and to recruit more personnel to train and manage our growing employee base. In the event that we cannot successfully implement these measures efficiently and cost-effectively, we will be unable to satisfy the demand for our products, which will impair our revenue growth and hurt our overall financial performance.

We may encounter problems related to our operational and financial systems and controls during any growth, including quality control and delivery and production capacities.

Any significant growth in the market for our products or our entry into new markets may require additional employees for managerial, operational, financial, and other purposes. As of the date of this prospectus, we have 120 employees. We would also need to continue to expand, train and manage our employees. Continued future growth will impose significant added responsibilities upon our management to identify, recruit, maintain, integrate, and motivate new employees.

We may encounter a working capital shortage, as we may need additional funds to finance the purchase of materials and supplies, develop new products, and hire additional employees.

We will be required to continue improving our operations, management, and financial systems and controls for effective growth management. Our failure to manage growth effectively may lead to operational and financial inefficiencies, which will negatively affect our profitability. We cannot assure investors that we will be able to timely and effectively meet increased demand and maintain the quality standards required by our existing and potential customers.

We may need to compensate our CEO and CFO at market rate, our results of operations may be negatively affected.

For the year ended December 31, 2021, our CEO and CFO received $29,303 and $17,238 respectively, and $11,577 and $11,939 for the fiscal years ended December 31, 2020, respectively, as compensation, which we believe are below market rate. If, in the future, we need to compensate our CEO and CFO at a competitive market rate, our operating results and available cash flow would be negatively impacted accordingly.

We rely on short-term borrowings for our liquidity. Our outstanding and future indebtedness may adversely affect our available cash flow and our ability to operate our business. In addition, we may not be able to obtain additional capital when desired, on favorable terms or at all.

Our liquidity relies significantly on short-term borrowings. As of December 31, 2021, we had 9 outstanding short-term loans provided by four banks, totaling RMB 25,990,168 in the aggregate, or approximately $4.08 million and as of December 31, 2020, we have 7 outstanding short-term loans provided by two banks, totaling RMB 25,336,533 in the aggregate, or approximately $3.88 million.

The Company also have bank acceptance notes outstanding with the banks and is required to keep certain amounts on deposit that are subject to withdrawal restrictions. As of December 31, 2021 and 2020, restricted cash was $0 and $3,601,533, respectively. No cash is restricted to assure future credit availability.

However, we need to make continued investments in facilities, hardware, software, technological systems and to retain talents to remain competitive. Due to the unpredictable nature of the capital markets and our industry, there can be no assurance that we will succeed in obtaining renewals on our loans or raise additional capital on favorable terms, if at all, which could significantly increase our future interest expense and adversely impact our business, results of operations, financial condition, and prospects. In the event that we are unable to obtain short-term financing in an amount sufficient to support our operations, it may be necessary to suspend or curtail our operations, which would have a material adverse effect on our business and financial condition. In that event, current stockholders would likely experience a loss of most of or all of their investment.

Further, if we increase to our level of indebtedness, in the future, it could:

●	require us to dedicate a portion of our cash flow from operations to payments on our indebtedness, which could reduce the availability of cash flow to fund acquisitions, start-ups, working capital, capital expenditures and other general corporate purposes;

●	limit our ability to borrow money or sell stock for working capital, capital expenditures, debt service requirements and other purposes;

●	limit our flexibility in planning for, and reacting to, changes in our industry or business;

●	make us more vulnerable to unfavorable economic or business conditions; and

●	limit our ability to make acquisitions or take advantage of other business opportunities.

In the event we incur additional indebtedness, the risks described above could increase.

We have a high debt to asset ratio, which may put us at high risk of default on our loans.

As of December 31, 2021, we had $16,576,131 in total liabilities and $23,470,453 in total assets and as of December 31, 2020, we had $18,750,919 in total liabilities and $22,127,296 in total assets. We have a high debt to asset ratio and a deficit in working capital, which may put us at high risk of default on our loans under certain circumstances, such as interest rates rising suddenly causing us unable to make our payments to the banks. If we default on our loans, we will be subject to penalties pursuant to our agreements with the banks and our business and financial condition will be materially adversely affected. In that event, our stockholders would likely experience a loss of most of or all of their investment.

Borrowings guaranteed by related parties mat result in conflicts of interests in the payment of our obligations.

Our short-term borrowings are guaranteed by our major shareholders, their families and related companies that provide working capitals to us to support our operations when needed. Conflicts of interest may cause us to repay these obligations ahead of other, more important claims, to protect the personal assets of our major shareholders, their families and related companies.

We cannot assure you that our internal growth strategy will be successful, which may negatively impact our growth, financial condition, results of operations, and cash flow.

One of our strategies is to grow internally through increasing the development of new products and improve the quality of existing products. However, many obstacles to this expansion exist, including, but not limited to: increased competition from similar businesses; our ability to improve our products and product mix to realize the benefits of our research and development efforts; international trade and tariff barriers; unexpected costs; costs associated with marketing efforts abroad and maintaining attractive foreign exchange rates. Therefore, we cannot assure you that we will be able to successfully overcome such obstacles and establish our products in any additional markets. Our inability to implement this internal growth strategy successfully may negatively impact our growth, future financial condition, results of operations, or cash flows.

Our business depends on the continued efforts of our senior management. If one or more of our key executives were unable or unwilling to continue their present positions, our business might be severely disrupted.

Our business operations depend on the continued services of our senior management, particularly the executive officers named in this prospectus. While we have provided incentives to our management, we cannot assure you that we can continue to retain their services. If one or more of our key executives were unable or unwilling to continue in their present positions, we might not be able to replace them easily or at all. The loss may constrain our future growth and severely disrupt our business. Our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain qualified personnel. In addition, although we have entered into confidentiality and non-competition agreements with our management, there is no assurance that any member of our management team will not join our competitors or form a competing business. In the event that any dispute arises between our current or former officers and us, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may be unable to enforce them at all.

Our business is substantially dependent upon our key research and development personnel who possess valuable skills in our industry, and we may have to compete for their services actively.

We compete for qualified personnel with other power solution products manufacturing companies. Intense competition for personnel could cause our compensation costs to increase, which could have a material adverse effect on our operations and financial performance results. Our future success and ability to grow our business will depend in part on the continued service of these individuals and our ability to identify, hire and retain additional qualified personnel. If we cannot attract and retain qualified employees, we may not be able to meet our business and financial goals.

If we fail to protect our intellectual property rights, it could harm our business and competitive position.

We rely on a combination of patent, trademark, and domain name laws and non-disclosure agreements, and other methods to protect our intellectual property rights. Our Chinese subsidiaries and our Chairman, together, own 21 patents and 3 trademarks. All 21 patents and 3 trademarks have been registered with regulatory agencies such as the State Intellectual Property Office and Trademark Office of China’s State Administration for Industry and Commerce (“SAIC”). One trademark has been registered with the United States Patent and Trademark Office (“USPTO”) and the Intellectual Property Office of the United Kingdom, effective in Great Britain and Northern Ireland.

The process of seeking patent protection can be lengthy and expensive, and our existing and future patents may be insufficient to provide us with meaningful protection or commercial advantage. Our patents and patent applications may also be challenged, invalidated, or circumvented.

In accordance with Chinese intellectual property laws and regulations, we will have to renew our trademarks once the terms expire. However, patents are not renewable. Our 21 design patents have only 10 years of protection. Once these patents expire, our products may lose some market share if our competitors copy them. Then, our business revenue might suffer some loss as well.

Implementation of PRC intellectual property laws and regulations has historically been lacking, primarily because of ambiguities in the PRC laws and enforcement difficulties. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other western countries. Furthermore, policing unauthorized use of proprietary technology is difficult and expensive. We may need to resort to litigation to enforce or defend patents issued to us or to determine the enforceability, scope, and validity of our proprietary rights or those of others. Such litigation and an adverse determination in any such litigation, if any, could result in substantial costs and diversion of resources and management attention, which could harm our business and competitive position.

Our financial and operating performance may be adversely affected by epidemics, natural disasters, and other catastrophes.

Our business, financial and operating performance could be materially and adversely affected by the outbreak of epidemics or pandemics, including but not limited to the 2019 novel coronavirus (COVID-19), swine influenza, avian influenza, middle east respiratory syndrome (MERS-CoV), and severe acute respiratory syndrome (SARS-CoV). As a result of the ongoing COVID-19 pandemic, we expect our operation to experience slowdown or temporary suspension in production. Our business could be materially and adversely affected if the slowdown or suspension continues for a long period. During such an epidemic outbreak, China may adopt certain hygiene measures, including quarantining visitors from places where any contagious diseases were rampant. Those restrictive measures adversely affected and slowed down the national economic development during that period. Any prolonged restrictive measures to control the contagious disease or other adverse public health developments in China or our targeted markets may have a material and adverse effect on our business operations.

Similarly, natural disasters, wars (including the potential of war), terrorist activity (including threats of terrorist activity), social unrest and heightened travel security measures instituted in response, and travel-related accidents, as well as geopolitical uncertainty and international conflict, will affect travel volume and may, in turn, have a material adverse effect on our business and results of operations. In addition, we may not be adequately prepared in contingency planning or recovery capability in relation to a major incident or crisis. As a result, our operational continuity may be adversely and materially affected, which in turn may harm our reputation.

Our business could be materially harmed by the ongoing coronavirus (COVID-19) pandemic.

Recently, a global pandemic of a novel strain of coronavirus (COVID-19) first emerged in China in December 2019 and has spread globally. The pandemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities in China for the first half of 2020. In March 2020, the World Health Organization declared COVID-19 as a global pandemic. Furthermore, the effects of a subvariant of the Omicron variant of COVID-19, which may spread faster than the original Omicron variant, as well as the effects of any new variants and subvariants which may develop, including any actions taken by governments, may have the effect of increasing the already-existing supply chain problems or slowing our sales. Moreover, China’s policy of effecting closures to avoid infections, including the recent lockdown in many provinces and municipalities in China, could affect our results of operations.

Given the rapidly expanding nature of the COVID-19 pandemic in China and globally, we believe there is a substantial risk that our business, results of operations, and financial condition will be adversely affected. Potential impact on our operations will also depend on future developments and new information that may emerge regarding the duration and severity of COVID-19 and the actions taken by government authorities and other entities to contain COVID-19 or mitigate its impact, almost all of which are beyond our control.

The virus and the measures to contain its spread have resulted in business and manufacturing disruptions in our markets, impacted the business activities of e-commerce merchants, and other ecosystem participants (such as logistics networks and payment channels in the affected markets) and disrupted the global supply chain. Some of our merchants and suppliers with whom we maintain business relationships have reduced or suspended, or may in the future reduce or suspend, their selling activities due to operational constraints or global supply chain disruptions.

The impacts of COVID-19 on our business, financial condition, and results of operations include, but are not limited to, the following:

●	Wenzhou entered into a city-wide lockdown on February 3, 2020. We temporarily closed our offices and production facilities to adhere to the lockdown policy in the beginning of February 2020, as required by relevant PRC regulatory authorities. Our offices reopened on February 18, 2020, and production facilities have been fully operational since then.

●	Our domestic sales started to recover since the second half of fiscal 2020. Our sales in China increased from $9.56 million in 2020 to $10.64 million in 2021, representing a 11.30% increase. Besides, international demand continuously increased because of the changes in vacationing style during the COVID-19 pandemic.

●	From fiscal 2020 to fiscal 2021, our account receivables decreased by approximately $3.38 million, partially due to increased cash sales due to economic recovery from COVID-19 pandemic.

●	Our workforce remains stable during 2020 and 2021. The implementation of various safety measures has increased the total cost of our operation. We are required to provide our employees with protective gear and regularly monitor and trace the health condition of our employees. Workers are also required to practice social distancing during mealtime at our cafeteria.

The global stock markets have experienced and may continue to experience a significant decline from the COVID-19 outbreak. The price of our ordinary shares may decline significantly after the consummation of this offering, in which case you may lose your investment. Because of the uncertainty surrounding the COVID-19 outbreak, the business disruption and the related financial impact related to the outbreak of and response to the coronavirus cannot be reasonably estimated at this time.

If we cannot continue to innovate or fail to adapt to changes in our industry, our business, financial condition, and results of operations would be materially and adversely affected.

The power solution products industry has trends of developing high-end and high-tech products to fulfill the changing customers’ demands. Furthermore, our competitors are constantly developing innovations in different generator products to enhance customers’ experience. We continue to invest significant resources in our infrastructure, research and development, and other areas to enhance our existing products and introduce new products that will attract more participants to our marketplaces. The changes and developments in our industry may also require us to re-evaluate our business model and adopt significant changes to our long-term strategies and business plan. Our failure to innovate and adapt to these changes would have a material adverse effect on our business, financial condition, and results of operations.

If we fail to promote and maintain our brand effectively and cost-efficient, our business and results of operations may be harmed.

We believe that developing and maintaining awareness of our brand effectively is critical to attracting new and retaining existing clients. Successful promotion of our brand and our ability to attract clients depend largely on the effectiveness of our marketing efforts and the success of the channels we use to promote our products. Currently, we promote our brand through print media advertising, video advertising, billboard advertising, and internet promotions. Our future marketing efforts will likely require us to incur significant additional expenses. These efforts may not result in increased revenues in the immediate future or at all, and, even if they do, any increases in revenues may not offset the expenses incurred. If we fail to promote and maintain our brand while incurring substantial expenses successfully, our results of operations and financial condition would be adversely affected, which may impair our ability to grow our business.

New lines of business or new products may subject us to additional risks.

From time to time, we may implement new lines of business or offer new products within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly when the markets are not fully developed. In developing and marketing new lines of business and/or new products, we may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products may not be achieved, and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives, and shifting market preferences, may also impact the successful implementation of a new line of business or a new product. Furthermore, any new line of business and/or new products could significantly impact the effectiveness of our system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new products could have a material adverse effect on our business, results of operations, and financial condition.

We will be a “controlled company” within the meaning of the Nasdaq Stock Market Rules and Nasdaq Capital Market rules if, after this offering, our insiders continue to beneficially own more than 50% of our outstanding ordinary shares.

Before the completion of this Offering, our Chairman Lingyi Kong is deemed to beneficially own ordinary shares through Erayak International Limited, a British Virgin Islands company, holding 1,000,000 Class B ordinary shares, which represent all of our issued and outstanding shares. Accordingly, Lingyi Kong has the sole voting and dispositive power of 88.5% of our issued and outstanding shares. Accordingly, the Company is a “controlled company” under applicable Nasdaq listing standards, and we expect to continue to be a controlled company after the Offering. We will rely, on certain exemptions from corporate governance rules, on including an exemption from the rule that a majority of our board of directors must be independent directors. Although we currently do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption in the future. In the event that we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors, and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Our status as a controlled company could cause our ordinary shares to look less attractive to certain investors or otherwise harm our trading price. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

In addition, even if we cease to be a controlled company, we may still rely on exemptions available to foreign private issuers, including being able to adopt home country practices in relation to corporate governance matters.

We may evaluate and potentially consummate strategic investments or acquisitions from time to time, which could require significant management attention, disrupt our business, and adversely affect our financial results.

We may evaluate and consider strategic investments, combinations, acquisitions, or alliances to further increase the value of our products and better serve our clients. These transactions could be material to our financial condition and results of operations if consummated. Even if we can identify an appropriate business opportunity, there is no guarantee that we may be able to consummate the transaction successfully. Even if we do consummate such a transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of such a transaction.

Strategic investments or acquisitions will involve risks commonly encountered in business relationships, including:

●	difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products, and services of the acquired business;

●	the inability of the acquired technologies, products, or businesses to achieve expected levels of revenue, profitability, productivity, or other benefits;

●	difficulties in retaining, training, motivating, and integrating key personnel;

●	diversion of management’s time and resources from our normal daily operations;

●	difficulties in successfully incorporating licensed or acquired technology and rights into our products;

●	difficulties in maintaining uniform standards, controls, procedures, and policies within the combined organizations;

●	difficulties in retaining relationships with clients, employees, and suppliers of the acquired business;

●	risks of entering markets in which we have limited or no prior experience;

●	regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business;

●	assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights or increase our risk for liability;

●	failure to successfully further develop the acquired technology;

●	liability for activities of the acquired business before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities, and other known and unknown liabilities; and

●	potential disruptions to our ongoing businesses.

We may not make any investments or acquisitions. Furthermore, our future investments or acquisitions may not be successful, benefit our business strategy, generate sufficient revenues to offset the associated acquisition costs, or otherwise result in the intended benefits. In addition, we cannot assure you that any future investment in or acquisition of new businesses or technology will lead to the successful development of new or enhanced products or that any new or enhanced products, if developed, will achieve market acceptance or prove to be profitable.

A lack of insurance coverage could expose us to significant costs and business disruption.

We may not have acquired sufficient insurance to cover our business’s assets, property, and potential liability. The lack of insurance could leave our business inadequately protected from loss. If we were to incur substantial losses or liabilities due to fire, explosions, floods, other natural disasters or accidents, or business interruption, our results of operations could be materially and adversely affected. So far, we have only purchased insurance with PICC Property and Casualty Company Limited. Our coverage does not expand beyond the need to replace our factory equipment in case of damage.

If product liability lawsuits are brought against us, we may incur substantial liabilities.

We face a potential risk of product liability. For example, we may be sued if any of our products allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

●	decreased demand for products that we may offer for sale;

●	injury to our reputation;

●	costs to defend the related litigation;

●	a diversion of management’s time and our resources;

●	substantial monetary awards to trial participants or patients; and

●	product recalls, withdrawals or labeling, marketing or promotional restrictions.

We currently do not maintain any product liability insurance. We may obtain product liability insurance in the future. However, there is no guarantee that we will be able to obtain product liability insurance or that such insurance will be affordable or sufficient. If we are unable to obtain or retain sufficient product liability insurance coverage, it could prevent or inhibit the commercialization of products we develop. Even if we obtain product liability insurance in the future, we may have to pay amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.

Warranty claims and product recalls could harm our business, results of operations and financial condition.

We face an inherent business risk of exposure to warranty claims in the event that our products fail to perform as expected or such failure of our products results, or is alleged to result, in bodily injury or property damage (or both). In addition, if any of our designed products are or are alleged to be defective, we may be required to participate in their recall. A successful warranty claim against us in excess of our available insurance coverage, if any, and established reserves, or a requirement that we participate in a product recall, could have material adverse effects on our business, results of operations and financial condition. Additionally, in the event that our products fail to perform as expected or such failure of our products results in a recall, our reputation may be damaged, which could make it more difficult for us to sell our products to existing and prospective customers and could materially adversely affect our business, results of operations and financial condition.

Since a defect or failure in our product could give rise to failures in the goods that incorporate them (and claims for consequential damages against our customers from their customers), we may face claims for damages that are disproportionate to the revenue and profits we receive from the products involved. To the extent that we are liable for damages in excess of the revenue and profits we received from the products involved, our results of operations and financial condition could be materially adversely affected.

We may be exposed to liabilities under the Foreign Corrupt Practices Act. Any determination that we violated the Foreign Corrupt Practices Act could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute to obtain or retain business. We will have operations, agreements with third parties, and sales in South-East Asia, which may experience corruption. Our existing business in Asia creates the risk of unauthorized payments or offers of payments by one of our company’s employees, consultants, or sales agents because these parties are not always subject to our control. It will be our policy to implement safeguards to discourage these practices by our employees. Also, our existing safeguards and any future improvements may prove to be less than effective. The employees, consultants, or sales agents of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions. We may be subject to other liabilities, which could negatively affect our business, operating results, and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

If we fail to implement and maintain effective internal control over financial reporting, our ability to accurately report our financial results may be impaired, adversely impacting investor confidence and the market price of our ordinary shares.

Prior to this offering, we were a private company with limited accounting personnel and other resources for addressing our internal control over financial reporting. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting.

We will implement measures to strengthen our internal control. For example, we have established clear roles and responsibilities for accounting and financial reporting staff to address complex accounting and financial reporting issues. We intend to conduct regular and continuous U.S. GAAP accounting and financial reporting programs and send our financial staff to attend external U.S. GAAP training courses. However, implementing these measures may not fully address any deficiencies we may have in our internal control over financial reporting. We are not able to estimate with reasonable certainty the costs that we will need to incur to implement these and other measures designed to improve our internal control over financial reporting. The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and economic and regulatory environments. We may need to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligations. However, we cannot assure you that we will be able to continue implementing these measures in the future or that we will not identify additional material weaknesses or significant deficiencies in the future.

Furthermore, it is possible that, had our independent registered public accounting firm conducted an audit of our internal control over financial reporting, such firm might have identified additional material weaknesses and deficiencies. Upon completing this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F, beginning with our annual report for the fiscal year ending December 31, 2021. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm may be required to report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective.

Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources, and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation timely.

During documenting and testing our internal control procedures to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented, or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. In the event that we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could, in turn, limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ordinary shares.

Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

Failure to appropriately evaluate the credit profile of our customers and/or delay in settlement of accounts receivable from our customers could materially and adversely impact our operating cash flow. It may result in significant provisions and impairments on our accounts receivable which in turn would have a material adverse impact on our business operations, results of operation, financial condition, and our business pursuits and prospects.

We had allowance for doubtful accounts in the amount of $2,682 and $0 as of December 31, 2021 and 2020, respectively. Our customers include various levels of government and state-owned entities. Due to the nature of the customers and the practice of the industry, the Company generally allows a credit period of 30 days to its customers. However, our customers sometimes still require additional time for payment, depending on their internal cash flow budget or various levels of approvals. For example, the average accounts receivable turnover period was approximately 66 days and 74 days for the fiscal periods ended December 31, 2021 and 2020, respectively. Due to uncertainty of the timing of collection, we established an allowance for doubtful accounts based on individual account analysis and historical collection trends. We established a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures and a provision on historical trends of collections. Based on the management of customers’ credit and ongoing relationship, management makes conclusions whether any balances outstanding at the end of the period will be deemed uncollectible on an individual basis and an aging analysis basis. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. We recorded a bad debt write-off of $0 and $15,112 during the fiscal years ended December 31, 2021 and 2020, respectively.

While we have implemented policies and measures to improve our management of credit risk and have expanded our efforts in the collection of overdue or long outstanding accounts receivable, there is no assurance that our substantial accounts receivable position with respect to our reported revenue (on a net basis) will not persist in the future given the nature of our business. Any deterioration of the credit profile of our customers or any failure or delay in their settlement of our accounts receivable could put tremendous pressure on our operating cash flow and may result in a material and adverse impact on our business operations, results of operations, and financial condition.

If we fail to maintain appropriate inventory levels in line with the approximate level of demand for our products, we could lose sales or face excessive inventory risks and holding costs.

To operate our business successfully and meet our customers’ demands and expectations, we must maintain a certain level of finished goods inventory to ensure immediate delivery when required. We are also required to maintain an appropriate level of raw materials for our production. However, forecasts are inherently uncertain. In the event that our forecasted demand is lower than what eventually transpires, we may not be able to maintain an adequate inventory level of our finished goods or produce our products in a timely manner, and we may lose sales and market share to our competitors. On the other hand, we may also be exposed to increased inventory risks due to accumulated excess inventory of our products or raw materials, parts, and components for our products. Excess inventory levels may lead to increases in inventory holding costs, risks of inventory obsolescence, and provisions for write-downs, which will materially and adversely affect our business, financial condition, and results of operations.

To maintain an appropriate inventory level of finished goods and raw materials to meet market demand, we adjust our procurement amount and production schedule from time to time based on customers’ orders and anticipated demand. We also carry out an inventory review and an aging analysis on a regular basis. We make provision for the obsolete and slow-moving inventory of raw materials and finished goods that are no longer suitable for production or sale. However, we cannot guarantee that these measures will always be effective and that we will be able to maintain an appropriate inventory level. We may also be exposed to the risk of holding excess inventory, which may increase our inventory holding costs and subject us to the risk of inventory obsolescence or write-offs, which could have a material adverse effect on our business, results of operations, and financial condition. If we cannot maintain an appropriate inventory level, we may lose sales and market share to our competitors.

You may have difficulty enforcing judgments obtained against us.

We are an exempted company incorporated under the laws of the Cayman Islands, and substantially all of our assets are located outside of the United States. Virtually all of our assets and a substantial portion of our current business operations are conducted in the PRC. In addition, almost all of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to bring an action against these individuals within the United States. It may also be difficult for you to enforce the U.S. courts judgments obtained in U.S. courts, including judgments based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, many of whom are not residents in the United States, and whose significant part of assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC, respectively, would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, it is uncertain whether the such Cayman Islands or PRC courts would entertain original actions brought in the courts of the Cayman Islands or the PRC against us or such persons predicated upon the securities laws of the United States or any state.

Potential disruptions in the capital and credit markets may adversely affect our business, including the availability and cost of short-term funds for liquidity requirements, which could adversely affect our results of operations, cash flows, and financial condition.

Potential changes in the global economy may affect the availability of business and customer credit. We may need to rely on the credit markets, particularly for short-term borrowings from banks in China, as well as the capital markets, to meet our financial commitments and short-term liquidity needs if internal funds from our operations are not available to be allocated to such purposes. Disruptions in the credit and capital markets could adversely affect our ability to draw on such short-term bank facilities. Our access to funds under such credit facilities depends on the banks’ ability that are parties to those facilities to meet their funding commitments, which may be dependent on governmental economic policies in China. Those banks may not meet their funding commitments to us if they experience shortages of capital and liquidity or experience excessive volumes of borrowing requests from other borrowers and us within a short period of time.

Long-term disruptions in the credit and capital markets could result from uncertainty, changing or increased regulations, reduced alternatives, or failures of financial institutions that could adversely affect our access to the liquidity needed for our business. Any disruption could require us to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. Such measures may include deferring capital expenditures and reducing or eliminating discretionary uses of cash. These events would adversely impact our results of operations, cash flows, and financial position.

We are subject to governmental regulations and other legal obligations related to privacy, information security, and data protection, and any security breaches, and our failure to comply with our legal obligations could harm our reputation and business.

Our business involves collecting and retaining certain internal and customer data. For example, we maintain flagship stores on prominent online shopping platforms such as Amazon and JD.com. We also maintain information about various aspects of our operations as well as regarding our employees. The integrity and protection of our customer, employee and company data is critical to our business. Our customers and employees expect that we will adequately protect their personal information. We are required by applicable laws to keep strictly confidential the personal information that we collect, and to take adequate security measures to safeguard such information.

Unauthorized access to our proprietary internal and customer data may be obtained through break-ins, sabotage, breach of our secure network by an unauthorized party, computer viruses, computer denial-of-service attacks, employee theft or misuse, breach of the security of the networks of our third-party service providers, or other misconduct. Because the techniques used by computer programmers who may attempt to penetrate and sabotage our proprietary internal and customer data change frequently and may not be recognized until launched against a target, we may be unable to anticipate these techniques.

Unauthorized access to our proprietary internal and customer data may also be obtained through inadequate use of security controls. Any of such incidents may harm our reputation and adversely affect our business and results of operations. In addition, we may be subject to negative publicity about our security and privacy policies, systems, or measurements. Any failure to prevent or mitigate security breaches, cyber-attacks or other unauthorized access to our systems or disclosure of our customers’ data, including their personal information, could result in loss or misuse of such data, interruptions to our service system, diminished customer experience, loss of customer confidence and trust, impairment of our technology infrastructure, and harm our reputation and business, resulting in significant legal and financial exposure and potential lawsuits.

A severe or prolonged downturn in the global or Chinese economy could materially and adversely affect our business and our financial condition.

The China’s economic growth has slowed down since 2012 and such slowdown may continue. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have been concerns over unrest and terrorist threats in the Middle East, Europe and Africa, which have resulted in volatility in oil and other markets, and over the conflicts involving Ukraine and Syria. There have also been concerns on the relationship among China and other Asian countries, which may result in or intensify potential conflicts in relation to territorial disputes. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy may materially and adversely affect our business, results of operations and financial condition.

The recent outbreak of war in Ukraine has already affected global economic markets, and the uncertain resolution of this conflict could result in protracted and/or severe damage to the global economy. Russia’s recent military interventions in Ukraine have led to, and may lead to, additional sanctions being levied by the United States, European Union and other countries against Russia. Russia’s military incursion and the resulting sanctions could adversely affect global energy and financial markets and thus could affect our customers’ business and our business, even though we do not have any direct exposure to Russia or the adjoining geographic regions. The extent and duration of the military action, sanctions, and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions caused by Russian military action or resulting sanctions may magnify the impact of other risks described in this section. We cannot predict the progress or outcome of the situation in Ukraine, as the conflict and governmental reactions are rapidly developing and beyond their control. Prolonged unrest, intensified military activities, or more extensive sanctions impacting the region could have a material adverse effect on the global economy, and such effect could in turn have a material adverse effect on the operations, results of operations, financial condition, liquidity and business outlook of our business.

In addition, continued turbulence in the international markets may adversely affect our ability to access capital markets to meet liquidity needs.

Risks Related to this Offering and our Ordinary Shares

The dual class structure of our ordinary shares will have the effect of concentrating voting control with Erayak International Limited, which will hold in the aggregate 83.87% of the voting power of our capital stock following the completion of this offering, preventing you and other stockholders from influencing significant decisions, including the election of directors, amendments to our organizational documents and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring shareholder approval.

As of the date of this prospectus, the authorized share capital of the Company is US$50,000 divided into 500,000,000 ordinary shares, of which 450,000,000 shares are Class A ordinary shares and 50,000,000 shares are Class B ordinary shares, par value US$0.0001 per share. As of the date of this prospectus, there are currently 8,000,000 Class A ordinary shares and 1,000,000 Class B ordinary shares issued and outstanding. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all matters submitted to a vote by the shareholders. Each Class A Ordinary Share has one (1) vote and each Class B Ordinary Share has twenty (20) votes. Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

The currently Class B Ordinary Shares outstanding are beneficially owned by our Chief Executive Officer, Mr. Lingyi Kong through Erayak International Limited, representing 92.9% of the aggregate voting power of our currently outstanding Ordinary Shares as of the date hereof. Upon the completion of this offering, Mr. Kong will hold 83.87% of the aggregate voting power. Because of the twenty-to-one voting ratio between our Class B and Class A ordinary shares, Mr. Kong will continue to control a majority of the combined voting power of our Ordinary Shares and therefore be able to control all matters submitted to our shareholders for approval so long as the Class B ordinary shares represent at least 51% of the voting power of all outstanding ordinary shares. This concentrated control will limit the ability of holders of Class A Ordinary Shares to influence corporate matters for the foreseeable future. Furthermore, should the Company decide to issue additional Class B ordinary shares in the future, the twenty-to-one voting ratio between the two classes of our ordinary shares will result in further dilutive effect on the holders of Class A ordinary shares.

As a result, for so long as Erayak International Limited owns a controlling or significant voting interest in our ordinary shares, it generally will be able to control or significantly influence, directly or indirectly and subject to applicable law, all matters affecting us, including:

●	the election of directors;

●	determinations with respect to our business direction and policies, including the appointment and removal of officers;

●	determinations with respect to corporate transactions, such as mergers, business combinations, change in control transactions or the acquisition or the disposition of assets;

●	our financing and dividend policy;

●	determinations with respect to our tax returns; and

●	compensation and benefits programs and other human resources policy decisions.

Even if Erayak International Limited were to dispose of certain of its shares of our Class B ordinary shares such that it would control less than a majority of the voting power of our outstanding ordinary shares, it may be able to influence the outcome of corporate actions so long as it retains Class B ordinary shares. During the period of Erayak International Limited’s controlling or significant ownership of our ordinary shares, investors in this offering may not be able to affect the outcome of such corporate actions.

Erayak International Limited may have interests that differ from yours and may vote in a way with which you disagree, and which may be adverse to your interests. Corporate action might be taken even if other shareholders, including those who purchase shares in this offering, oppose them. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control or other liquidity event of our Company, could deprive our stockholders of an opportunity to receive a premium for their shares of Class A ordinary shares as part of a sale or other liquidity event and might ultimately affect the market price of our ordinary shares.

Furthermore, we cannot predict whether our dual-class structure will result in a lower or more volatile market price of our Class A ordinary shares or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow most newly public companies utilizing dual-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of dual-class structures and temporarily barred new dual-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, our dual-class capital structure makes us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices are not expected to invest in our stock. These policies are still fairly new and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Because of our multi-class structure, we will likely be excluded from certain of these indexes and we cannot assure you that other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make our Class A ordinary shares less attractive to other investors. As a result, the market price of our Class A ordinary shares could be adversely affected.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Ordinary Shares less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1.07 billion, if we issue more than $1 billion in non-convertible debt in a three-year period, or if the market value of our ordinary shares held by non-affiliates exceeds $700 million as of any March 31 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict if investors will find our ordinary shares less attractive because we may rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares, and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until those standards apply to private companies. We have elected to avail our company of this exemption from new or revised accounting standards and, therefore, will be subject to accounting standards that are available to emerging growth companies.

We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or provide information at different times, making it more difficult for you to evaluate our performance and prospects.

We are a foreign private issuer, and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act. They will not be subject to the insider short-swing profit disclosure and recovery regime. As a foreign private issuer, we will also be exempt from Regulation FD (Fair Disclosure) requirements, which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.

Nasdaq Listing Rule requires listed companies to have, among other things, a majority of its board members be independent. However, as a foreign private issuer, we are permitted to, and we may follow home country practice in lieu of the above requirements, or we may choose to comply with the above requirement within one year of listing. The corporate governance practice in our home country, the Cayman Islands, does not require a majority of our board to consist of independent directors. Thus, although a director must act in the best interests of the Company, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of our company may decrease as a result. In addition, the Nasdaq Listing Rules also require U.S. domestic issuers to have a compensation committee, a nominating/corporate governance committee composed entirely of independent directors, and an audit committee with a minimum of three members. We, as a foreign private issuer, are not subject to these requirements. The Nasdaq Listing Rules may require shareholder approval for certain corporate matters, such as requiring that shareholders be given the opportunity to vote on all equity compensation plans and material revisions to those plans, certain ordinary share issuances. We intend to comply with the requirements of Nasdaq Listing Rules in determining whether shareholder approval is required on such matters and to appoint a nominating and corporate governance committee. However, we may consider following home country practice in lieu of the requirements under Nasdaq Listing Rules with respect to certain corporate governance standards, which may afford less protection to investors.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our amended and restated memorandum and articles of association (the “M&A”), the Companies Act (2021 Revision) of the Cayman Islands (the “Cayman Islands Companies Act”), and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders, and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company, and substantially all of our assets are located outside of the United States. In addition, a majority of our current directors and officers are nationals and/or residents of countries other than the United States. All or a substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and the PRC, see “Enforceability of Civil Liabilities” on page 129.

Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of the company’s listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by the Public Company Accounting Oversight Board (“PCAOB”), an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities. Nasdaq was concerned that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Our public offering will be relatively small, and our company’s insiders will hold a large portion of the company’s listed securities. Nasdaq might apply the additional and more stringent criteria for our initial and continued listing, which might cause delay or even denial of our listing application.

If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq Capital Market, although we exempt from certain corporate governance standards applicable to US issuers as a Foreign Private Issuer, our securities may not be listed or may be delisted, which could negatively impact the price of our securities and your ability to sell them.

We will seek to have our securities approved for listing on the Nasdaq Capital Market upon consummation of this offering. We cannot assure you that we will be able to meet those initial listing requirements at that time. Even if our securities are listed on the Nasdaq Capital Market, we cannot assure you that our securities will continue to be listed on the Nasdaq Capital Market.

In addition, following this offering, in order to maintain our listing on the Nasdaq Capital Market, we will be required to comply with certain rules of Nasdaq Capital Market, including those regarding minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. Even if we initially meet the listing requirements and other applicable rules of the Nasdaq Capital Market, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the Nasdaq Capital Market criteria for maintaining our listing, our securities could be subject to delisting.

If the Nasdaq Capital Market does not list our securities or subsequently delists our securities from trading, we could face significant consequences, including:

●	limited availability for market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our Ordinary Share is a “penny stock,” which will require brokers trading in our Ordinary Share to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Share;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The market price of our ordinary shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the public offering price.

The public offering price for our ordinary shares will be determined through negotiations between the underwriters and us and may vary from the market price of our ordinary shares following our public offering. If you purchase our ordinary shares in our public offering, you may not be able to resell those shares at or above the public offering price. We cannot assure you that the public offering price of our ordinary shares, or the market price following our public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our public offering. The market price of our ordinary shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant services or features, technical innovations, acquisitions, strategic relationships, joint ventures, or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

●	In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class action litigation following periods of market volatility. In the event that we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

We have broad discretion in the use of the net proceeds from our public offering and may not use them effectively.

To the extent (i) we raise more money than required for the purposes explained in the section titled “Use of Proceeds” or (ii) we determine that the proposed uses set forth in that section are no longer in the best interests of our Company, we cannot specify with any certainty the particular uses of such net proceeds that we will receive from our public offering. Our management will have broad discretion in the application of such net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from our public offering in a manner that does not produce income or that loses value. As of the date of this Prospectus, Management has not determined the types of businesses that the Company will target or the terms of any potential acquisition.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Class A ordinary shares if the market price of our ordinary shares increases.

There may not be an active, liquid trading market for our ordinary shares.

Prior to this offering, there has been no public market for our ordinary shares. An active trading market for our ordinary shares may not develop or be sustained following this offering. You may not be able to sell your shares at the market price, if at all, if trading in our shares is not active. The public offering price was determined by negotiations between us and the underwriters based upon a number of factors. The public offering price may not be indicative of prices that will prevail in the trading market.

Shares eligible for future sale may adversely affect the market price of our ordinary shares, as the future sale of a substantial amount of outstanding ordinary shares in the public marketplace could reduce the price of our ordinary shares.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our ordinary shares. shares will be outstanding immediately after this offering if the firm commitment is completed and the underwriters do not exercise their over-allotment option and shares if exercised in full. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See “Shares Eligible for Future Sale” On page 122.

You will experience immediate and substantial dilution.

The public offering price of our shares is substantially higher than the pro forma net tangible book value per ordinary share of our ordinary shares. Assuming the completion of the firm commitment offering and no exercise of the over-allotment option by the underwriters, if you purchase shares in this offering, you will incur immediate dilution of approximately $3.56 (or dilution of $3.44 per share in the event of full exercise of over-allotment option) in the pro forma net tangible book value per ordinary share from the price per ordinary share that you pay for the shares. Accordingly, you will incur immediate and substantial dilution of your investment if you purchase shares in this offering. See “Dilution” on page 58.

We will incur additional costs as a result of becoming a public company, which could negatively impact our net income and liquidity.

Upon completion of this offering, we will become a public company in the United States. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, Sarbanes-Oxley and rules and regulations implemented by the SEC and the Nasdaq Capital Market require significantly heightened corporate governance practices for public companies. We expect that these rules and regulations will increase our legal, accounting and financial compliance costs and will make many corporate activities more time-consuming and costly.

We do not expect to incur materially greater costs as a result of becoming a public company than those incurred by similarly sized U.S. public companies. In the event that we fail to comply with these rules and regulations, we could become the subject of a governmental enforcement action, investors may lose confidence in us and the market price of our ordinary shares could decline.

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

Upon completion of this offering, we will be a publicly listed company in the United States. As a publicly listed company, we will be required to file annual reports with the Securities and Exchange Commission. In some cases, we will need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our company. Similarly, as a U.S.-listed public company, we will be governed by U.S. laws that our competitors, which are mostly private Chinese companies, are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public listing could affect our results of operations.

Special Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, we undertake no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

USE OF PROCEEDS

After deducting the underwriting discount and estimated offering expenses payable by us, we expect to receive net proceeds of approximately $12,400,000 from this offering, assuming the over-allotment option is not exercised.

Offering
Gross proceeds	$15,000,000
Underwriting discounts and commissions (8% of gross proceeds)	$1,200,000
Underwriting non-accountable expenses	$150,000
Underwriting accountable expenses	$190,900
Other offering expenses	$1,059,100
Net proceeds	$12,400,000

In utilizing the proceeds of this Offering, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiary and branches only through loans or capital contributions. The net proceeds from this offering must be remitted to China before we will be able to use the funds to grow our business.  For a detailed description of how funds are transferred through the Company, please see “Transfers of Cash to and from Our Subsidiaries” in the Prospectus Summary. We intend to use the net proceeds of this offering as follows after we complete the remittance process, and the specific uses of proceeds are arranged below in order of priority.

Description of Use	Estimated Amount of Net Proceeds (US $)%
Product research and development	$4,960,000	40.0%
Marketing and Business Development	$2,480,000	20.0%
International Management and Operations	$1,649,000	13.3%
Automation Transformation and Production Workshop	$3,310,800	26.7%
Total	$12,400,000	100.0%

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and prevailing business conditions, which could change in the future as our plans and prevailing business conditions evolve. Predicting the cost necessary to develop product candidates can be difficult and the amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, although the management has not yet determined the types of business that it will target or the terms of any potential acquisitions, we will retain broad discretion over the allocation of the net proceeds from this offering. The remittance procedures are as follows:

First, we will open a special foreign exchange account for capital account transactions. To open this account, we must submit to State Administration for Foreign Exchange (“SAFE”) certain application forms, identity documents, transaction documents, a form of foreign exchange registration of overseas investments by domestic residents, and foreign exchange registration certificate of the invested company.

Second, we will remit the offering proceeds into this special foreign exchange account.

Third, we will apply for settlement of the foreign exchange. To do so, we must submit to SAFE certain application forms, identity documents, payment order to a designated person, and a tax certificate.

The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary materially. Ordinarily, the process takes several months to complete but is required by law to be accomplished within 180 days of application. Until the abovementioned approvals, the proceeds of this offering will be maintained in an interest-bearing account maintained by us in the United States.

According to the relevant PRC laws and regulations, in terms of capital contributions, it typically takes about eight weeks to complete the relevant filings and registrations. In terms of loans, the SAFE registration process typically takes about four weeks to complete, provided that all the necessary procedures could be successfully consummated by the relevant PRC subsidiary, as case may be, and/or our company. While we currently see no material obstacles to completing the filing and registration procedures with respect to future capital contributions and loans to our PRC subsidiary, we cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. For further information, see the following risk factor at page 21: “We must remit the offering proceeds to PRC before they may be used to benefit our business in the PRC, and this process may take several months.”

DIVIDEND POLICY

We intend to keep any future earnings to finance the expansion of our business. We do not anticipate that any cash dividends will be paid in the foreseeable future.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business immediately following the date on which the distribution or dividend is paid.

If we determine to pay dividends on any of our ordinary share in the future, as a holding company, we will depend on receipt of funds from our Hong Kong subsidiary, Erayak HK.

Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to Erayak HK only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments.

Cash dividends, if any, on our ordinary share will be paid in U.S. dollars. Erayak HK may be considered a non-resident enterprise for tax purposes. Any dividends WFOE pays to Erayak HK may be regarded as China-sourced income and may be subject to PRC withholding tax at a rate of up to 10%. See “Taxation—People’s Republic of China Enterprise Taxation” on page 123.

In order for us to pay dividends to our shareholders, we will rely on payments made from Zhejiang Leiya to Erayak WFOE, and the distribution of such payments to Erayak HK as dividends from Erayak WFOE. Certain payments from Zhejiang Leiya to Erayak WFOE are subject to PRC taxes, including VAT, urban maintenance and construction tax, educational surcharges. In addition, if Zhejiang Leiya or its subsidiaries or branches incur debt on their own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2021 on:

●	an actual basis; and

●	a pro forma as adjusted basis to give effect to the sale of 3,000,000 Class A ordinary shares in this offering at the assumed initial public offering price of $5.00 per ordinary share after deducting the underwriting discounts and estimated offering expenses payable by us.

You should read this information together with our audited consolidated financial statements appearing elsewhere in this prospectus and the information set forth under the sections titled “Selected Consolidated Financial Data,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2021
	Actual	Pro Forma As Adjusted (1)(2)
	US$	US$
Shareholders’ Equity
Ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 9,000,000 shares (1) issued and outstanding; 12,000,000 shares issued and outstanding pro forma	900	1,200
Cash and cash equivalents	5,174,693	17,674,693
Indebtedness (secured)	5,756,146	5,756,146
Indebtedness (unsecured)	158,198	158,198
Additional paid-in capital	1,060,510	13,560,210
Statutory reserves	568,418	568,418
Retained earnings	5,037,293	5,037,293
Accumulated other comprehensive income	227,202	227,202
Noncontrolling interest	-	-

Total shareholders’ equity	$6,894,322	$19,394,322
Total capitalization	11,601,977	24,101,977

(1)	Reflects the sale of ordinary shares in this offering (excluding any ordinary share that may be sold as a result of the Underwriter exercising its over-allotment option) at an assumed initial public offering price of $5.00 per share, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, estimated offering expenses payable by us and advisory fees. We estimate that such net proceeds will be approximately $12,500,000.

(2)	Assuming the underwriters do not exercise their over-allotment option.

Each $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per ordinary share would increase (decrease) the pro forma as adjusted amount of total capitalization by $2,730,000, assuming that the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and estimated offering expenses payable by us. An increase (decrease) of 1 million in the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of total capitalization by $4,550,000, assuming no change in the assumed initial public offering price per ordinary share as set forth on the cover page of this prospectus.

DILUTION

If you invest in our Class A ordinary shares in this offering, your interest will be immediately diluted to the extent of the difference between the initial public offering price per ordinary share in this offering and the net tangible book value per ordinary share after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the net tangible book value per ordinary share. As of December 31, 2021, we had a historical net tangible book value of $6,883,229, or $0.76 per ordinary share. Our net tangible book value per share represents total tangible assets less total liabilities, all divided by the number of ordinary shares outstanding.

After giving effect to the sale of 3,000,000 Class A ordinary shares in this offering at the assumed initial public offering price of $5.00 per ordinary share and after deducting the underwriting discounts and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at June 30, 2021 would have been $19,383,229, or $1.62 per ordinary share. This represents an immediate increase in pro forma as adjusted net tangible book value of $0.86 per ordinary share to existing investors and immediate dilution of $3.38 per ordinary share to new investors. The following table illustrates this dilution to new investors purchasing ordinary share in this offering:

	Offering without Over-allotment Option	Offering with Full Exercise of Over-allotment Option
Assumed initial public offering price per ordinary share	$5.00	$5.00
Net tangible book value per ordinary share as of December 31, 2021	$0.76	$0.76
Increase in pro forma as adjusted net tangible book value per ordinary share attributable to new investors purchasing Class A ordinary shares in this offering	$0.86	$0.96
Pro forma as adjusted net tangible book value per ordinary share after this offering	$1.62	$1.72
Dilution per ordinary share to new investors in this offering	$3.38	$3.28

Each $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per ordinary share would increase (decrease) our pro forma as adjusted net tangible book value as of December 31, 2021 after this offering by approximately $0.22 per ordinary share, and would increase (decrease) dilution to new investors by $0.78 per ordinary share, assuming that the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and estimated offering expenses payable by us. An increase (decrease) of 1 million in the number of ordinary shares we are offering would increase (decrease) our pro forma as adjusted net tangible book value as of December 31, 2021 after this offering by approximately $0.22 per ordinary share, and would decrease (increase) dilution to new investors by approximately $0.22 per ordinary share, assuming the assumed initial public offering price per ordinary share, as set forth on the cover page of this prospectus remains the same, and after deducting the estimate underwriting discounts and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

If the underwriter exercises its over-allotment option in full, the pro forma as adjusted net tangible book value per ordinary share after the offering would be $1.72, the increase in net tangible book value per ordinary share to existing shareholders would be $0.96, and the immediate dilution in net tangible book value per ordinary share to new investors in this offering would be $3.28.

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2021, the differences between existing shareholders and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share before deducting the estimated discounts and commissions to the underwriters and the estimated offering expenses payable by us.

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2021, the differences between existing shareholders and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share before deducting the estimated discounts and commissions to the underwriters and the estimated offering expenses payable by us.

	Class A and B Ordinary Shares purchased		Total consideration		Average price per Ordinary
	Number	Percent	Amount	Percent	Share
	($ in thousands)
Existing shareholders (1)	9,000,000	75%	$1,061,410	6.61%	$0.12
New investors	3,000,000	25%	$15,000,000	93.39%	$5.00
Total	12,000,000	100%	$16,061,410	100%	$1.34

(1)	Not including over-allotment shares.

The pro forma as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ordinary shares and other terms of this offering determined at the pricing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.” All amounts included herein with respect to the fiscal years ended December 31, 2021 and 2020 are derived from our audited consolidated financial statements included elsewhere in this prospectus. These Financial Statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles, or US GAAP.

Overview

Erayak Power Solution Group Inc. was formed in 2019 under the laws of the Cayman Islands. We conduct business primarily through our wholly-owned subsidiary, Zhejiang Leiya Electronics Co. Ltd., in the People’s Republic of China (“PRC”). Our company specializes in the manufacturing, research and development (“R&D”), and wholesale and retail of power solution products. Our product portfolio includes sine wave and off-grid inverters, inverter and gasoline generators, battery and smart chargers, and custom-designed products. Our products are used principally in agricultural and industrial vehicles, recreational vehicles (“RVs”), electrical appliances, and outdoor living products. Our primary office is located in Zhejiang province, where we serve a large customer base throughout PRC and expand our reach to international clients. Our goal is to be the premier power solutions brand and a solution for mobile life and outdoor living. We seek to leverage our flexibility and passion for quality to provide a personalized mobile living solution for each customer.

Since the founding of Zhejiang Leiya Electronics Co. Ltd. in 2009, we have grown to be one of the very few manufacturers in the world to design, develop and mass produce premium power solution products in the retail chain. We also offer our products in Japan, England, Germany, France, Spain, Switzerland, Sweden, the Netherlands, the U.S., Canada, Mexico, Australia, Dubai, and nine other countries. We manufacture all of our products in factories operating under quality management systems accredited by the International Organization for Standardization (ISO 9001:2015). Furthermore, our products have been tested for regulatory compliance and safety. Some of our compliance marks include: TÜV certification from Technischer Überwachungsverein, an internationally recognized service company; GS Mark for safety under the German Equipment and Product Safety Act; C-tick certification by the Australian Communications Media Authority; FCC Mark from the U.S. Federal Communications Commission, PAH certification mark for Polycyclic Aromatic Hydrocarbon concentrations; REACH Certification for substances of very high concern under the European Chemicals Agency; CE Mark certifying compliance with European Union safety, health and environmental protection standards; RoHs Mark for compliance with the Restriction of Hazardous Substances in the European Union; c ETL Certification for compliance with Canadian safety standards; and us ETL Mark for compliance with U.S. safety standards. In the last three fiscal years, we generated revenue mostly from three types of products: (1) inverters constituted approximately 82% and 86% of our total revenue for the fiscal years ended December 31, 2021, and 2020, respectively; (2) chargers, which generated approximately 7.52% and 7.39% of our total revenue for the fiscal years ended December 31, 2021, and 2020, respectively; (3) gasoline generators generated approximately 8.28% and 4.91% of our total revenue for the fiscal years ended December 31, 2021, and 2020, respectively.

Due to our substantial investment in research and development, we were awarded High-Tech Enterprise status by the Zhejiang provincial government, which qualified us for China’s National High-Tech Enterprise Program, a national-level program. Specifically, companies in the China’s National High-Tech Enterprise Program are eligible for up to a 10% corporate income tax break and certain deductions related to intangible assets, such as obtaining patents in the R&D process. Additionally, our research and patents in the power solution space have brought us local recognition; we were awarded certificates by the provincial and city government that identifies us as a Zhejiang Science and Technology Enterprise, and a Wenzhou Science and Technology Innovation Enterprise. These certificates entitle us to certain preferential tax treatment and sometimes grants from the government to aid R&D efforts in furtherance of the business. Furthermore, we are a supplier for many international companies, including Einhell Germany AG, Canadian Tire Corporation Limited, ALDI Inc., Steren Electronics International, LLC, etc.

Our products are customized and built to order, or BOT. Our BOT business model maximizes our flexibility in production scheduling, material procurement, and delivery to meet our customers’ unique demands. We adopted a multi-step, full-service system to ensure quality and client satisfaction. Customers can choose from within our product portfolio and communicate specified requirements to the sales department. Our technical department will evaluate the request’s feasibility and coordinate with the customer to make adjustments. The production department will create samples that will undergo inspection by the quality inspection department for quality and material warranty. The sales department will submit the prototype, inspection report, quality assurance, and quote to the customer for verification. After confirmation by the customers, our procurement department will purchase the raw materials, and the production department will fulfill the order. Finally, our inspection department will inspect and issue a report affirming the quality before the production department pack and deliver the final product to the customer.

Key Factors Affecting Our Results

Our results are primarily derived from the sale of power generators and inverters to various wholesalers and retailers in China and some other foreign countries. Our business is therefore dependent upon construction activity in these sectors of the economy. The historical performance and outlook for our business is influenced by numerous factors, including the following:

●	Economic Cycles - In addition to fluctuations in steel prices, demand for the products we manufacture is dependent on general economic cycles and infrastructure and non-residential construction end markets.

●	General Competition - Several of our products have historically faced significant competition both in China and some foreign markets, and we have successfully competed against our competitors with excellent customer service, high quality products and rapid fulfillment of customer orders. However, our business could be adversely affected by competitors who reduce prices, improve on-time delivery and take other competitive actions, which may reduce our customers’ purchases of products from us.

●	Fluctuations in Foreign Currency Exchange - We sell a significant portion of our products in countries outside of China (approximately 42.89% based on 2021 revenues). Historically, we have relied on lower wages and favorable exchange rates in China to make our products sold abroad competitive in price. If in any circumstances China’s currency appreciates against the U.S. dollar, our advantage in price competitiveness might be impacted. To the extent the Chinese RMB start to appreciate, our products could become more expensive and, as a result, less attractive to potential customers in other countries.

Results of Operations

For the years ended December 31, 2021 and 2020

The following table summarizes the results of our operations for the years ended December 31, 2021 and 2020, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

(All amounts, other than percentages, are in U.S. dollars)

	For the Fiscal Years Ended December 31,		Variance
	2021	2020	Amount	Percentage
Sales	$18,628,886	$14,121,838	$4,507,048	31.92%
Cost of sales	(12,909,462)	(10,322,982)	(2,586,480)	25.06%
Gross profit	5,719,424	3,798,856	1,920,568	50.56%

Operating expenses:
General and administrative expenses	690,619	544,629	145,990	26.81%
Selling and marketing expenses	506,305	325,309	180,996	55.64%
Provision and impairment charges	50,007	15,112	34,895	230.91%
Research and development costs	986,885	605,115	381,770	63.09%
Total operating expenses	2,233,816	1,490,165	743,651	49.90%

Operating income	$3,485,608	$2,308,691	$1,176,917	50.98%

Other income (expenses):
Rental income, net	116,193	322,420	(206,227)	-63.96%
Interest expenses, net	(425,868)	(262,600)	(163,268)	62.17%
Other income, net	520,632	230,602	290,030	125.77%
Total other income (expenses), net	210,957	290,422	(79,465)	-27.36%

Income before income taxes	$3,696,565	$2,599,113	$1,097,452	42.22%
Income tax provision	301,916	385,741	(83,825)	-21.73%

Net income	$3,394,649	$2,213,372	$1,181,277	53.37%

Revenues

Revenues increased by approximately $4.51 million, or 31.92%, to approximately $18.63 million for the year ended December 31, 2021 from approximately $14.12 million for the year ended December 31, 2020. The increase in revenues was primarily driven by our expansion in both domestic and international market. For the year ended December 31, 2021, our sales to domestic customers increased by approximately $1.08 million, which represents 11.30% growth compared to the previous fiscal year. For the year ended December 31, 2021, our sales to international customers increased by approximately $3.43 million, which represents 75.09% growth compared to the previous fiscal year.

The following table presents our top 5 international markets by net revenues for the years ended December 31, 2021 and 2020.

	December 31, 2021		December 31, 2020
Top Five International Markets:	Sales Amount (In USD)	As % of Sales	Sales Amount (In USD)	As % of Sales
China	$10,638,503	57.11%	$9,558,270	67.68%
France	1,202,988	6.46%	886,074	6.27%
Poland	1,129,165	6.06%	555,097	3.93%
Mexico	1,071,869	5.75%	309,180	2.19%
U.K.	790,326	4.24%	267,258	1.89%

Gross profit

Our gross profit increased by approximately $1.92 million, or 50.56%, to approximately $5.72 million for the year ended December 31, 2021 from approximately $3.80 million for the year ended December 31, 2020. Gross profit margin was 30.70% for the year ended December 31, 2021, as compared to 26.90% for the year ended December 31, 2020. The increase of gross profit was consistent with the increase of revenues for fiscal 2021 as compared to fiscal 2020. The gross profit margin for the year ended December 31, 2021 increased due to the higher increase in revenue and lower increase in costs.

General and administrative (“G&A”) expenses

General and administrative expenses increased by approximately $0.15 million, or 26.81% to approximately $0.69 million for the year ended December 31, 2021 as compared to approximately $0.54 million for the year ended December 31, 2020. The increase of G&A expenses was mainly due to increased staff salary and benefits.

General and administrative expenses as of December 31, 2021 and 2020 consisted of following:

	2021	2020
Employee compensation and benefits	$323,325	$200,040
Travel and communication expenses	33,068	38,629
Rent and utilities	70,178	35,094
Consulting fees	53,169	157,234
Insurance	16,699	-
Depreciation and amortization expenses	55,042	44,443
Sales tax	82,052	46,569
Entertainment	5,193	14,703
Office and miscellaneous	51,893	7,917
Total	$690,619	$544,629

Selling and marketing expenses

Selling and marketing expenses increased by approximately $0.18 million, or 55.64% to approximately $0.51 million for the year ended December 31, 2021 as compared to approximately $0.33 million for the year ended December 31, 2020. The increase of selling and marketing expenses was mainly due to travel and promotion expenses incurred for promoting our products.

Selling and marketing expenses as of December 31, 2021 and 2020 consisted of the following:

	2021	2020
Employee compensation and benefits	$99,797	$106,623
Travel and promotion	211,378	47,199
Transportation	78,281	47,886
Insurance	2,813	2,561
Consulting fee	6,203	-
Inspection and certification fees	77,352	108,062
Office and miscellaneous	30,481	12,978
Total	$506,305	$325,309

Research and development (“R&D”) expenses

Research and development expenses increased by approximately $0.38 million, or 63.09% to approximately $0.99 million for the year ended December 31, 2021 as compared to approximately $0.61 million for the year ended December 31, 2020. The increase of R&D expenses was mainly due to increased R&D personnel salary and benefits, and increased contract services and supply expenses related to R&D activities.

Research and development expenses as of December 31, 2021 and 2020 consisted of the following:

	2021	2020
Salaries	$347,434	$224,691
Contract services and supplies	541,055	303,494
Utility	1,777	775
Depreciation	39,365	46,710
Other	57,254	29,445
Total	$986,885	$605,115

Interest expenses, net

Our interest expense (net) increased by approximately $0.16 million, to approximately $0.43 million for the year ended December 31, 2021, from approximately $0.26 million for the year ended December 31, 2020.  The increase of interest expense was mainly due to a new long-term bank borrowing in the fiscal 2021 as compared to the fiscal 2020.

Provision for income taxes

Our provision for income taxes was approximately $0.30 million for the year ended December 31, 2021, an decrease of approximately $0.09 million from approximately $0.39 million for the year ended December 31, 2020. The decrease of income taxes was mainly due to tax refund for prior years.

Cash Flow Summary

	Year Ended December 31, 2021	Year Ended December 31, 2020
Net cash provided by (used in) operating activities	$4,642,893	$(7,926,491)
Net cash used in investing activities	(244,173)	(186,006)
Net cash (used in) provided by financing activities	(3,395,530)	10,931,005
Effect of exchange rate changes on cash and cash equivalents	109,448	231,547
Net increase in cash and cash equivalents	$1,003,190	$3,050,055
Cash, cash equivalents and restricted cash, beginning of period	4,062,055	1,012,000
Cash, cash equivalents and restricted cash, end of period	5,174,693	4,062,055

Operating Activities:

Net cash provided by operating activities for the fiscal year ended December 31, 2021 was approximately $4.69 million, which was primarily attributable to a net profit approximately $3.39 million, adjusted for non-cash items for approximately $0.85 million and adjustments for changes in working capital approximately $0.44 million. The adjustments for changes in working capital mainly included:

(i)	decrease in accounts receivable of approximately $3.38 million – our accounts receivable decreased due to collection of substantial amount of outstanding accounts receivable of 2020 fiscal year, and increase of cash sales;

(ii)	increase in advance to suppliers of approximately $1.11 million primarily due to the increased purchase of raw materials to support our growing orders generated from both domestic and international markets;

(iii)	increase in prepaid expenses of approximately $0.50 million primarily due to increased deferred IPO expenses;

(iv)	increase in inventory of approximately $2.20 million due to expanded business and increased production to reduce delivery cycle;

(v)	increase in accounts payable of approximately $0.85 million due to increased purchase of raw materials because of the increased sales during the fiscal year of 2021;

(vi)	decrease in advance from customers of approximately $0.28 million primarily due to the order delivery which offsets the advance balance;

(vii)	increase in other payables and accruals of approximately $0.36 million primarily due to the increased accrued payroll and welfare.

Net cash used in operating activities for the fiscal year ended December 31, 2020 was approximately $7.93 million, which was primarily attributable to a net profit of approximately $2.21 million, adjusted for non-cash items for approximately $6.06 million and adjustments for changes in working capital approximately $4.08 million. The adjustments for changes in working capital mainly included:

(i)	increase in accounts receivable of approximately $4.08 million – our accounts receivable increased due to our growth of sales. For the fiscal year ended December 31, 2020, we had an overall sales outstanding of 74 days as compared to the 34 days for the fiscal year ended December 31, 2019. We offered extended credit period to certain clients during the Covid-19 pandemic. Our management team believes that the risk of writing off the accounts receivable is low because of subsequent collection record and most of our customers pay deposits for their orders.;

(ii)	increase in advances to suppliers of approximately $0.73 million primarily due to the increased purchase of raw materials to support our growing orders generated from both domestic and international markets;

(iii)	increase in advance from customers of approximately $0.34 million due to increased deposits we collected from customers as a result of increased sales;

Majority of the net cash provided by operating activities are used for the lease payment described below. Zhejiang Leiya entered into a factory workshop leasing agreement with Wenzhou Ailefu Furniture Tech Limited Company (“Ailefu”), an entity indirectly 100% owned by Lingyi Kong, our Chief Executive Officer and Chairman, effective January 1, 2018. The factory is located at Wenzhou Economic Technological Development Zone, Binghai Fourth Blvd. No. 528. The lease is for 20 years, effective from January 1, 2018 to December 31, 2037. The property is 36,134.78 square meters and total rent is RMB 70,489,500, or approximately $10,900,720, which has been paid upfront, through the lease term ending December 31, 2037, as of December 31, 2021. Ailefu provided the leased assets as guarantee for the Company to apply for a bank loan for the lease payment.

Investing Activities:

Net cash used in investing activities was approximately $0.24 million for the year ended December 31, 2021. It was primarily attributable to the addition of fixed and intangible assets for production needs during the fiscal year.

Net cash used in investing activities was approximately $0.19 million for the year ended December 31, 2020. It was primarily attributable to the addition of fixed and intangible assets for production needs during the fiscal year.

Financing Activities:

Net cash used in financing activities was approximately $3.40 million for the year ended December 31, 2021. It was primarily attributable to the repayment of bank note payable with an approximate amount of $7.29 million and repayment of related party loans with an approximate amount of $0.86 million, offset by the proceeds from long-term bank loans with approximate amount of $4.65 million and net proceeds from short-term loans with an approximate amount of $0.10 million.

Net cash provided by financing activities was approximately $10.93 million for the year ended December 31, 2020. It was primarily attributable to the net proceeds received from notes payable with an approximately amount of $6.81 million, short-term borrowings with an approximate amount of $2.89 million, and the net proceeds received from related parties with the approximate amount of $1.23 million. Notes payable consisted of bank notes provided by the Company to a related party vendor, Zhejiang Meijie Technology Co. Ltd. (“Meijie”), as of December 31, 2020. Meijie then discounted the bills to the bank and transferred the cash to the Company. The discounted fee was paid by the Company. The bank notes payables are generally payable within six months. These short-term notes payables are guaranteed by the bank for their full face value.

Liquidity and Capital Resources

Primary Sources and Uses of Liquidity

Our primary sources of liquidity consist of existing cash balances, cash flows from our operating activities and availability under our Revolving Credit Facility. Our ability to generate sufficient cash flows from our operating activities is primarily dependent on our sales of converters and power generating products to our customers at margins sufficient to cover fixed and variable expenses.

As of December 31, 2021, and 2020, we had cash and cash equivalents of $5,174,693 and $4,062,055, respectively. We believe that our current cash, cash to be generated from our operations and access to help from our related parties will be sufficient to meet our working capital needs for at least the next twelve months. Although we do not have any amounts committed to be provided by our related parties, due to their relatively small amounts, we do not believe our working capital needs will be negatively impacted without such funds provided by related parties. We are also not dependent upon this offering to meet our liquidity needs for the next twelve months.

Substantially all of our operations are conducted in China and a majority portion of our revenues, expense, cash and cash equivalents are denominated in Renminbi (RMB). RMB is subject to the exchange control regulation in China, and, as a result, we may have difficulty distributing any dividends outside of China due to PRC exchange control regulations that restrict its ability to convert RMB into U.S. Dollars.

Accounts Receivable

Accounts receivable are recognized and carried at original invoiced amount less an estimated allowance for uncollectible accounts. The Company usually determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Based on management of customers’ credit and ongoing relationship, management makes conclusions whether any balances outstanding at the end of the period will be deemed uncollectible on an individual basis and on aging analysis basis. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

The Company does not believe it has a material collection risk under its business model, nor does it believe that macroeconomic issues will have a negative impact on its collectability. The Company expects the business will continue to grow due to innovation and the urbanization process in China. Thus, the Company does not believe the collection issues will impact its liquidity adversely.

Credit Facility

We mainly finance our operations through short-term revolving loans provided by a syndicate of banks, as listed in Note 10 under our Consolidated Financial Statements. As of December 31, 2021, we had 9 outstanding short-term loans provided by four banks, totaling RMB 25,990,168 in the aggregate, or approximately $4.08 million. Each of these borrowings has a term of one year and, as per our agreement with the bank, all of the loans can be renewed. These loans either have a fixed interest rate or a variable rate. The average interest rate was 1.57% for the outstanding bank loans as of December 31, 2021. We plan to repay outstanding principal and interest of each loan either by our working capital or the funds from the renewal of a loan from the same bank or loans from other banks.

Capital Expenditures

Our capital expenditures consist primarily of expenditures for the purchase of fixed and intangible assets as a result of our business growth. Our capital expenditures amounted to approximately $0.29 million and $0.19 million for the years ended December 31, 2021 and 2020, respectively.

Contractual Obligations

There were no significant contractual obligations and commercial commitments, other than our bank borrowings as disclosed in Credit Facility section, as of December 31, 2021 and 2020

Critical Accounting Policies and Estimates

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements and related notes have been prepared in accordance with generally accepted accounting principles in the United Stated of America (“US GAAP”) and have been consistently applied. The accompanying consolidated financial statements include the financial statements of the Company and its majority-owned and controlled subsidiaries. All significant inter-company transactions and balances have been eliminated upon consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and the accompanying notes. Such estimates include, but are not limited to, allowances for doubtful accounts, inventory valuation, useful lives of property, plant and equipment, intangible assets, impairment in equity investment, and income taxes related to realization of deferred tax assets and uncertain tax position. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents primarily consist of cash and deposits with financial institutions which are unrestricted as to withdrawal and use. Cash equivalents consist of highly liquid investments that are readily convertible to cash generally with original maturities of three months or less when purchased.

Restricted Cash

The Company had bank acceptance notes outstanding with the bank and is required to keep certain amounts on deposit that are subject to withdrawal restrictions. Those notes are generally short term in nature due to their short maturity period of six to nine months; thus, restricted cash is classified as a current asset.

In November 2016, the FASB issued Accounting Standards Update No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires companies to include amounts generally described as restricted cash and restricted cash equivalents in cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts presented in the statement of cash flows. The Company adopted the new standard effective January 1, 2018, using the retrospective transition method.

As of December 31, 2021, and 2020, restricted cash was $0 and $3,601,533, respectively. No cash is restricted to assure future credit availability.

Revenue Recognition

The Company generates its revenues mainly from sales of electrical products, such as electrical converter and inverter, to third-party customers, who are mainly distributors and retailers. The Company follows Financial Accounting Standards Board (FASB) ASC 606 and accounting standards updates (“ASU”) 2014-09 for revenue recognition. On January 1, 2018, the Company has early adopted ASU 2014-09, which is a comprehensive new revenue recognition model that requires revenue to be recognized in a manner to depict the transfer of goods or services to a customer at an amount that reflects the consideration expected to be received in exchange for those goods or services. The Company considers revenue realized or realizable and earned when all the five following criteria are met: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

The Company considers customer purchase orders, which in some cases are governed by master sales agreements, to be the contracts with a customer. As part of its consideration of the contract, the Company evaluates certain factors including the customer’s ability to pay (or credit risk). For each contract, the Company considers the promise to transfer products, each of which is distinct, to be the identified performance obligations. In the principal versus agent consideration, since no another party is involved in transactions, the Company is a principal.

In determining the transaction price, the Company evaluates whether the price is subject to refund or adjustment to determine the net consideration to which the Company expects to be entitled. The Company analyzed historical refund claims for defective products and concluded that they have been immaterial.

Revenues are reported net of all value added taxes. As the Company’s standard payment terms are less than one year, the Company has elected the practical expedient under ASC 606-10-32-18 to not assess whether a contract has a significant financing component. The Company allocates the transaction price to each distinct product based on their relative standalone selling price.

Revenue is recognized when control of the product is transferred to the customer (i.e., when the Company’s performance obligation is satisfied at a point in time), which typically occurs at delivery. For international sales, the Company sells its products primarily under the free onboard (“FOB”) shipping point term. For sales under the FOB shipping point term, the Company recognizes revenues when products are delivered from Company to the designated shipping point. Prices are determined based on negotiations with the Company’s customers and are not subject to adjustment.

Recent Accounting Pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASU”). Management periodically reviews new accounting standards that are issued.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740) — Simplifying the Accounting for Income Taxes. ASU 2019-12 is intended to simplify accounting for income taxes. It removes certain exceptions to the general principles in Topic 740 and amends existing guidance to improve consistent application. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years, with early adoption permitted. The Company does not expect adoption of the new guidance to have a significant impact on its consolidated financial statements.

Other accounting standards that have been issued by the FASB or other standards-setting bodies are not expected to have a material effect on the Company’s financial position, result of operations or cash flows.

Off-balance Sheet Commitments and Arrangements

There were no off-balance sheet arrangements for the years ended December 31, 2021 and 2020, that have or that in the opinion of management are likely to have, a current or future material effect on our consolidated financial condition or results of operations.

Future Related Party Transactions

After completion of this Offering, the Corporate Governance Committee of our Board of Directors (which we will establish and which will consist solely of independent directors) will be required to approve all related party transactions. All related party transactions will be made or entered into on terms that are no less favorable to use than can be obtained from unaffiliated third parties.

Impact of Inflation

We do not believe the impact of inflation on our Company is material. Our operations are in China and China’s inflation rates have been relatively stable in the last three years: 0.85% for 2021, 2.5% for 2020, and 2.9% for 2019.

Holding Company Structure

We are a holding company with no material operations of our own. We conduct our operations through our subsidiaries in China. As a result, our ability to pay dividends and to finance any debt we may incur depends upon dividends paid by our subsidiaries. Our PRC subsidiaries may purchase foreign exchange from relevant banks and make distributions to offshore companies after completing relevant foreign exchange registration with the SAFE. Our offshore companies may inject capital into or provide loans to our PRC subsidiaries through capital contributions or foreign debts, subject to applicable PRC regulations. If our subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our subsidiaries are permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations.

Under PRC law, each of our affiliates in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reached 50% of its registered capital, after which any mandatory appropriation stops. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation of the companies. The reserved amounts as determined pursuant to PRC statutory laws totaled $568,418 as of December 31, 2021.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

All of our revenues and substantially all of our expenses are denominated in RMB. Our financial information uses RMB as the functional currency has been translated into U.S. dollars in our consolidated financial statements. We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge exposure to such risk.

The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. The PRC government allowed the RMB to appreciate by more than 20% against the U.S. dollar between July 2005 and July 2008. Between July 2008 and June 2010, the RMB and the U.S. dollar exchange rate had been stable and traded within a narrow band. Since June 2010, the PRC government has allowed the RMB to appreciate slowly against the U.S. dollar, though there have been periods when the RMB has depreciated against the U.S. dollar. In particular, on August 11, 2015, the PBOC allowed the RMB to depreciate by approximately 2% against the U.S. dollar. It is difficult to predict how long the current situation may last and when and how the RMB and the U.S. dollar relationship may change again.

To the extent that we need to convert U.S. dollars into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert RMB into U.S. dollars, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amounts available to us.

Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices. Our market risk exposure is generally limited to those risks that arise in the normal course of business, as we do not engage in speculative, non-operating transactions, nor do we utilize financial instruments or derivative instruments for trading purposes.

Commodity Price Risk

Our revenue is exposed to the market risk of price fluctuations related to the sale of our generators. Prices for the generators that we sell are generally determined by market forces. These prices may be influenced by factors such as supply and demand, production costs (including the costs of our raw materials) and global and domestic economic growth. Adverse changes in any of these factors may reduce the revenue that we receive from the sale of our generators. Our costs are also exposed to fluctuations in prices for the purchase, processing and production of microchips and other raw material inputs. Historically, we have generally been able to pass along price increases to our customers; however, we may be unable to do so in the future. We do not engage in commodity price hedging activities.

BUSINESS

Overview

Erayak Power Solution Group Inc. was formed in 2019 under the laws of the Cayman Islands. We conduct business primarily through our wholly-owned subsidiaries, Zhejiang Leiya and Wenzhou New Focus, in the People’s Republic of China, or the PRC. Zhejiang Leiya and Wenzhou New Focus specialize in the manufacturing, research and development, and wholesale and retail of power solution products. Zhejiang Leiya’s product portfolio includes sine wave and off-grid inverters, inverter and gasoline generators, battery and smart chargers, and custom-designed products. Our products are designed to tend to the power needs of users enjoying mobile life and are principally used in homes, RVs, campers, yachts, trucks, vans, solar energy systems, outdoor operations, new energy, and other fields. Our primary office is located in Zhejiang province, where we serve a large customer base throughout PRC and branch out to international clients. In the long term, we are committed to being a solution for mobile life and outdoor living. We are flexible and passionate enough to provide personalized mobile living solutions for each customer.

Since the founding of Zhejiang Leiya Electronics in 2009, it has become a manufacturer that not only designs, develops and mass produces our own brand of premium power solution products, but has also established e-commerce channels in the retail chain. We also offer our products in Japan, England, Germany, France, Spain, Switzerland, Sweden, the Netherlands, the U.S., Canada, Mexico, Australia, and Dubai, among 22 others. Zhejiang Leiya manufactures all of our products in factories operating under quality management systems accredited by the International Organization for Standardization (ISO 9001:2015). Furthermore, our products have been tested for regulatory compliance and safety. Some of our compliance marks include: TÜV certification from Technischer Überwachungsverein, an internationally recognized service company; GS Mark for safety under the German Equipment and Product Safety Act; C-tick certification by the Australian Communications Media Authority; FCC Mark from the U.S. Federal Communications Commission, PAH certification mark for Polycyclic Aromatic Hydrocarbon concentrations; REACH Certification for substances of very high concern under the European Chemicals Agency; CE Mark certifying compliance with European Union safety, health and environmental protection standards; RoHs Mark for compliance with the Restriction of Hazardous Substances in the European Union; c ETL Certification for compliance with Canadian safety standards; and us ETL Mark for compliance with U.S. safety standards.

We generated revenue mostly from three types of products: (1) inverters constituted approximately 86% and 75% of our total revenue for the fiscal years ended December 31, 2020, and 2019, respectively; (2) chargers, which generated approximately 7.39% and 10% of our total revenue for the fiscal years ended December 31, 2020, and 2019, respectively; (3) gasoline generators generated approximately 4.91% and 10% of our total revenue for the fiscal years ended December 31, 2020, and 2019, respectively.

Due to Zhejiang Leiya’s substantial investment in research and development, it was awarded High-Tech Enterprise status by the Zhejiang provincial government, which qualified us for China’s National High-Tech Enterprise Program, a national-level program. Specifically, companies in the China’s National High-Tech Enterprise Program are eligible for up to a 10% corporate income tax break and certain deductions related to intangible assets, such as obtaining patents in the R&D process. Additionally, our research and patents in the power solution space have brought us local recognition; we were awarded certificates by the provincial and city government that identifies us as a Zhejiang Science and Technology Enterprise, and a Wenzhou Science and Technology Innovation Enterprise. These certificates entitle us to certain preferential tax treatment and sometimes grants from the government to aid R&D efforts in furtherance of the business. Furthermore, we are a supplier for many international companies, including Einhell Germany AG, Canadian Tire Corporation Limited, Steren Electronics International, LLC, etc.

Through Zhejiang Leiya, our products are customized and built to order, or BOT. Our BOT business model maximizes our flexibility in production scheduling, material procurement, and delivery to meet our customers’ unique demands. We adopted a multi-step, full-service system to ensure quality and client satisfaction. Customers can choose from within our product portfolio and communicate specified requirements to the sales department. Our technical department will evaluate the request’s feasibility and coordinate with the customer to make adjustments. The production department will create samples that will undergo inspection by the quality inspection department for quality and material warranty. The sales department will submit the prototype, inspection report, quality assurance, and quote to the customer for verification. After confirmation by the customers, our procurement department will purchase the raw materials, and the production department will fulfill the order. Finally, our inspection department will inspect and issue a report affirming the quality before the production department pack and deliver the final product to the customer.

Industry Overview

All the information and data presented in this section have been derived from reports by Research and Markets posted on Intrado at globalnewswire.com and reports by the China Association of Automobile Manufacturers at http://www.caam.org.cn/, unless otherwise noted.

Our motto is “convenience everywhere,” and aim to become a popular go-to brand to help people adapt to this modern world or mobility. Our application of IoT (Internet of Things, which are objects embedded with sensors, processing ability, software, and other technologies, and connect and exchange data with other devices and systems over the Internet or other communications networks) technology, artificial intelligence control, and battery management technology allows users of our products to provide power in areas that lack easy accessible power. For example, the global pandemic in 2020 has made people yearn for the freedom to travel. Additionally, the blackout in Texas in the United States in 2021 has made people aware that having backup power in the face of natural disasters is an important necessity. Furthermore, lives in developing countries and regions lacking power resources are eager to acquire cost-effective power equipment to better their living standards.

Our customers include those who live a “mobile life.”   Some people live mobile lives for work, such as taxi drivers, truck drivers, surveyors, construction workers, landscapers, among others. These individuals spend over a third of their time working on the move every day. Some people choose a mobile life through activities such as outdoor camping, RV travel, RV camps, yachts, etc. We bring a comfortable solution for those who choose to enjoy mobile life and allow their mobile life to be as enjoyably convenient as at home.

Increasing Reliance on E-Commerce

The outbreak of COVID-19 in 2020 has had a major impact on countries around the world. During the pandemic, differing lockdown measures meant that countries and regions were closed irregularly. This resulted in substantial disruptions in operations and logistics. As it pertains to us, COVID-19 has reduced the availability of labor throughout the power solution supply chain, and thus maintaining the status quo of manufacturing and delivery has become less cost efficient.

The pandemic has prompted various industries, including ours, to invest in E-commerce, which has the following leading advantages: (a) a reduction in our reliance on personnel lowers operating costs, thereby increasing efficiency; (b) online marketplaces facilitate fast feedback and data collection, which helps us optimize our product portfolio and manufacturing process; (c) internet marketing results in higher engagement, which results in a more effective advertising campaign ; (d) mobile payment is more easily accessible; and (e) savings from E-commerce allows us to reduce product cost, and resulting lower prices help popularize once niche products.

The following includes the sales of the top-6 power solution product categories on Amazon’s European and American stations as of May 25, 2021.

Total Estimated Sales of Top-8 Products (Amazon USA) (source from https://www.sellersprite.com/)

Category	Estimated Monthly Volume (Unit)	Estimated Daily Volume (Unit)	Estimated Monthly Income (Thousand USD)
Power Inverters	36,264	1,213	3,168
Outdoor Generators	14,087	498	4,241
Battery Chargers	39,897	1,279	2,663
Batteries & Accessories	77,318	2,933	3,036
Power Stripes	89,956	2,944	1,958
Solar & Wind Power Inverters	1,543	45	286

Total Estimated Sales of Top-8 Products (Amazon Germany)

Category	Estimated Monthly Volume (Unit)	Estimated Daily Volume (Unit)	Estimated Monthly Income (Thousand EUR)
Power Inverters (Wechselrichter für Fahrzeuge)	15,490	500	408
Power Inverters (Wechselrichter)	1,334	37	165
Outdoor Generators (Generatoren)	1,913	61	1,595
Battery Chargers (Ladegeräte für Autobatterien)	9,515	344	831
Battery Chargers (Motorradbatterie-Ladegeräte)	2,178	69	91
Power Stripes (Mehrfachsteckdosen)	28,563	967	743

The global inverter market is projected to grow from USD 12.8 billion in 2020 to USD 26.5 billion by 2025, and is expected to grow at a compound annual growth rate (“CAGR”) of 15.6% from 2020 to 2025. (https://www.globenewswire.com/news-release/2020/03/18/2002292/0/en/The-global-inverter-market-is-projected-to-grow-from-USD-12-8-billion-in-2020-to-USD-26-5-billion-by-2025-it-is-expected-to-grow-at-a-CAGR-of-15-6-from-2020-to-2025.html#:~:text=sign%20in-,The%20global%20inverter%20market%20is%20projected%20to%20grow%20from%20USD,15.6%25%20from%202020%20to%202025). The growth of the market is driven by a large inflow of investments in the renewable energy sector and a rise in the number of residential solar rooftop installations.

The global inverter market generated revenue around USD 13.9 billion in 2020. The global inverter market is expected to grow to USD 28.5 Billion by the end of 2027 and is estimated to expand at a modest Compound Annual Growth Rate (CAGR) of 17.2% during the prediction period of 2021 to 2027. (Source: www.digitaljournal.com/pr/inverter-market-growth-trends-industry-statistics-2021-2027.) Inverters with power ratings below 10 kW are suitable for residential and commercial uses. Residential solar photovoltaics (“PV”) systems (which convert light to electricity) are mostly used in rooftop installations, which offer the benefits of feed-in tariffs, which are fees that are paid to the homeowner due to energy produced by solar installations that goes back into the local electrical grid. Installations of solar PV systems in the residential sector have been increasing significantly across the world, and solar PV installations will continue to break new records, with annual additions forecast to reach over 160 gigawatts by 2022 (Source: www.iea.org/news/renewables-are-stronger-than-ever-as-they-power-through-the-pandemic).

Most key players in the inverter market have well-established sales networks that offer their products globally. From 2020   to 2025, it is projected that the indirect sales (the use of third parties) channel segment will account for a larger share of the inverter market than direct sales to the end-user. (Source: www.marketsandmarkets.com/Market-Reports/inverter-market-263171818.html). The prevalence of third parties in the market is likely due to the expertise needed to integrate inverters with solar panel setups and the need to maintain the system.

The Asia-Pacific (“APAC”) region is projected to dominate the solar inverter market during 2020-2025. The driving forces of the growth of the solar inverter market include investments for the deployment of industrial automation solutions, stringent regulations on operational and workforce safety, expansion of power generation capacities of plants, electrification of the transportation sector, and reduction in the production and operational costs of power plants owing to advancements in technologies in emerging economies of the APAC. (Source: https://www.marketsandmarkets.com/Market-Reports/inverter-market-263171818.html)

Generator Market

The global generator market is projected to reach USD 29.3 billion by 2024 from an estimated USD 22.3 billion in 2019, at a CAGR of 5.60% during such period. (https://www.globenewswire.com/news-release/2019/05/10/1821690/0/en/Global-Generator-Sales-Market-Report-2019-The-Market-is-Projected-to-Reach-USD-29-3-Billion.html). The growth of the demand for generator sales can be attributed to the increasing need to secure uninterrupted and reliable power for end-users ranging from residential, IT/telecom, healthcare, utility and power generation, marine, chemical, oil & gas, mining, and construction sectors.

Furthermore, the gas generator market is expected to register a CAGR of more than 4.2% during the forecast period of 2022-2027. Factors, such as increasing awareness regarding natural gas as a clean and reliable fuel, increased concerns over diesel maintenance and refueling issues, decreasing natural gas fuel prices, and the general desire to be more environmentally responsible, have supplemented the demand for gas generators in recent years. Moreover, to counter the high-pollution emission risk, several countries have been implementing stricter emission norms pertaining to the diesel generator emissions and are promoting the usage of environment-friendly gas generators. (Source: https://www.mordorintelligence.com/industry-reports/gas-generator-market.)

Among the different regional markets, APAC is expected to be the largest and fastest-growing generator market by 2024 due to the high demand for power solution products in China and India. China’s rapid economic growth rate has led to an increase in the demand for power generation equipment such as diesel and gas generators. New reforms in India to support the growth of industries have made India a very lucrative and attractive market for original equipment manufacturers (“OEMs”) of generators to support the boom.

Heavy Truck Industry in China (Source: https://www.qianzhan.com/analyst/detail/220/210806-f20aeb1f.html)

Due to the rapid development of logistics and engineering-related industries in China, there has been a greater demand for transportation, which was reflected in the production and sales of China’s heavy truck industry. From 2015 to 2020, the production and sales of heavy-duty trucks in China have been increasing year by year. In 2020, due to the impact of the COVID-19 pandemic, the popularity of online shopping has further increased the demand for heavy trucks in the logistics industry.

Due to the particularity of transportation, heavy trucks are easily damaged and repaired. Therefore, the replacement time of heavy trucks is about 5-8 years. The replacement of emission standards also indirectly promotes the replacement of heavy trucks. From 2015 to 2020, the number of heavy trucks maintained rapid growth, and the growth rate reached the highest in 2018 at rate of 11.66% compared to 2017. In 2019, the number of heavy truck vehicles was 7.617 million, an increase of 7.35% as compared to 2018.

When a heavy truck has traveled more than 1 million kilometers, it needs to be overhauled because long-distance transportation has relatively high requirements on the performance of the truck. Assuming that the average annual mileage of a heavy truck is about 200,000 kilometers, then after 5 years of use, the heavy truck will enter the replacement cycle. From the perspective of truck demand, truck consumption is mainly concentrated on the demand for vehicle replacement, and more than 60% of the annual demand for trucks is caused by the demand for vehicle replacement. Due to the massive truck ownership in China and a conservative estimate of the replacement rate of 80%, 1.11 million trucks are due to be replaced by 2026, as compared to 580,000 in 2021.

New Trend – Outdoor & RV Market

To reduce the spread of COVID-19, social distancing and lockdown measures were implemented by most countries and regions as a response. We believe that these measures have increased the demand for outdoor camping as well as other alternative travel means and this trend will cause a surge in electricity consumption for outdoor recreation.

In August 2019, a double-digit drop in RV shipments was seen as a warning sign that a recession was around the corner. Because RVs are considered luxury items, sales are often considered a bellwether for economic anxiety. During the recession of 2008-2009, the RV industry nosedived as fuel prices spiked, credit dried up and disposable income went down. However, in the summer of 2020, less than a year after RV sales were in free fall, the trend has completely been reversed.   The COVID-19 pandemic triggered a recession, but the RV market is the strongest it has been in decades. According to the RV Industry Association, RV wholesale shipments reached an all-time high in 2021 and sales in 2022 are projected to reach approximately 600,200 units. (Source: www.rvia.org/rv-roadsigns-quarterly-forecast).

In the U.S., Kampgrounds of America (KOA) released a report based on its North American leisure travelers survey. Conducted in April 2020 when most states were still under stay-at-home orders, the results suggested a rebound in camping — which includes tents and RVs — in the second half of 2020 because it provides “a safe, accessible way to return to the outdoors while still maintaining acceptable social distancing standards.” Not only regular campers took taking trips that were postponed or already planned, but other travelers also planned to replace trips that included air travel, and hotel/resort stays with camping trips that are considered safer, closer to home, and more affordable. The report revealed that health and safety concerns drove interest in RVs, as consumers are still hesitant about air travel.

Many RV manufacturers and dealers experienced sudden declines in sales in March and April of 2020   as Americans pulled back on nearly all types of discretionary spending during stay-at-home orders. But in May 2020, as lockdowns eased, more businesses re-opened, and Memorial Day in the U.S. — the traditional start of summer — approached, many RV manufacturers saw a spike in sales, and some have struggled to keep up with demand. RV dealers throughout the country saw increases in sales as high as 170% in May 2020 compared to the previous year. The upward trend in May 2020 was backed up by data from Black Book, which reported that the average selling price was up 29% for motorized RVs and up 28% for towable compared to April 2020. As dealers scrambled to keep up with the surge in demand, auction volume skyrocketed in May 2020, increasing 108% for motorhomes and 98% for towable.

We believe that the increase in RV travel and camping as the vacation of choice for leisure travelers represents an opportunity for us to grow our brand and customer base. We believe that camping/outdoor travel, the proliferation of electronic devices and new habits because of the work-from-home movement will significantly increase the demand for electric power during trips. Individuals seeking to power their devices to maintain their usual quality of life outdoors are expected to rely on power solution products (generators, inverters, etc.).

Corporate Structure

Below is a chart illustrating our current corporate structure:

Our corporate structure is a direct holding structure and do not have variable interest entity (VIE) structure. Erayak is a Cayman Islands exempted company incorporated on June 14, 2019. We conduct our business in China through our subsidiaries. The consolidation of our Company and our subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

Erayak BVI, a British Virgin Islands company, limited by shares, was incorporated on June 17, 2019.

Erayak HK was incorporated on June 26, 2019, under the law of Hong Kong SAR. Erayak HK is our wholly-owned subsidiary and is currently not engaging in any active business and merely acting as a holding company.

Erayak WFOE was incorporated on December 11, 2019, under the laws of the People’s Republic of China. It is a wholly-owned subsidiary of Erayak HK and a wholly foreign-owned entity under the PRC laws. The registered principal activity of the company is technology development, information technology consulting, and information technology services. Erayak WFOE owns 100% of Zhejiang Leiya.

Zhejiang Leiya was incorporated on March 5, 2009, under the laws of the People’s Republic of China. It is registered in the electrical machinery and equipment manufacturing industries, with the business scope including manufacturing of electrical and power components, sales of electrical and power components, wholesale of computer hardware and software and auxiliary equipment, manufacturing of transformers, rectifiers, and inductors, and wholesale of auto parts. Its registered capital amount is approximately $7,352,952 (RMB 50,000,000) as of December 31, 2020.

Wenzhou New Focus, a wholly-owned subsidiary of Zhejiang Leiya, was incorporated on November 21, 2012 under the laws of the People’s Republic of China. Its registered business scope is to engage in electronic special materials research and development, mechanical equipment research and development, hardware product research and development, engineering and technical research, etc. Wenzhou New Focus’s registered capital amount is approximately $4,412,286 (RMB 30,000,000) as of December 31, 2020.

Our Products

We are mainly engaged in the manufacturing, R&D, wholesale, and retail of power solution products. According to our total revenue in the past three fiscal years, inverters, chargers, and gasoline generators are our top three categories, encompassing more than 95% of our total sales. Our sine wave inverters require high technical expertise and come with a high profit margin.

Our inverter product selection includes off-grid inverters, 12v inverters, and 24v inverters, which all use either pure sine or modified sine wave inverters ranging from 75 watts to 3000 watts and are all compatible with solar energy powering. We also manufacture gasoline generators, such as Alternating Current (“AC”) generators and Direct Current (“DC”) generators, and battery chargers. Finally, we produce various inverter generators, including AC inverter generators and DC inverter generators.

Car Inverter (Pioneer Series)	Car Inverter (Flat Panel Series) Modified Sine Wave Inverter (Genius Series)

Modified Sine Wave Inverter (Classic Series)
Pure Sine Wave Inverter (Classic Series)
Modified Sine Wave Inverter (Tank Series)

Generator (Dual Fuel Series)

Inverter Generator (Hercules Series)	On-board Generator (Mobile Series)

Our major products include the following types:

Off-grid Inverters

The off-grid inverter is an electronic device that converts DC power into AC power. Off-grid inverters are mainly classified according to input current characteristics and output current characteristics. According to the input DC voltage, the inverters can be divided into 12v, 24v, 48v, and 72v inverters. According to the output current waveform, the inverters are divided into modified wave inverters and pure sine wave inverters. According to the output current-voltage, the inverters are divided into low-voltage inverters (100v~120v) and high-voltage inverters (220v~240v). The inverters are also made into different power, such as 1000 watts and 2000 watts. The current converted by the pure sine wave inverters has higher quality and is more suitable for precision instruments, such as forklifts, radios or GPS.

In many systems with 12v batteries, 12v inverters can convert the 12v DC power into usable electricity for users. It is widely used in small vehicles, RVs, solar systems, and other fields. Under this category, inverters will be divided further according to the output waveform and output power.

In 12v Pure Sine Wave Inverters (75wattss~3000watts), the output current of the sine wave power inverter is the same as the common city grid. Because it does not have electromagnetic pollution in the grid, the inverters can provide high-quality AC power and drive any load. Pure sine wave power inverters can also meet most of our daily electricity needs, with high efficiency and low noise. Therefore, certain precision electronic equipment and motor-based appliances, such as fans, vacuum cleaners, dishwashers and refrigerators, must use sine wave power inverters. Otherwise, the use of non-sine wave power inverters may cause abnormal function or shorter expected service life of the electronic equipment. The Company mainly focuses on manufacturing pure sine wave inverters ranging from 75 watts to 3000 watts.

In 12v Modified Wave Inverters (75wattss~3000watts), although the output current quality of the modified sine wave inverter is not as good as those produced by a pure sine wave, they are more economical. It can be applied to mobile phones, laptops, TVs, cameras, CD players, various chargers, car refrigerators, game consoles, DVD players, and power tools. It can satisfy the needs of most electrical appliances. The Company mainly focuses on manufacturing modified sine wave inverters ranging from 75 watts to 3000 watts.

Except for a difference in the input voltage, 24v inverters have features similar to those of 12v inverters. 24v inverters are used in a system with a 24v battery and can convert 24v direct current into alternating current. It is currently widely used in large vehicles. The Company mainly focuses on manufacturing pure sine and modified sine wave inverters ranging from 75 watts to 3000 watts.

Vehicle inverters are mostly low-power modified sine wave inverters. According to the output waveform, the inverter can be categorized into a modified wave inverter and a pure sine wave inverter. Car inverters (≤1000W) used in the car power port to supply power to small devices, such as mobile phones, computers, tablets, car refrigerators, and other car appliances, have very high demand in the world.

(1)	Erayak Car Inverter (Pioneer Series)

The development of Pioneer Series has been completed and we plan to launch various lines of the series in 2021-2025. The first line of the series, “Boozer” has entered the mass production phase, and will be premiered on amazon.com and Walmart.com in December 2021. The products, in a metal cup shape, will have intelligent temperature control fan and powerful intelligent management circuit, which give them extraordinary performance and bring convenient power to car owners. Each model will be in cup-shape and decorated with a variety of paintings to offer a plenty of options to users. The Pioneer Series will bring cultural experience and diverse values to the automobile industry.

(2)	Erayak Car Inverter (Flat Panel Series)

In addition to car inverters, Erayak high-power modified sine wave inverters have been updated and evolving for many years, entitling them with technical and cost-effective advantages. Compared with the industry level, Erayak modified wave inverter has a unique and strong 130% power ductility and has gained wide acceptance from the market.

(3)	Erayak Modified Sine Wave Inverter (Classic Series)

The Classic Series Inverter is our earliest modified sine wave inverter series. We have been upgrading the technology since the 2000s, but we have always retained the original design. The Classic Series has been widely distributed in the European, American, and Middle Eastern markets, with a total of about 5 million users and a steady increase in the recent years of 1.2 million users a year. It is one of the landmarks Erayak products in the view of our users.

(4)	Modified Wave Inverter (Tank Series)

The Tank Series was launched in 2017. It has the technological functions of the Classic Series and has a more modern design.

(5)	Erayak Modified Sine Wave Inverter (Genius Series)

The Genius Series is our latest inverter series, which launched in 2021. It incorporates a few concepts: digital display, compact design, scientific and technological appearance, compatibility with various electronic products, and a remote-control system.

(6)	Erayak Pure Sine Wave Inverter (Classic Series)

Pure sine wave inverters can output high-quality current (the same as mains electricity or utility power) to better support capacitive load appliances such as water pumps, air conditioners, fans, air compressors, electric saws, electric hammers, refrigerators, refrigerators, and etc. The manufacture of pure sine wave inverters is different from modified waves in that it has higher manufacturing and technical requirements. To our knowledge, only a few manufacturers on Amazon.de can mass produce pure sine wave inverters.

In 2015, we successfully developed and mass-produced pure sine wave inverters with Bluetooth control function, which allows the product to monitor working conditions at any time, and solves the problem of ordinary inverters that require close operation.

Pure sine wave inverters are used as components of many high-end products, such as mobile power supply, inverter generator, RV power supply system, DC power supply system (power equipment based on DC battery).

In addition, due to the Erayak Inverter technology, the performance has reached an optimal level. We believe that we have relatively high conversion efficiency,  which means that it consumes the same DC power and can output more AC power while producing less heat loss.

For example, Erayak Pure Sine Wave Inverter (Classic RV) is an improved RV model based on pure sine wave inverter. It has advanced and combined technology   from the utility power and reverse charging technology (which allow inverters to be charged when utility power is available), which is designed to solve the power supply problem of RVs. With the help of Classic RV, RVs could use the battery’s power when there is no ordinary utility power connection. After the power is connected, it will be automatically selected as the main power source while the RV battery will be recharged with electricity.

Our inverter’s frequency conversion technology it is not only highly efficient, it will also automatically adjust the output power while saving fuel, being environment friendly and noise-free. The unique frequency conversion technology is also the core of quality consistency, ensuring continuous long-term operation and better performance than regular generators of the same power.

(a)	AC Inverter Generators

According to the different external structures, it is divided into portable generators and frame generators. Portable generators have lower power, more stylish appearance, and better sound insulation. Portable generators are more suitable for home use, outing entertainment, outdoor operations, etc. On the contrary, frame generators have a higher efficiency in converting AC power into utility power, creating a greater power output. Thus, frame generators are suitable for trucks, RVs, large households, and small and medium-sized outdoor operations. The Company mainly focuses on portable inverter generators ranging from 750 watts to 3000 watts and framed inverter generators ranging from 3000 watts to 5000 watts.

(b)	DC Inverter Generators

DC inverter generators are widely used in systems equipped with 12v/24v/48v batteries, such as DC air conditioning systems for large trucks. For example, since many DC appliances are more energy-efficient than AC appliances, inverter DC air conditioners in large trucks save 25-50% of energy consumption than ordinary air conditioners. Thus, DC inverter generators can greatly improve the economics of DC circuits.

Additionally, the company produces 24v inverter generators (2000watts), dual-fuel inverter generators (2000watts~4000watts), and conventional generators(500watts~7500watts).

Eayak has always dedicated itself to the research, development, and innovation of the inverter, so that our inverters can be continuously optimized in their technology, applications, and cost-effectiveness. We are committed to bringing users the most convenient and efficient power solution.

Gasoline Generators

Gasoline generators, using gasoline as fuel, are smaller and lighter and are easy to use. The power in gasoline generators ranges from 0.5 kilowatts to 5 kilowatts and are widely used in household applications. Gasoline generators are divided into conventional generators and inverter generators. Gasoline generators are also divided into gasoline generators and dual-fuel generators (LGP). Furthermore, gasoline generators can be divided into low-voltage sections and high-voltage sections. According to output current, they are divided into AC generators and DC generators. Finally, gasoline generators are divided into various powers due to different output power.

(1)	Inverter Generator (Hercules Series)

Erayak variable frequency generators combine unique frequency conversion technology with traditional generators’ power and can output pure waveform power. This model’s advantage is the combined usage of variable frequency output and pure power, which makes up for the low efficiency in traditional generators. It can carry the power facility of an entire household and is currently one of the most popular power solutions products. Generators can use gasoline or diesel as fuel. They are stylish in design and are more portable than traditional generators. Users can easily connect two generators in parallel to obtain double output current.

In the case of unavailable commercial power, common solutions on the market include generators, battery packs, solar power systems, mobile power supplies, etc. The generator is the most practical solution. It has a definitive advantage over the latter three solutions because it does not rely on batteries. Therefore, its functionality is not limited by harsh temperature, humidity, battery life, sunlight density, among others. As long as there is enough fuel, it can generate a steady stream of electricity for its consumers. We believe the recent blackout in Texas is a good example of how important it is to prepare a compact and durable generator at home. It is worth mentioning that today’s new energy vehicles are limited by the usage of battery materials and many users have begun carrying variable-frequency generators as backup power sources. They can provide emergency power at critical moments so that people can be at ease in finding the next charging station.

(2)	Dual Fuel Series

Our Dual Fuel Series accommodates multi-fuel supply situations, which result in more powerful output. Since the Dual Fuel Series adopts a dual fuel supply mode, this series of generators can use several mainstream fuels such as LGP (liquefied petroleum gas)/GASOLINE/DIESEL/LNG (liquefied natural gas) as the main fuel, reducing electricity costs. Because the Dual Fuel Series generators adopt an open-frame design, they can generate more electricity with a more powerful system. The generators are equipped with an electronic starter, so they do not need to be started manually as traditional generators. The LCD can display voltage, output power, and duration in real-time, allowing users to control power information more objectively. In terms of machinery, we added a hand lever and wheels to make it easy to move.

(3)	On-board generator (Mobile Series)

The Mobile Series are generators specially launched by Erayak for vehicle users with mobile power requirements. The series includes 24V generators used in systems, such as trucks, trucks, trailers, etc. It can provide a steady stream of power to drivers who operate vehicles most of the time and create the freedom to utilize power in any way they want.

For example, the RV generator below is our customized generator for RV. It has stronger output, lower noise, and longer battery life than those in the market. The mobile series generators are equipped with a remote-control system, allowing the owner to control the generator in the vehicle conveniently.

Battery Charger

Battery chargers are used to charge the battery. According to the battery voltage, chargers can be divided into 6v chargers and 12v chargers. According to the maximum current, chargers can be divided into different phases from 1A to 12A. Original charging technology, using a high-grade eight-stage charging cycle, can repair lower-voltage batteries.

Power Bank (Backup Series)

Combining Erayak’s unique frequency conversion technology, Backup Series can output pure sine wave current as the mains. Since the power supply part uses a battery instead of an internal combustion engine, it is quieter and lighter. In the mobile power industry, the core competitiveness of products lies in two parts: inverter technology and storage batteries. We currently have both. Specifically, the mobile power supply equipped with Erayak pure sine wave inverter modules can maximize the battery and, at the same time, have better battery preservation functions.

With the development of battery materials, we expect to continue introducing power supplies with stronger output and endurance capabilities.

High Pressure Washer (Storm Series)

Equipped with a powerful gasoline engine, it can output water columns of different pressures through the built-in speed adjustment system. The maximum power of Erayak high-pressure cleaner can reach more than 4000W, and the water column with a pressure of up to 220bar can easily wash any carrier, glass, house, and farm.

Research and Development

We have 18 employees working in the R&D department as of the date of this prospectus. From concept to finished product, we adopt a multi-step process to ensure that the final product presented to the public not only works optimally, but also endures the test of time.

During the first step of market research and user data analysis, we summarize the product data gathered through offline communication, market comment summary, user survey, user analysis, and website user behavior data collection. Then we evaluate the market product position by further determining possible customer expectations for the new products, such as product appearance design, basic function requirements, product selling price (from the lowest to average to highest), and the likelihood of other products competing in functions, advantages, disadvantages, and price. During this stage, we also forecast the competitors’ necessary supply and research capabilities, as well as set target markets and user groups, strategize sales channels and publicity.

Next, we conduct feasibility studies and analysis for the potential product. Specifically, we analyze cost of research, manufacturing, promotion, and personnel required for the product, and the result report provides information on whether the model can be put through test manufacturing, enter the next configuration process, re-enter research or terminate. The requirements for the personnel involved in the decision-making process are at least 2 people with 1 year experience and the CEO, who will then appoint (i) a person to be in charge of the project development group, (ii) a second person to lead the new research group; and (iii) a third person to promote the development of the new product.

Thereafter, the product will enter the industrial design stage, wherein appearance design, output product appearance through 3D modeling and painting and rendering are conducted. Core technology application, circuit design, size as well as accessory packaging design are also determined at this stage. The 3D printing prototype provides a general idea of the appearance of the future product and tests of the product material in areas, such as water absorption, moisture-proof, fire-proof, corrosion, and wear-resistance, are conducted to determine the product texture.

We then conduct an initial forecast to estimate the costs related to manufacturing, labor, material, manufacturing space, and management involved in development of the product. The molds created by the 3D modeling process are assessed to determine their quality and compliance with the established standards in the various markets by the department of quality control and R&D engineering departments. The department of quality control and R&D engineering department issue quality control documents jointly to opine on raw material standards, incoming inspection standards, export standards, semi-finished product testing standards, finished product testing standards, product aging standards, product packaging standards and transportation standards. The two departments will then propose flow charts, supply drawings, train technicians and adjust production machines in adherence to selected standards.

Next, trial production will be conducted, where the manufacturing process and technology is tested through small batch production, and the products are subjected to destructive tests to verify product performance. Further, actuarial calculations are conducted to estimate the costs and a complete market promotion plan will be proposed before mass production completes. During mass production, a quality control process will be carried out at the same time, wherein the production department issues a production plan, and the quality control department inspects the finished or semi-finished products.

Finally, when the products have been manufactured and introduced to the market, after-sales operations commence, which involve the implantation of daily promotion plans, solving and summarizing after-sales problems, inventory statistics and analysis, and formulation of replenishment plans.

Sales and Marketing

Our Customer and Sales

Our customers include large technology companies.

The Company sold a substantial portion of products to two customers (27% of total revenues) during the fiscal year ended December 31, 2021. As of December 31, 2021, amount due from these customers included in accounts receivable was $46,633, representing 2.65% of total accounts receivable. There was no other significant concentration of accounts receivable for the fiscal year ended December 31, 2021.

The Company sold a substantial portion of products to three customers (16%, 15% and 10% of total revenues) during fiscal year 2020. As of December 31, 2020, amount due from these customers included in accounts receivable was $3,198,122, representing 63% of total accounts receivable. There was no other significant concentration of accounts receivable for the year ended December 31, 2020.

Our Suppliers

For the fiscal years ended December 31, 2021 and 2020, there was no significant concentration in suppliers for the Company’s raw material purchase.

The Company has numerous suppliers that could be substituted should any of the current suppliers become unavailable or non-competitive.

Our Competitive Advantages

We are committed to offering our customers product diversity, quality and reliability. We offer a diversified portfolio of low-noise and low-emission natural power source products to satisfy our customers’ specialized needs. We believe we have a number of competitive advantages that will enable us to maintain and further increase our market position in the industry for the market in China. Our competitive strengths include:

●	Safety and Quality. Based on Amazon customer reviews, our brand has received initial recognition from Amazon customers in terms for quality and performance of our products. We have been tested and certified by Technischer Überwachungsverein, an internationally recognized service company specializing in the inspection of technical systems. Our products also meet the regulatory demands of the United States, Canada, Australia, the European Union, among other countries.

●	Manufacturing Capacity. Our expertise and facilities enable us to standardized mass production, stabilize shipments, and initiate automated production transformation.

●	Technological Superiority. We have a specialized technology R&D team that serves as the catalyst for developing new products, increasing our production capacity, and maximizing our efficiency. Through R&D, industrial production, online and offline sales channels, and investment in equipment and corresponding infrastructure, the Company can develop new products to keep up with the changing marketplace. Our ability to upgrade production capacity, maintain operation facilities, and retain a talented management team results in flexible production scale, low mechanization costs, and high efficiency. These benefits substantially boost the Company’s competitiveness and profitability. For example, we integrate cutting-edge core power models and high-quality materials for our oil and gas generators. Our efforts strive to achieve a powerful and long-lasting product. As for our inverters, to our knowledge, there are not many competitors on Amazon capable of producing inverters that power over 1000 Watts because of production- and technology-related difficulties.

●	Experienced Management Team. Our management team has the experience in manufacturing and e-commerce industries. Additionally, our skilled and experienced production team and inspection team ensure efficient operation of the company.

●	Research and Development Autonomy. We own the design patents, utility patents, and software copyrights supporting our products. Our investment in research and development also enables us to further develop and refine our product portfolio to match the changing power-solutions landscape

●	Efficient Manufacturing Process and Quality Control. We believe that our efficient production management system and strong quality control can help us strengthen our position in the domestic and international markets.

●	Customized Products. The Company offers products that are customized and built to order, or BOT, to meet its customers’ unique demands.

●	Business Expansion Potential. Our products are already available in Australia, Europe, and North America. We also plan on expanding to South America, Africa, and Southeast Asia. Additionally, the Company is involved in both retail and wholesale, which grants us access to a wider range of customers and profit opportunities.

Our Business Strategies

Our ideal is to be a go-to brand for enthusiasts of the mobile lifestyle by providing convenient and refined power solution products. Our primary objective is to create value by sustaining growth in earnings and cash flows from operating activities over various economic cycles. To achieve this objective, we strive to improve our cost structure, provide high-quality service and products, expand our product offerings and increase our market share.

Optimize Our Portfolio and Product Mix to be Responsive to Market Conditions

We seek to maintain flexibility to adjust our product mix and rapidly respond to changing market conditions. While prioritizing our highest margin products, we regularly evaluate our portfolio of assets to ensure that our offerings are responsive to prevailing market conditions. We will assess and pursue opportunities to utilize, optimize and grow production capacity to capitalize on market opportunities.

For example, due to the spread of COVID-19, outdoor camping and other alternative travel means are rising in popularity, causing a surge in electricity consumption for outdoor entertainment. We are using this market opportunity to provide to the public more cost-efficient options to meet the demand of the newly arising recreational choices. As such, our patented generators and inverters, which have been tested repeatedly at our facility before mass production, are highly efficient in generating power and preserve a consistently enduring lifespan according to our internal testing data.

Although the pandemic has affected the Company’s production and sales in the first half of 2020, we have continued the research and development of new products. Between March and June 2020, we had developed five new inverter generators and successfully produced prototypes of these products between June and September 2020. We expect to offer these new products to the market at the end of 2021.

Provide Superior Quality Products and Customer Service

Our products play a critical role in various construction, infrastructure, equipment, and safety applications. Our emphasis on manufacturing processes, quality control testing and product development helps us deliver a high-quality product to our customers. Our evaluation team must ensure that products under mass-production will be checked randomly and frequently.

Furthermore, during their developmental stage, our products are also repeatedly evaluated and tested to ensure a minimal failure rate. When a product has been developed and before mass-production, we adopt a test production process wherein a small number of products are manufactured to detect any last-minute technical error and refine the production process.

Additionally, during mass-production, groups of quality-control staff are stationed at the end of each process. A portion of products is also sent to withstand the destruction test to evaluate the products’ sustainability under extreme circumstances and provide information on further enhancement.

Focus on Efficient Manufacturing and Cost Management

We strive for continued operational excellence to provide high-quality products at competitive prices. Our operating personnel continually examine costs and profitability by product, plant, and region. Our goal is to maximize operational benchmarks by leveraging skilled manufacturing and supply chain management processes. To our knowledge, we have achieved lower cost and usage of raw materials in manufacturing while retaining higher quality and efficiency than similar products in the market.

Focus on Key Supplier Relationships

We believe that our relationships with our key suppliers provide a competitive advantage in serving our customers. Our ability to provide our suppliers with accurate information regarding our future demands is critical to this relationship. We are focused on accurate demand planning and have invested in systems to enhance this function.

Execute Pricing Strategy to Pass-Through Underlying Costs

We believe we have a track record of managing underlying commodity price exposure through our price negotiation, raw material procurement, and inventory management program.

Enhance Brand Recognition

We utilize our website, Facebook page, Youtube channel and online e-commerce platform flagship store to increase our products’ visibility in the European, American, and Chinese markets.

Cooperation with Online-Stores and Amazon.com, Inc.

We have listed our products on Amazon in both European and U.S. markets and are a certified seller. Our inverter and charger products have steadily maintained a top ten position in Amazon Top Sellers at Amazon.de. As a result, our brand’s products were selected to participate in Amazon Accelerator projects, a plan devised by Amazon.com, Inc. to contract potential companies and manufacturers to become a part of Amazon’s own “platform brand” to enhance the brand’s exposure and attract more customers. Brands participating in the plan will be exclusively sold on European sites as well.

Our Company has passed the preliminary screening of the plan and the cooperation has commenced.   The Company’s R&D and sales channels are expected to enable the Company to bring products to the market faster and more effectively. Through cooperation with Amazon, the Company’s new products are expected to receive greater exposure and effectively improve its European presence.

Our Employees

As of December 31, 2021   and December 31, 2020, we have a total of 120 and 119 employees in the following departments:

	As of December 31, 2021	As of December 31, 2020
Administration	4	17
Research and Development	18	17
Manufacture	83	77
Business Operations	15	8
Total	120	119

Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We believe that we maintain a good working relationship with our employees, and we have not experienced any significant labor disputes. We are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses, and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. As required by regulations in China, we participate in various employee social securities plans that local governments organize. We believe we have covered housing provident fund and all five types of social insurance, including, pension insurance, medical insurance, work-related injury insurance, unemployment insurance, and maternity insurance.

Description of Property

Our Properties and Facilities

Equipment

Our production relies on a wide variety of equipment, including equipment for office use and multiple factory equipment facilitating a complete production cycle. At the end of 2021, our equipment’s total current value is around $1,079,983.

Our equipment consists of several categories: (i) factory machinery and equipment, (ii) transportation vehicles, (iii) electronic devices, (iv) construction in progress and (v) office furniture and equipment. The above five  groups of equipment are utilized in the production of the manufacture of electronics and factory maintenance. Most of our equipment is devoted to manufacturing, which uses approximately 66.1% of our factory machinery and equipment.

Lease commitment

Zhejiang Leiya entered into a factory workshop leasing agreement with Wenzhou Ailefu Furniture Tech Limited Company (“Ailefu”), an entity indirectly 100% owned by Lingyi Kong, our Chief Executive Officer and Chairman, effective January 1, 2018. The factory is located at Wenzhou Economic Technological Development Zone, Binghai Fourth Blvd. No. 528. The lease is for 20 years, effective from January 1, 2018 to December 31, 2037. The property is 36,134.78 square meters and total rent is RMB 70,489,500, or approximately $10,900,720, which has been paid upfront in its entirety.   Ailefu  provided the leased assets as guarantee for the Company to apply for a bank loan for the lease payment.

Intellectual Property

We rely on a combination of trademark, patent, and proprietary technology and contractual restrictions on disclosure to protect our intellectual property rights. We enter into relevant confidentiality agreements or provisions with our employees and certain customers and suppliers and rely on confidentiality agreements or provisions and other protections of our technical know-how to maintain our technical advantages in our products and design.

Protection of our intellectual property is a strategic priority for our business. We rely on a combination of patent, trademark, and trade secret laws, as well as confidentiality agreements to establish and protect our proprietary rights. We do not rely on third-party licenses of intellectual property for use in our business.

Patent

We currently have 21 Chinese patents issued and are to expire at various times from May 2025 through April 2033. We have exclusive rights to utilize the processes issued patent rights within the valid term. As for other products of us and the related manufacturing processes, since the technical information has been published and is in the public domain, we believe we can utilize such technical information without obtaining any patent license. We do not believe that we are violating the existing patent rights of any other party.

The following table briefly describes the Company’s issued Chinese patents, including their respective publication numbers, application filing date, issue date, expiration date, and title.

Patent Number	File Date	Issue Date	Expiration Date*	Title	Issue Country
2021301396990	2021-03-16	8/10/21	8/9/31	A power converter (DAU-C0)	China
2020305621635	2020-09-21	7/9/21	7/8/31	An open frame generator	China
2020217629223	2020-08-21	7/9/21	7/8/31	A dual fuel generator with separate control device	China
2020305092472	9/1/20	3/2/21	3/1/31	A power converter（DAU-C3）	China
2020305092523	2020-09-01	3/2/21	3/1/31	A power converter（DAU-C2）	China
2020305098873	2020-09-01	3/2/21	3/1/31	A power converter（DAU-C1）	China
2020303354729	2020-06-28	12/22/20	12/21/30	Portable generator（EYG1000）	China
2020303354682	2020-06-28	2/12/21	2/11/31	Portable generator（EYG1000i）	China
2020202169180	2020-02-27	1/12/21	1/11/31	An interlock control display inverter	China
2020202169195	2020-02-27	1/12/21	1/11/31	An integrated low power inverter	China
2020202169265	2020-02-27	1/12/21	1/11/31	An integrated low power inverter	China
2019306891357	2019-12-10	7/3/20	7/2/30	A power converter（DSU-80B1）	China
2019306891380	2019-12-10	7/3/20	7/2/30	A power converter（DSU-3K0XZ）	China
2019306891408	2019-12-10	7/3/20	7/2/30	A power converter（DSU-2K0XZ）	China
2019306891465	2019-12-10	7/3/20	7/2/30	A converter（1038）	China
2019306891484	2019-12-10	7/3/20	7/2/30	A power converter（DSU-300X）	China
2019306891516	2019-12-10	7/3/20	7/2/30	A power converter（DSU-2K0XA）	China
2019306896308	2019-12-10	7/14/20	7/13/30	A power converter（DSU-1K0X）	China
2019306896280	2019-12-10	7/14/20	7/13/30	Inverter remote control（1038）	China
2019221950498	2019-12-05	9/29/20	9/28/30	A wireless two-way interconnection and mutual control system	China
201930517241.7	9/20/19	6/9/20	6/8/30	A power converter（DAU-Z3）	China
201930517254.4	9/20/19	6/9/20	6/8/30	A power converter（DAU-Z2）	China
201930517255.9	9/20/19	6/9/20	6/8/30	A power converter (DAU-Z1)	China
201930352280.6	7/4/19	3/20/20	3/19/30	A power converter（AEG）	China
201810276141.4	3/29/18	3/31/20	3/30/30	An event-driven jet ignition synchronization control method for EFI SI engine	China
201630338616.X	7/22/16	1/18/17	1/17/27	A power converter（MSW-1）	China
201630029535.1	1/27/16	6/29/16	6/28/26	A inverter	China
201630029529.6	1/27/16	9/21/16	9/20/26	A generator	China
2019221950498	12/5/19	9/29/20	9/28/30	A wireless two-way interconnection and mutual control system	China
201630338482.1	7/22/16	12/7/16	12/6/26	A power converter（PSW-1）	China
201930352278.9	7/4/19	3/20/20	3/19/30	A power converter（DSU-Z）	China
201930352279.3	7/4/19	3/20/20	3/19/30	A power converter（DSU-Y）	China

*	Patent expiration dates are routinely subject to dispute in patent infringement actions. No assurance can be given that third parties infringing our patents will not dispute the expiration dates of our patents or that we will be successful in defending against such disputes.

Trademark

The following table sets forth a brief description of the Company’s trademarks, including their respective publication numbers, application filing date, issue date, expiration date and title.

Trademark Number	Issue Date	Expiration Date	Trademark	Issue Country
UK00003191959	2014.3.17	2027.3.13		Great Britain and North Ireland
5162364	2016.10.19	2026.10.18*		United States
15223025	2015.10.7	2025.10.6		China
15740889	2016.1.7	2026.1.6		China
15810700	2016.1.21	2026.1.20		China
16896119	2016.7.7	2026.7.6		China
18594673	2017.1.21	2027.1.20		China
18742642	2017.2.7	2027.2.6		China
20760797	2017.9.14	2027.9.13		China
23731087	2018.4.14	2028.4.13		China
26054986	2018.9.14	2028.9.13		China
26452633	2018.10.7	2028.10.6		China

*	U.S. trademarks do not expire after a set period of time. Trademarks will persist so long as the owner continues to use the trademark. Once the United States Patent and Trademark Office (USPTO), grants a registered trademark, the owner must continue to use the trademark in ordinary commerce.

Domain

We have the right to use the following domain registration issued in the PRC.

Number	Domain Name
1	www.erayak.com

Copyright

The following table sets forth a brief description of the Company’s copyright in China, including their respective publication numbers, application filing date, issue date, expiration date and title.

Number	Copyright Number	Issue Country
1	2018SR916474	China
2	2018SR916512	China
3	2018SR916469	China
4	2018SR916478	China

Legal Proceedings

From time to time, we are subject to legal proceedings, investigations and claims incidental to the conduct of our business. We record a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. As of the date of this prospectus, we are not involved in any legal or administrative proceedings that may have a material adverse impact on our business, balance sheets or results of operations and cash flows, other than as described herein.

CHINESE LAWS AND REGULATIONS

Regulation on Product Liability

Manufacturers and vendors of defective products in the PRC may incur liability for losses and injuries caused by such products. The Civil Code of the People’s Republic of China was passed in May 2020 and has be implemented on January 1, 2021.According to The Civil Code of the People’s Republic of China, manufacturers or retailers of defective products that cause property damage or physical injury to any person will be subject to civil liability.

In 1993, the Product Quality Law of the PRC (as amended in 2000, 2009 and 2018) and the Law of the PRC on the Protection of the Rights and Interests of Consumers (as amended in 2009 and 2013), were enacted to protect the legitimate rights and interests of end-users and consumers and to strengthen the supervision and control of the quality of products. If our products are defective and cause any personal injuries or damage to assets, our customers have the right to claim compensation from us.

Regulations on Intellectual Property Rights

Patent. Patents in the PRC are principally protected under the Patent Law of the PRC. The duration of a patent right is either 10 years or 20 years from the date of application, depending on the type of patent right.

Copyright. Copyrights in the PRC, including copyrighted software, is principally protected under the Copyright Law of the PRC and related rules and regulations. Under the Copyright Law, the term of protection for copyrighted software is 50 years.

Trademark. The PRC Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. Registered trademarks are protected under the Trademark Law of the PRC and related rules and regulations. Trademarks are registered with the Trademark Office of the SAIC. Where registration is sought for a trademark that is identical or similar to another trademark which has already been registered or given preliminary examination and approval for use in the same or similar category of commodities or services, the application for registration of such trademark may be rejected. Trademark registrations are effective for a renewable ten-year period unless otherwise revoked.

Domain Names. Domain name registrations are handled through domain name service agencies established under the relevant regulations, and applicants become domain name holders upon successful registration.

Regulations Relating to Dividend Withholding Tax

Pursuant to the Enterprise Income Tax Law and its implementation rules, if a non-resident enterprise has not set up an organization or establishment in the PRC or has set up an organization or establishment but the income derived has no actual connection with such organization or establishment, it will be subject to a withholding tax on its PRC-sourced income at a rate of 20%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to enjoy the reduced withholding tax: (i) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (ii) it must have directly owned such percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. There are also other conditions for enjoying the reduced withholding tax rate according to other relevant tax rules and regulations.

According to the Circular on Several Issues regarding the “Beneficial Owner” in Tax Treaties, which was issued on February 3, 2018 by the SAT, effective as of April 1, 2018, when determining the applicant’s status of the “beneficial owner” regarding tax treatments in connection with dividends, interests or royalties in the tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of its income in twelve months to residents in third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and it will be analyzed according to the actual circumstances of the specific cases. This circular further provides that applicants who intend to prove his or her status of the “beneficial owner” shall submit the relevant documents to the relevant tax bureau according to the Announcement on Issuing the Measures for the Administration of Non-Resident Taxpayers’ Enjoyment of the Treatment under Tax Agreements.

On October 14, 2019, the State Administration of Taxation issued the Notice on the Administrative Measures for Non-resident Enterprises to Enjoy Contractual Benefits (Circular No. 35 of the State Administration of Taxation in 2019, Circular 35), which was implemented from January 1, 2020. According to Circular 35, non-resident enterprises may enjoy the benefits by way of “self-judgment, declaration and enjoyment, and retention of relevant information for future reference”. If a non-resident enterprise judge that it meets the conditions for enjoying the contractual benefits, it may enjoy the contractual benefits at the time of tax declaration or through the withholding agent. At the same time, it shall collect and retain relevant information for reference in accordance with Circular 35, and accept the follow-up management of the tax authorities.

Accordingly, Erayak HK, our Hong Kong subsidiary, may be able to enjoy the 5% withholding tax rate for the dividends they receive from Zhejiang Leiya and Wenzhou New Focus, our PRC subsidiaries, respectively, if they satisfy the conditions prescribed under Circular 81 and other relevant tax rules and regulations. However, according to Circular 81, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

Regulations Relating to Foreign Exchange

Regulations on Foreign Currency Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, most recently amended in August 2008. Under the PRC foreign exchange regulations, payments of current account items, such as profit distributions, interest payments, and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is converted into foreign currency and remitted out of China to pay capital account items, such as direct investments, repayment of foreign currency-denominated loans, repatriation of investments, and investments in securities outside of China.

In November 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, which substantially amends and simplifies the current foreign exchange procedure. Pursuant to this circular, the opening of various special-purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds derived by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In addition, SAFE promulgated another circular in May 2013, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC must be conducted by way of registration and banks must process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches. On February 13, 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Notice 13. After SAFE Notice 13 became effective on June 1, 2015, instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals may apply for such foreign exchange registrations from qualified banks. Under the supervision of SAFE, the qualified banks may directly review the applications and conduct the registration.

On March 30, 2015, SAFE promulgated Circular 19, which expands a pilot reform of the administration of the settlement of the foreign exchange capitals of foreign-invested enterprises nationwide. Circular 19 came into force and replaced both previous Circular 142 and Circular 36 on June 1, 2015. On June 9, 2016, SAFE promulgated Circular 16 to further expand and strengthen such reform. Under Circular 19 and Circular 16, foreign-invested enterprises in the PRC are allowed to use their foreign exchange funds under capital accounts and RMB funds from exchange settlement for expenditure under current accounts within its business scope or expenditure under capital accounts permitted by laws and regulations, except that such funds shall not be used for (i) expenditure beyond the enterprise’s business scope or expenditure prohibited by laws and regulations; (ii) investments in securities or other investments than banks’ principal-secured products; (iii) granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) construction or purchase of real estate for purposes other than self-use (except for real estate enterprises).

In January 2017, SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, or SAFE Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting the profits. Further, according to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

Regulations on Foreign Exchange Registration of Overseas Investment by PRC Residents

SAFE issued SAFE Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, that became effective in July 2014, replacing the previous SAFE Circular 75. SAFE Circular 37 regulates foreign exchange matters in relation to the use of special purpose vehicles, or SPVs, by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China. Under SAFE Circular 37, an SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities to seek offshore financing or make an offshore investment, using legitimate onshore or offshore assets or interests. An “round trip investment” refers to direct investment in China by PRC residents or entities through SPVs, establishing foreign-invested enterprises to obtain ownership, control rights, and management rights. SAFE Circular 37 provides that, before contributing to an SPV, PRC residents or entities must complete foreign exchange registration with SAFE or its local branch. SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which took effect on June 1, 2015. This notice has amended SAFE Circular 37 requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for overseas investment or financing.

PRC residents or entities who had contributed legitimate onshore or offshore interests or assets to SPVs but had not obtained registration as required before the implementation of the SAFE Circular 37 must register their ownership interests or control in the SPVs with qualified banks. An amendment to the registration is required if there is a material change with respect to the SPV registered, such as any change of basic information (including change of the PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, and mergers or divisions. Failure to comply with the registration procedures set forth in SAFE Circular 37 and the subsequent notice, or making misrepresentation on or failure to disclose controllers of the foreign-invested enterprise that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant foreign-invested enterprise, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

We are aware that our PRC resident beneficial owners subject to these registration requirements have registered with the Beijing SAFE branch and/or qualified banks to reflect the recent changes to our corporate structure.

Regulations Relating to Dividend Distributions

According to the PRC Company Law and Foreign Investment Law, each of our PRC subsidiaries, as a foreign invested enterprise, or FIE, are required to draw 10% of its after-tax profits each year, if any, to fund a common reserve, which may stop drawing its after-tax profits if the aggregate balance of the common reserve has already accounted for over 50% of its registered capital. These reserves are not distributable as cash dividends. Furthermore, under the EIT Law, which became effective in January 2008, the maximum tax rate for the withholding tax imposed on dividend payments from PRC foreign invested companies to their overseas investors that are not regarded as “resident” for tax purposes is 20%. The rate was reduced to 10% under the Implementing Regulations for the EIT Law issued by the State Council. However, a lower withholding tax rate might be applied if there is a tax treaty between China and the jurisdiction of the foreign holding companies, such as tax rate of 5% in the case of Hong Kong companies that holds at least 25% of the equity interests in the foreign-invested enterprise, and certain requirements specified by PRC tax authorities are satisfied.

Under our current corporate structure, Erayak may rely on dividend payments from Zhejiang Leiya and Wenzhou New Focus, which is a wholly foreign-owned enterprise incorporated in China, to fund any cash and financing requirements we may have. The principal regulations governing the distribution of dividends of foreign-invested enterprises include Foreign Investment Law of the People’s Republic of China and the Company Law of the People’s Republic of China. Under these laws, wholly foreign-owned enterprises in China may freely make remittance inward and outward in RMB or foreign exchange of capital contribution, profits, capital yield, income from asset disposal, intellectual property licensing fees, indemnity obtained according to law or income from compensation and liquidation. In addition, wholly foreign-owned enterprises in China must allocate at least 10% of their respective accumulated profits each year as statutory reserve fund, if any, to fund the reserve fund until the statutory reserves fund has reached 50% of the registered capital of the enterprises. Wholly foreign-owned companies may, at their discretion, allocate a portion of their after-tax profits based on PRC accounting standards to optional reserve funds. After making up the losses and allocating reserve funds, the remaining after tax profits of wholly foreign-owned enterprises may be distributed to the shareholders.

Regulations Relating to Overseas Listings

On December 24, 2021, the China Securities Regulatory Commission, or the CSRC, issued Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Administration Provisions”), and the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Measures”), which are now open for public comments.

The Administration Provisions and Measures for overseas listings lay out specific requirements for filing documents and include unified regulation management, strengthening regulatory coordination, and cross-border regulatory cooperation. Domestic companies seeking to list abroad must carry out relevant security screening procedures if their businesses involve such supervision. Companies endangering national security are among those off-limits for overseas listings.

According to Relevant Officials of the CSRC Answered Reporter Questions (“CSRC Answers”), after the Administration Provisions and Measures are implemented upon completion of public consultation and due legislative procedures, the CSRC will formulate and issue guidance for filing procedures to further specify the details of filing administration and ensure that market entities could refer to clear guidelines for filing, which means it will still take time to put the Administration Provisions and Measures into effect. As the Administration Provisions and Measures have not yet come into effect, the Company is currently unaffected by them.

However, according to CSRC Answers, only new initial public offerings and refinancing by existing overseas listed Chinese companies will be required to go through the filing process; other existing overseas listed companies will be allowed a sufficient transition period to complete their filing procedure, which means the Company will certainly go through the filing process in the future, perhaps because of refinancing, or after being given a sufficient transition period to complete the filing procedure as an existing overseas listed Chinese company.

In August 2006, six PRC regulatory authorities, including the CSRC, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, amended in June 2009. The M&A Rules, among other things, require that if an overseas company established or controlled by PRC companies or individuals, or PRC citizens, intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC citizens, such acquisition must be submitted to the MOFCOM for approval. The M&A Rules also require that an overseas special purpose vehicle, or Overseas SPV, formed for overseas listing purposes and controlled directly or indirectly by the PRC citizens shall obtain the approval of the CSRC prior to overseas listing and trading of such Overseas SPV’s securities on an overseas stock exchange.

Our PRC legal counsel, King & Wood Mallesons, has advised us that, based on its understanding of the current PRC laws and regulations, our corporate structure and arrangements are not subject to the M&A Rules. However, our PRC legal counsel has further advised us that there are substantial uncertainties as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering, and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

Regulations Relating to Employment

The PRC Labor Law and the Labor Contract Law require that employers must execute written employment contracts with full-time employees. In the event that an employer fails to enter into a written employment contract with an employee within one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee’s salary for the period from the day following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. All employers must compensate their employees with wages equal to at least the local minimum wage standards. Violations of the PRC Labor Law and the Labor Contract Law may result in the imposition of fines and other administrative sanctions, and serious violations may result in criminal liabilities.

Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. Failure to make adequate contributions to various employee benefit plans may be subject to fines and other administrative sanctions.

Currently, we are making contributions to the plans based on the minimum standards although the PRC laws required such contributions to be based on the actual employee salaries up to a maximum amount specified by the local government. Therefore, in our consolidated financial statements, we have made an estimate and accrued a provision in relation to the potential make-up of our contributions for these plans as well as to pay late contribution fees and fines. If we are subject to late contribution fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected. See “Risk Factors — Risks Related to Doing Business in China — Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.”

Regulations Related to Foreign Investment

The establishment, operation, and management of companies in China are mainly governed by the PRC Company Law, as most recently amended in 2018, which applies to both PRC domestic companies and foreign-invested companies. On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, and on December 26, 2019, the State Council promulgated the Implementing Rules of the PRC Foreign Investment Law, or the Implementing Rules, to further clarify and elaborate the relevant provisions of the Foreign Investment Law. The Foreign Investment Law and the Implementing Rules both took effect on January 1, 2020. They replaced three previous major laws on foreign investments in China, namely, the Sino-foreign Equity Joint Venture Law, the Sino-foreign Cooperative Joint Venture Law and the Wholly Foreign-owned Enterprise Law, together with their respective implementing rules. Pursuant to the Foreign Investment Law, “foreign investments” refer to investment activities conducted by foreign investors (including foreign natural persons, foreign enterprises or other foreign organizations) directly or indirectly in the PRC, which include any of the following circumstances: (i) foreign investors setting up foreign-invested enterprises in the PRC solely or jointly with other investors, (ii) foreign investors obtaining shares, equity interests, property portions or other similar rights and interests of enterprises within the PRC, (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors, and (iv) investment in other methods as specified in laws, administrative regulations, or as stipulated by the State Council. The Implementing Rules introduce a see-through principle and further provide that foreign-invested enterprises that invest in the PRC shall also be governed by the Foreign Investment Law and the Implementing Rules.

The Foreign Investment Law and the Implementing Rules provide that a system of pre-entry national treatment and negative list shall be applied for the administration of foreign investment. “Pre-entry national treatment” means that the treatment given to foreign investors and their investments at market access stage is no less favorable than that given to domestic investors and their investments. “Negative list” means the special administrative measures for foreign investment’s access to specific fields or industries, which will be proposed by the competent investment department of the State Council in conjunction with the competent commerce department of the State Council and other relevant departments, and be reported to the State Council for promulgation, or be promulgated by the competent investment department or competent commerce department of the State Council after being reported to the State Council for approval. Foreign investment beyond the negative list will be granted national treatment. Foreign investors shall not invest in the prohibited fields as specified in the negative list, and foreign investors who invest in the restricted fields shall comply with the special requirements on the shareholding, senior management personnel, etc. In the meantime, relevant competent government departments will formulate a catalog of industries for which foreign investments are encouraged according to the needs for national economic and social development, to list the specific industries, fields, and regions in which foreign investors are encouraged and guided to invest.

Investment activities in the PRC by foreign investors were principally governed by the Catalogue for the Guidance of Foreign Investment Industries, or the Catalogue, which was promulgated and is amended from time to time by the MOFCOM and the NDRC. Industries listed in the Catalogue were divided into three categories: encouraged, restricted and prohibited. Industries not listed in the Catalogue were generally deemed as constituting a fourth “permitted” category. The Catalog was replaced by the Special Administrative Measures for Access of Foreign Investment (Negative List) and the Catalogue of Industries for Encouraging Foreign Investment in 2018 and 2019, respectively. On December 27, 2021, the NDRC and MOFCOM issued the latest Special Administrative Measures for Access of Foreign Investment (Negative List) (2021 Edition) (the “Negative List 2021”), which came into effect on January 1, 2022. The Negative List 2021 sets out the areas where foreign investment is prohibited and the areas where foreign investment is allowed only on certain conditions. Foreign investment in areas not listed in the Negative List 2021 is treated equally with domestic investment and the relevant provisions of the Negative List for Market Access shall apply to domestic and foreign investors on a unified basis. Moreover, according to Negative List 2021, PRC entities which engage in any field forbidden by the Negative List 2021 for access of foreign investment shall be approved by competent PRC authorities when they seek listing offshore, and foreign investors shall not participate in operation and management and their shareholding ration shall be in compliance with PRC laws.

According to the Implementing Rules, the registration of foreign-invested enterprises shall be handled by the State Administration for Market Regulation (“SAMR”) or its authorized local counterparts. Where a foreign investor invests in an industry or field subject to licensing in accordance with laws, the relevant competent government department responsible for granting such license shall review the license application of the foreign investor in accordance with the same conditions and procedures applicable to PRC domestic investors unless it is stipulated otherwise by the laws and administrative regulations, and the competent government department shall not impose discriminatory requirements on the foreign investor in terms of licensing conditions, application materials, reviewing steps and deadlines, etc. However, the relevant competent government departments shall not grant the license or permit enterprise registration if the foreign investor intends to invest in the industries or fields as specified in the negative list without satisfying the relevant requirements. In the event that a foreign investor invests in a prohibited field or industry as specified in the negative list, the relevant competent government department shall order the foreign investor to stop the investment activities, dispose of the shares or assets or take other necessary measures within a specified time limit, and restore to the status before the occurrence of the investment described above. The illegal gains, if any, shall be confiscated. In the event that the investment activities of a foreign investor violate the special administration measures for access restrictions on foreign investments as stipulated in the negative list, the relevant competent government department shall order the investor to make corrections within the specified time limit and take necessary measures to meet the relevant requirements. In the event that the foreign investor fails to make corrections within the specified time limit, the provisions above regarding the circumstance that a foreign investor invests in the prohibited field or industry shall apply.

Pursuant to the Foreign Investment Law and the Implementing Rules, and the Information Reporting Measures for Foreign Investment jointly promulgated by the MOFCOM and the SAMR, which took effect on January 1, 2020, a foreign investment information reporting system shall be established and foreign investors or foreign-invested enterprises shall report investment information to competent commerce departments of the government through the enterprise registration system and the enterprise credit information publicity system, and the administration for market regulation shall forward the above investment information to the competent commerce departments in a timely manner. In addition, the MOFCOM shall set up a foreign investment information reporting system to receive and handle the investment information and inter-departmentally shared information forwarded by the administration for market regulation in a timely manner. The foreign investors or foreign-invested enterprises shall report the investment information by submitting reports including initial reports, change reports, deregistration reports and annual reports.

Furthermore, the Foreign Investment Law provides that foreign-invested enterprises established according to the previous laws regulating foreign investment prior to the implementation of the Foreign Investment Law may maintain their structure and corporate governance within five years after the implementation of the Foreign Investment Law. The Implementing Rules further clarify that such foreign-invested enterprises established prior to the implementation of the Foreign Investment Law may either adjust their organizational forms or organizational structures pursuant to the Company Law or the Partnership Law or maintain their current structure and corporate governance within five years upon the implementation of the Foreign Investment Law. Since January 1, 2025, if a foreign-invested enterprise fails to adjust its organizational form or structure according to applicable laws and go through the applicable registrations, the relevant administration for market regulation shall not handle other registrations for changes and shall publicize the relevant circumstances. However, after the organizational forms or structures have been adjusted, the original parties to the Sino-foreign equity or cooperative joint ventures may continue to process matters such as equity interest transfer, income distribution, or surplus assets as agreed in the relevant contracts.

In addition, the Foreign Investment Law and the Implementing Rules also specify other protective rules and principles for foreign investors and their investments in the PRC, including, among others, that local governments shall abide by their commitments to the foreign investors; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; mandatory technology transfer is prohibited, etc.

Regulations Relating to Land Use Right and Construction

Pursuant to the PRC Land Administration Law promulgated in June 1986 with the latest amendment in August 2019 and the PRC Civil Code, any entity that needs land for the purposes of construction must obtain land use right and must register with local counterparts of Land and Resources Ministry. Land use right is established at the time of registration.

According to the Measures for Control and Administration of Grant and Assignment of Right to Use Urban State-owned Land promulgated by the Ministry of Housing and Urban-Rural Development in December 1992, and the PRC Law on Urban and Rural Planning promulgated by the National People’s Congress in October 2007 and became effective in January 2008 with the latest amendment in April 2019, the Measures for Administration of Granting Permission for Commencement of Construction Works promulgated by the Ministry of Housing and Urban-Rural Development in June 2014 with the latest amendment in September 2018, the Administrative Measures for Archival Filing on Inspection Upon Completion of Buildings and Municipal Infrastructure promulgated by the Ministry of Housing and Urban-Rural Development in April 2000 with the latest amendment in October 2009, the Provisions on Inspection Upon Completion of Buildings and Municipal Infrastructure promulgated by the Ministry of Housing and Urban-Rural Development, and the Regulations on the Quality Management of Construction Engineering promulgated by the State Council latest amended in April 2019, after obtaining land use right, the owner of land use right must obtain construction land planning permit, construction works planning permit from the relevant municipal planning authority, and a construction permit from relevant construction authority in order to commence construction. After a building is completed, an examination of completion by the relevant governmental authorities and experts must be organized.

Regulations Relating to Leasing

Pursuant to the Law on Administration of Urban Real Estate which took effect in January 1995 with the latest amendment in August 2019, lessors and lessees are required to enter into a written lease contract, containing such provisions as the term of the lease, the use of the premises, liability for rent and repair, and other rights and obligations of both parties. Both lessor and lessee are also required to register the lease with the real estate administration department.

Regulations Relating to Environmental Protection

Pursuant to the PRC Law on Environment Impact Assessment promulgated in 2002 and most recently amended in 2018, and the Administrative Regulations on the Environmental Protection of Construction Projects promulgated in 1998 with the latest amendment in July 2017, each construction project is required to undergo an environmental impact assessment, and an environmental impact assessment report must be submitted to the relevant governmental authorities for approval before the commencement of construction. In the event that there is a material change in respect of the construction site, scale, nature, the production techniques employed, or the measures adopted for preventing pollution and preventing ecological damage of a given project, a new environmental impact assessment report must be submitted for approval. Moreover, after the completion of a construction project, the constructing entity is required to obtain a completion acceptance on environmental protection for the project. Failure to comply with the above-mentioned regulations may subject an enterprise to fines, suspension of the construction and other administrative liabilities, and even criminal liabilities under severe circumstances.

Regulations Relating to Fire Prevention

The Fire Prevention Law of the PRC, or the Fire Prevention Law, was adopted on April 29, 1998, and amended on October 28, 2008, April 23, 2019, and April 29, 2021.   According to the Fire Prevention Law and other relevant laws and regulations of the PRC, the Ministry of Public Security and its local counterparts at or above the county level shall monitor and administer the fire prevention affairs. The fire prevention departments of such public securities are responsible for implementation. The Fire Prevention Law provides that the fire prevention design or construction of a construction project must conform to the national fire prevention technical standards (as the case may be). According to Provisions on the Interim Provisions on the Administration of Fire Protection Design Review and Acceptance of Construction Projects, issued on April 1, 2020, and took effect on June 1, 2020, for those construction projects with more than 500 square meters, the construction entity shall apply to the fire prevention department of a public security authority for fire protection design approval.

For the construction projects other than the conditions foregoing, the construction entity shall, within seven days of obtaining the construction permit of the project, submit the fire protection filing for fire protection design through the website of the fire prevention department of the public security authority at the provincial level or at the service office of the fire prevention department of the public security authority. For a construction project whose investment is less than RMB300,000 or whose construction area is less than 300 square meters, fire protection design approval or filing is not required.

Regulations Relating to Intellectual Property

China has adopted comprehensive legislation governing intellectual property rights, including copyrights, trademarks, patents and domain names. China is a signatory to the primary international conventions on intellectual property rights and has been a member of the Agreement on Trade Related Aspects of Intellectual Property Rights since its accession to the World Trade Organization in December 2001.

Copyright

On September 7, 1990, the SCNPC promulgated the Copyright Law of the People’s Republic of China, or the Copyright Law, effective on June 1, 1991 and amended on October 27, 2001, February 26, 2010, and November 11, 2020, respectively. The amended Copyright Law extends copyright protection to internet activities, products disseminated over the Internet and software products. In addition, there is a voluntary registration system administered by the Copyright Protection Center of China.

Under the Regulations on the Protection of the Right to Network Dissemination of Information that took effect on July 1, 2006 and was amended on January 30, 2013, it is further provided that an Internet information service provider may be held liable under various situations, including that if it knows or should reasonably have known a copyright infringement through the Internet and the service provider fails to take measures to remove or block or disconnect links to the relevant content, or, although not aware of the infringement, the Internet information service provider fails to take such measures upon receipt of the copyright holder’s notice of such infringement.

In order to further implement the Regulations on Computer Software Protection, promulgated by the State Council on December 20, 2001 and amended on January 8, 2011 and January 30, 2013, respectively, the National Copyright Administration issued the Measures for the Registration of Computer Software Copyright on February 20, 2002, which specify detailed procedures and requirements with respect to the registration of software copyrights.

Trademark

According to the Trademark Law of the People’s Republic of China promulgated by the SCNPC on August 23, 1982, and amended on February 22, 1993, October 27, 2001, August 30, 2013 and April 23, 2019, respectively, the Trademark Office of the SAIC is responsible for the registration and administration of trademarks in China. The SAIC under the State Council has established a Trademark Review and Adjudication Board for resolving trademark disputes. Registered trademarks are valid for ten years from the date the registration is approved. A registrant may apply to renew a registration within twelve months before the expiration date of the registration. If the registrant fails to apply in a timely manner, a grace period of six additional months may be granted. If the registrant fails to apply before the grace period expires, the registered trademark shall be deregistered. Renewed registrations are valid for ten years. On April 29, 2014, the State Council issued the revised the Implementing Regulations of the Trademark Law of the People’s Republic of China, which specified the requirements of applying for trademark registration and renewal.

Patent

According to the Patent Law of the People’s Republic of China, or the Patent Law, promulgated by the SCNPC on March 12, 1984 and amended on September 4, 1992, August 25, 2000, December 27, 2008, and October 17, 2020, respectively, and the Implementation Rules of the Patent Law of the People’s Republic of China, or the Implementation Rules of the Patent Law, promulgated by the State Council on June 15, 2001 and revised on December 28, 2002 and January 9, 2010, the patent administrative department under the State Council is responsible for the administration of patent-related work nationwide. The patent administration departments of provincial or autonomous regions or municipal governments are responsible for administering patents within their respective administrative areas. The Patent Law and Implementation Rules of the Patent Law provide for three types of patents, namely “inventions,” “utility models,” and “designs.” Invention patents are valid for twenty years, while utility model patents and design patents are valid for ten years, from the date of application. The Chinese patent system adopts a “first-come, first file” principle, which means that where more than one person files a patent application for the same invention, a patent will be granted to the person who files the application first. An invention or a utility model must possess novelty, inventiveness, and practical applicability to be patentable. Third Parties must obtain consent or a proper license from the patent owner to use the patent. Otherwise, the unauthorized use constitutes an infringement on the patent rights.

Domain Names

On May 28, 2012, the China Internet Network Information Center, or the CNNIC, issued the Implementing Rules for Domain Name Registration which took effect on May 29, 2012, setting forth the detailed rules for registration of domain names. On August 24, 2017, the MIIT promulgated the Administrative Measures for Internet Domain Names, or the Domain Name Measures, which became effective on November 1, 2017. The Domain Name Measures regulate the registration of domain names, such as China’s national top-level domain name “.CN”. The CNNIC issued the Measures of the China Internet Network Information Center for the Resolution of Country Code Top-Level Domain Name Disputes on September 9, 2014, which took effect on November 21, 2014, pursuant to which domain name disputes shall be accepted and resolved by the dispute resolution service providers as accredited by the CNNIC.

Regulations Relating to Offshore Special Purpose Companies Held by PRC Residents

SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents on May 10, 2013, which became effective on May 13, 2013 and which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches.

SAFE promulgated Notice on Issues Relating to Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or the SAFE Circular 37, on July 4, 2014, that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and term of operation), capital increase or capital reduction, transfers or exchanges of shares, or mergers or divisions. SAFE Circular 37 was issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purposes Vehicles.

SAFE further enacted the Notice of the State Administration of Foreign Exchange on Further Simplifying and Improving the Foreign Exchange Management Policies for Direct Investment, or the SAFE Circular 13, which allows PRC residents or entities to register with qualified banks in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. However, remedial registration applications made by PRC residents that previously failed to comply with the SAFE Circular 37 continue to fall under the jurisdiction of the relevant local branch of SAFE. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from distributing profits to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary.

On January 26, 2017, SAFE issued the Notice on Improving the Check of Authenticity and Compliance to Further Promote Foreign Exchange Control, or the SAFE Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting the profits. Moreover, pursuant to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements and provide board resolutions, contracts, and other proof when completing the registration procedures in connection with an outbound investment.

Regulations Relating to Taxation

Income Tax

According to the Enterprise Income Tax Law of the People’s Republic of China, or the EIT Law, which was promulgated on March 16, 2007, became effective as from January 1, 2008, and amended on February 24, 2017, and December 29, 2018, an enterprise established outside the PRC with de facto management bodies within the PRC is considered as a resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. The Implementing Rules of the Enterprise Income Law of the People’s Republic of China, or the Implementing Rules of the EIT Law, defines a de facto management body as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Non-PRC resident enterprises without any branches in the PRC pay an enterprise income tax in connection with their income originating from the PRC at the tax rate of 10%.

On February 3, 2015, the PRC State Administration of Taxation, or the SAT, issued the Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Transfer of Assets by Non-Resident Enterprises, or the SAT Circular 7. The SAT Circular 7 repeals certain provisions in the Notice of the State Administration of Taxation on Strengthening the Administration of Enterprise Income Tax on Income from Equity Transfer by Non-Resident Enterprises, or the SAT Circular 698, issued by SAT on December 10, 2009 and the Announcement on Several Issues Relating to the Administration of Income Tax on Non-resident Enterprises issued by SAT on March 28, 2011 and clarifies certain provisions in the SAT Circular 698. The SAT Circular 7 provides comprehensive guidelines relating to, and heightening the Chinese tax authorities’ scrutiny on, indirect transfers by a non-resident enterprise of assets (including assets of organizations and premises in PRC, immovable property in the PRC, equity investments in PRC resident enterprises), or the PRC Taxable Assets. For instance, when a non-resident enterprise transfers equity interests in an overseas holding company that directly or indirectly holds certain PRC Taxable Assets and if the transfer is believed by the Chinese tax authorities to have no reasonable commercial purpose other than to evade enterprise income tax, the SAT Circular 7 allows the Chinese tax authorities to reclassify the indirect transfer of PRC Taxable Assets into a direct transfer and therefore impose a 10% rate of PRC enterprise income tax on the non-resident enterprise. The SAT Circular 7 lists several factors to be considered by tax authorities in determining if an indirect transfer has a reasonable commercial purpose. However, regardless of these factors, the overall arrangements in relation to an indirect transfer satisfying all the following criteria will be deemed to lack a reasonable commercial purpose: (i) 75% or more of the equity value of the intermediary enterprise being transferred is derived directly or indirectly from PRC Taxable Assets; (ii) at any time during the one year period before the indirect transfer, 90% or more of the asset value of the intermediary enterprise (excluding cash) is comprised directly or indirectly of investments in the PRC, or during the one year period before the indirect transfer, 90% or more of its income is derived directly or indirectly from the PRC; (iii) the functions performed and risks assumed by the intermediary enterprise and any of its subsidiaries and branches that directly or indirectly hold the PRC Taxable Assets are limited and are insufficient to prove their economic substance; and (iv) the foreign tax payable on the gain derived from the indirect transfer of the PRC Taxable Assets is lower than the potential PRC tax on the direct transfer of those assets. On the other hand, indirect transfers falling into the scope of the safe harbors under the SAT Circular 7 will not be subject to PRC tax under the SAT Circular 7. The safe harbors include qualified group restructurings, public market trades, and exemptions under tax treaties or arrangements.

On October 17, 2017, SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or the SAT Circular 37, which took effect on December 1, 2017. According to the SAT Circular 37, the balance after deducting the equity net value from the equity transfer income shall be the taxable income amount for equity transfer income. Equity transfer income shall mean the consideration collected by the equity transferor from the equity transfer, including various income in monetary form and non-monetary form. Equity net value shall mean the tax computation basis for obtaining the said equity. The tax computation basis for equity shall be: (i) the capital contribution costs actually paid by the equity transferor to a Chinese resident enterprise at the time of investment and equity participation, or (ii) the equity transfer costs actually paid at the time of acquisition of such equity to the original transferor of the said equity. Where there is reduction or appreciation of value during the equity holding period, and the gains or losses may be confirmed pursuant to the rules of the finance and tax authorities of the State Council, the equity net value shall be adjusted accordingly. When an enterprise computes equity transfer income, it shall not deduct the amount in the shareholders’ retained earnings such as undistributed profits etc., of the investee enterprise, which may be distributed in accordance with the said equity. In the event of partial transfer of equity under multiple investments or acquisitions, the enterprise shall determine the costs corresponding to the transferred equity in accordance with the transfer ratio, out of all costs of the equity.

Under the SAT Circular 7 and the Law of the People’s Republic of China on the Administration of Tax Collection promulgated by the SCNPC on September 4, 1992 and newly amended on April 24, 2015, in the case of an indirect transfer, entities or individuals obligated to pay the transfer price to the transferor shall act as withholding agents. In the event that they fail to make a withholding or withhold the full amount of tax payable, the transferor of equity shall declare and pay tax to the relevant tax authorities within seven days from the occurrence of tax payment obligation. The withholding agent does not make the withholding, and the transferor of the equity does not pay the tax payable amount. The tax authority may impose late payment interest on the transferor. In addition, the tax authority may also hold the withholding agents liable and impose a penalty of ranging from 50% to 300% of the unpaid tax on them. The penalty imposed on the withholding agents may be reduced or waived if the withholding agents have submitted the relevant materials in connection with the indirect transfer to the PRC tax authorities in accordance with the SAT Circular 7.

Withholding Tax on Dividend Distribution

The EIT Law prescribes a standard withholding tax rate of 20% on dividends and other China-sourced income of non-PRC resident enterprises which have no establishment or place of business in the PRC, or if established, the relevant dividends or other China-sourced income are in fact not associated with such establishment or place of business in the PRC. However, the Implementing Rules of the EIT Law which reduced the rate from 20% to 10%, became effective from January 1, 2008. However, a lower withholding tax rate might be applied if there is a tax treaty between China and the jurisdiction of the foreign holding companies, for example, pursuant to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation on Income, or the Double Tax Avoidance Arrangement, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under the Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends that the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5% upon receiving approval from the tax authority in charge.

Based on the Notice on Relevant Issues Relating to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, at their discretion, that a company benefits from such reduced income tax rate due to a structure or an arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment; and based on the Announcement of the State Administration of Taxation on Issues Concerning “Beneficial Owners” in Tax Treaties, which was promulgated on February 3, 2018 and came into effect on April 1, 2018. If the company’s activities do not constitute substantive business activities, it will be analyzed according to the actual situation of the specific case, which may not be conducive to the determination of its “beneficiary owner” capacity, and thus may not enjoy the concessions under the Double Tax Avoidance Arrangement.

Value-Added Tax

Pursuant to the Interim Regulations on Value-Added Tax of the People’s Republic of China, which was promulgated by the State Council on December 13, 1993, and amended on November 10, 2008, February 6, 2016, and November 19, 2017, and the Implementation Rules for the Interim Regulations on Value-Added Tax of the People’s Republic of China, which the MOF promulgated on December 25, 1993, and amended on December 15, 2008, and October 28, 2011, entities or individuals engaging in the sale of goods, provision of processing services, repairs and replacement services or import of goods within the territory of the PRC shall pay value-added tax or the VAT. Unless provided otherwise, the rate of VAT is 17% on sales and 6% on the services. On April 4, 2018, MOF and SAT jointly promulgated the Circular of the Ministry of Finance and the State Administration of Taxation on Adjustment of Value-Added Tax Rates, or the Circular 32, according to which (i) for VAT taxable sales acts or import of goods originally subject to VAT rates of 17% and 11% respectively, such tax rates shall be adjusted to 16% and 10%, respectively; (ii) for purchase of agricultural products originally subject to tax rate of 11%, such tax rate shall be adjusted to 10%; (iii) for purchase of agricultural products for the purpose of production and sales or consigned processing of goods subject to tax rate of 16%, such tax shall be calculated at the tax rate of 12%; (iv) for exported goods originally subject to tax rate of 17% and export tax refund rate of 17%, the export tax refund rate shall be adjusted to 16%; and (v) for exported goods and cross-border taxable acts originally subject to tax rate of 11% and export tax refund rate of 11%, the export tax refund rate shall be adjusted to 10%. Circular 32 became effective on May 1, 2018 and shall supersede existing provisions which are inconsistent with Circular 32.

Since January 1, 2012, the MOF and the SAT have implemented the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax, or the VAT Pilot Plan, which imposes VAT in lieu of business tax for certain “modern service industries” in certain regions and eventually expanded to nation-wide application in 2013. According to the Implementation Rules for the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax released by the MOF and the SAT on the VAT Pilot Program, the “modern service industries” include research, development and technology services, information technology services, cultural innovation services, logistics support, lease of corporeal properties, attestation and consulting services. The Notice on Comprehensively Promoting the Pilot Plan of the Conversion of Business Tax to Value-Added Tax, which was promulgated on March 23, 2016, became effective on May 1, 2016 and amended on July 11, 2017, sets out that VAT in lieu of business tax be collected in all regions and industries.

On March 20, 2019, MOF, SAT and GAC jointly promulgated the Announcement on Relevant Policies for Deepening Value-Added Tax Reform, which became effective on April 1, 2019 and provides that (i) with respect to VAT taxable sales acts or import of goods originally subject to VAT rates of 16% and 10% respectively, such tax rates shall be adjusted to 13% and 9%, respectively; (ii) with respect to purchase of agricultural products originally subject to tax rate of 10%, such tax rate shall be adjusted to 9%; (iii) with respect to purchase of agricultural products for the purpose of production or consigned processing of goods subject to tax rate of 13%, such tax shall be calculated at the tax rate of 10%; (iv) with respect to export of goods and services originally subject to tax rate of 16% and export tax refund rate of 16%, the export tax refund rate shall be adjusted to 13%; and (v) with respect to export of goods and cross-border taxable acts originally subject to tax rate of 10% and export tax refund rate of 10%, the export tax refund rate shall be adjusted to 9%.

Regulations Relating to Overseas Listing and M&A Rules

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Rules on the Merger and Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and were amended on June 22, 2009. The M&A Rules, among other things, require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC domestic enterprises or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In September 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with the CSRC. Our PRC legal counsel has advised us based on their understanding of the current PRC laws, regulations and rules, the CSRC’s approval may not be required for the listing and trading of our ordinary shares on the Nasdaq in the context of this offering.

However, our PRC legal counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, regulations and rules or detailed implementations and interpretations in any form relating to the M&A Rules, and our PRC legal counsel cannot exclude the possibility that the CSRC or other relevant government authorities might, from time to time, further clarify or interpret the M&A Rules in writing or orally and require their approvals to be obtained for the offering. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC legal counsel does. If it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to obtain or delay in obtaining CSRC approval for this offering. These sanctions may include fines and penalties on our operations in China, limitations on our operating privileges in China, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our subsidiaries in China, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the ordinary shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ordinary shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements.

The M&A Rules and other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand.

In addition, according to the Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued by the General Office of the State Council on February 3, 2011, and which became effective 30 days thereafter, the Rules on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors issued by the MOFCOM on August 25, 2011, and which became effective on September 1, 2011, mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the regulations prohibit any activities attempting to bypass such security review, including by structuring the transaction through a proxy or contractual control arrangement.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position(s)
Lingyi Kong	27	Chief Executive Officer, Chairman of the Board and Director
Lanling Gu	34	Chief Financial Officer
Wang-Ngai Mak*	51	Director Nominee
Jizhou Hou (1)(2)(3)*	42	Independent Director Nominee, Chair of Nominating Committee
Jing Chen (1)(2)(3)*	55	Independent Director Nominee, Chair of Audit Committee
Peiling Cheng (1)(2)(3)*	42	Independent Director Nominee, Chair of Compensation Committee

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating Committee

*	The individual shall be appointed and consents to be in such position upon Company’s listing on the Nasdaq Capital Market.

Lingyi Kong, Chief Executive Officer, Chairman of the Board and Director

In 2018, Mr. Kong graduated from Ningbo University with a Bachelor’s degree in Engineering Management.  From 2018 to 2019, Mr. Kong served as an international business representative of Zhejiang Real Electronics Company, leading the company’s business team to participate in the Dusseldorf Motor Show in Germany, the Berlin Electronics Show in Germany, and the Guangzhou Trade Fair in China. At the same time, Mr. Kong visited Germany, France, Belgium, the Netherlands, and Australia on behalf of the company for business interviews, and successfully obtained OEM contracts with well-known European companies such as AEG, Projecta, Greencell, Einhell, and Duracell, among other well-known North American companies. Mr. Kong has been serving as the Chairman of the Board of Erayak International since inception in July 2018.

Lanling Gu, Chief Financial Officer

Ms. Gu has years of experience in international accounting (IFRS) and USA GAAP reporting and is familiar with preparation of consolidated financial statement. Prior to serving as our CFO in March 2021, Ms. Gu was the director of the Company’s accounting department since 2018. Ms. Gu served   as an auditor   at Zhejiang Oulong Electric Co., Ltd., Ms. Gu participated in the company’s IPO due diligence in 2017, conducted audits for the company and independently led a team to complete audit work of accounting subjects, including inspection of accounts and verification of accuracy of financial statements and check of operational procedures. Thanks to years of experience in electronics manufacturing plants, Ms. Gu has a deep understanding of cost control and accounting. Ms. Gu obtained an associate’s degree   in accounting from Anhui Wuhu Vocational and Technical College in 2011, and a certificate for Intermediate Accountant in 2020 from the China Accounting Online School.

Wang-Ngai Mak, Director Nominee

Mr. Mak is currently the Executive Vice President of Barakah Capital Holdings (M) Sdn. Bhd. since 2011, where he is responsible for projects evaluation and business development. Mr. Mak has extensive experience in business strategy, corporate development and management consulting. He served as Vice President, e-Banking, in CITIC Ka Wah Bank (Hong Kong) from   January 2000 to July 2003, in charge of the development of the Internet banking and stock trading system. From February 2004 to February August 2009, Mr. Mak was employed at the ITG Systems Sdn. Bad in Malaysia, where he served as the Chief Information Officer that planned, organized, and managed the entire information and data resource systems of the company, and would later be promoted to become the CEO of the company and be in charge of investment appraisal and financing of telecommunications and credit technology projects, and managing project development design and general operations. Mr. Mak worked as Executive Vice President for Daya Bay Zhongnan Industrial Development Corporation from December 2017 to March 2020, a PRC state-owned company, where he handled long-term investment projects such as environmental preservation and sustainable project to meet poverty alleviation requirements in Xichuan County of Henan Provence and Lianping County of Guangdong Provence. Mr. Mak graduated with Honor from The Chinese University of Hong Kong with a Bachelor’s degree in Philosophy in 1995.

Jizhou Hou, Independent Director Nominee and Chair of Nominating Committee

Mr. Hou is experienced in IoT and artificial intelligence with 20 years of experience. At present, he is Chief Technology Officer of Feilu Cloud Computing Wenzhou Co., Ltd. in Wenzhou in Zhejiang Province. From 2005 to 2009, Mr. Hou worked for Shanghai STMicroelectronics, where he was in charge of the Inner Mongolia Digital TV updating system project. Mr. Hou also worked at BYD Automation as Chief architect of AI application in electric vehicles from 2005 to 2009. He earned a Master’s degree in Artificial Intelligence from University of Science and Technology of China.

Jing Chen, Independent Director Nominee and Chair of Audit Committee

Ms. Jing Chen is currently serving as Vice President of Future FinTech Group Inc. (Nasdaq: FTFT) since December 2020, and served as the Chief Financial Officer from May 2019 to November 2020. Ms. Chen served as the CFO of AnZhiXinCheng (Beijing) Technology Co., Ltd. from August 2018 to May 2019. Ms. Chen has served as Independent Director of Hello iPayNow (Beijing) Company Ltd. since April 2019. From August, 2017 to July, 2018, Ms. Chen served as CFO of Beijing Logis Technology Development Co., Ltd., a company listed on The National Equities Exchange and Quotations Co., Ltd. of China which is a Chinese over-the-counter stock trading system. From June 2016 to July 2017, Ms. Chen served as Group Chief Financial Officer of Beijing AnWuYou Food Co., Ltd. Ms. Chen served as Chief Financial Officer Beijing DKI Investment Management Co., Ltd. from August 2012 to May 2016. Ms. Chen received a degree of Doctor of Business Administration from Victoria University, Neuchatel, Switzerland in March 2008 and an MBA degree from City University of Seattle, Washington, U.S. in April, 2000. Ms. Chen holds Fellow Membership of CPA Australia (FCPA), Fellow Membership of the Association of International Accountants U.K. (FAIA). Ms. Chen is a Member of the Chartered Institute of Management Accountants (CIMA), a Senior Member of the International Financial Management (SIFM) accredited by the Ministry of Human Resources and Social Security of PRC and a Certified Internal Control Professional, as granted by Internal Control Institute (ICI).

Peiling Cheng, Independent Director Nominee and Chair of Compensation Committee

Ms. Peiling Cheng currently serves as an assistant controller at EduServe, Inc. in Fort Lauderdale, Florida, where she is responsible for reviewing annual financial statements for various corporate entities and assisting with budgeting and maintaining updated forecast to present to corresponding business unit owners, as well as an accounting supervisor at Crown Castle in Sunrise, Florida, where she oversees and balances resources on the team as well as the resources in the Operations Support, supervises senior accountants on day-to-day and month end rolls and responsibilities, coordinates discussions with the corporate supply chain group and the various national operations groups to improve company processes and efficiency, and provides valuable ad hoc analytics, insight, and guidance to operations. Prior to this, she has been a senior accountant for Insulet Corporation from 2017 to 2018, a $500 million revenue publicly traded medical device company based in Billerica, MA. In this capacity, Ms. Cheng monitors activities for revenue and accounts receivable cycle both domestically and internationally. She also builds estimate and accounting policy for revenue cycle related reserves, implements ASC 606 research and process design, and assist management with required Board of Directors’ meeting minutes. Prior to her position at Insulet, Ms. Cheng was a senior accountant for Avid Technology, Inc., a $500 million revenue publicly traded technology and multimedia company based in Burlington, MA, from December 2013 to May 2017. At Avid, Ms. Cheng helped the company maintain SOX controls and related documentation and prepared for quarterly reviews and year-end audits, working with external auditors in providing support for general ledger balances, support for journal entries and compliance with GAAP for successful audit completion. Ms. Cheng is a certified public accountant and received her Master of Science in Accounting from the University of Texas in 2006. Ms. Cheng graduated from University of Texas with a Masters degree in Accounting in 2006, and National Chung Cheng University in Taiwan with a Bachelors degree in Foreign Languages and Literature in 2002.

Family Relationships

None of the directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board of Directors and Board Committees

We expect our board of directors to consist of five directors, three of whom will be independent as such term is defined by the Nasdaq Capital Market. We have determined that Jizhou Hou, Jing Chen and Peiling Cheng satisfy the “independence” requirements under Nasdaq Rule 5605. We expect that all current directors will continue to serve after this offering.

The directors will be up for re-election at our annual general meeting of shareholders.

A director is not required to hold any shares in our company by way of qualification. A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our company is required to declare the nature of his interest at a meeting of our directors. A director may vote with respect to any contract, proposed contract or arrangement notwithstanding that he may be interested therein, and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of our directors at which any such contract or proposed contract or arrangement is considered. Our directors may exercise all the powers of our company to borrow money, mortgage or charge its undertaking, property and uncalled capital, and to issue debentures or other securities whenever money is borrowed or as security for any debt, liability or obligation of our company or of any third party.

Board Committees

We have established three committees under the board of directors: an audit committee, a compensation committee and a nominating committee, and adopted a charter for each of the three committees, effective upon the Company’s listing on the Nasdaq Capital Market. Copies of our committee charters will be posted on our corporate investor relations website prior to our listing on the Nasdaq Capital Market.

Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Jizhou Hou, Jing Chen and Peiling Cheng upon the effectiveness of their appointments. Jing Chen will be the chair of our audit committee. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of Jizhou Hou, Jing Chen and Peiling Cheng upon the effectiveness of their appointments. Peiling Cheng will be the chair of our compensation committee. The compensation committee will be responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

●	reviewing and recommending to the shareholders for determination with respect to the compensation of our directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating Committee. Our nominating committee will consist of Jizhou Hou, Jing chen and Peiling Cheng Wong upon the effectiveness of their appointments. Jizhou Hou will be the chair of our nominating committee. The nominating committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating committee will be responsible for, among other things:

●	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

●	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

●	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

●	advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, all of our directors owe three types of duties to us: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Islands Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties: (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our M&A, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached. You should refer to “Description of Share Capital and Governing Documents — Differences in Corporate Law” on page 116 for additional information on our standard of corporate governance under Cayman Islands law.

Terms of Directors and Executive Officers

Our directors may be elected by a resolution of our board of directors, or by an ordinary resolution of our shareholders. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders. A director will cease to be a director if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found by our company to be or becomes of unsound mind, (iii) resigns his office by notice in writing to the company, or (iv) without special leave of absence from our board, is absent from three consecutive board meetings and our directors resolve that his office be vacated.

Our officers are elected by and serve at the discretion of the board of directors.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics applicable to all of our directors, officers, and employees. We will make our code of business conduct and ethics publicly available on our website prior to the initial closing of this offering.

Foreign Private Issuer Exemption

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a U.S. domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We intend to comply with the Nasdaqcorporate governance rules applicable to foreign private issuers, which permit us to follow certain corporate governance rules that conform to the Cayman Islands requirements in lieu of many of the Nasdaqcorporate governance rules applicable to U.S. companies. As a result, our corporate governance practices may differ from those you might otherwise expect from a U.S. company listed on Nasdaq.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the years ended December 31, 2021 and 2020, earned by or paid to our chief executive officer and principal executive officer, our principal financial officer, and our other most highly compensated executive officers whose total compensation exceeded US$100,000 (the “named executive officers”).

Name and Principal Position	Year	Salary (US$)	Bonus (US$)	Stock Awards (US$)	Option Awards (US$)	Non-Equity Incentive Plan Compensation	Deferred Compensation Earnings	Other	Total (US$)
Lingyi Kong,	2021	$29,303	-	-	-	-	-	-	$29,303
CEO	2020	$11,577	-	-	-	-	-	-	$11,577
Lanling Gu,	2021	$17,238	-	-	-	-	-	-	$17,238
CFO	2020	$11,939	-	-	-	-	-	-	$11,939

Agreements with Named Executive Officers

On March 9, 2020, Zhejiang Leiya entered into an employment agreement with our Chief Executive Officer, Lingyi Kong, for a term of three years. Mr. Kong is entitled to an annual base salary of $80,000. The termination of this agreement is subject to PRC Labor Law and PRC Labor Contract Law.

On March 9, 2020, Zhejiang Leiya entered into an employment agreement with our Chief Financial Officer, Ms. Lanling Gu, for a term of three years. Ms. Gu is entitled to an annual base salary of $75,000. The termination of both agreements is subject to PRC Labor Law and PRC Labor Contract Law.

Compensation of Directors

For the fiscal years ended December 31, 2021 and 2020, we did not compensate our directors for their services other than to reimburse them for out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors.

Upon completion of this offering, we plan to pay each of our director and independent director nominees Wang-Ngai Mak, Jizhou Hou, Jing Chen and Peiling Cheng an annual compensation of US$20,000. We have entered into director offer letters with each of our independent director nominees in August 2021. We will also reimburse all directors for any out-of-pocket expenses incurred by them in connection with their services provided in such capacity.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our ordinary share as of the date of this prospectus, and as adjusted to reflect the sale of the ordinary share offered in this offering for

●	each of our directors and executive officers who beneficially owns our ordinary share; and

●	each person known to us to own beneficially more than 5% of our ordinary share.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary share shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on (i) 8,000,000 Class A ordinary shares and 1,000,000 Class B ordinary shares issued and outstanding as of the date of this prospectus immediately prior to the effectiveness of the registration statement of which this prospectus is a part and (ii) ordinary share underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering includes (i) ordinary share outstanding immediately after the completion of this offering and (ii) ordinary share underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus, but excludes any shares issuable upon the exercise of the over-allotment option.

As of the date of the prospectus, we have three shareholders of record, who are not located in the United States.

Name of Beneficial Owner	Amount of Beneficial Ownership	Pre- Offering Percentage Ownership	Post- Offering Percentage Ownership
Directors, Director Nominees and Named Executive Officers:
Lingyi Kong[1]	6,000,000 Class A ordinary shares and 1,000,000 Class B ordinary shares	92.9%	83.87%
Lanling Gu		0%	0%
Wang-Ngai Mak2 3	1,400,000 Class A ordinary shares	5%	4.52%
Jizhou Hou[4]	-	0%	0%
Jing Chen[4]	-	0%	0%
Peiling Cheng[4]	-	0%	0%
All directors, director nominees and executive officers as a group (6 persons)	7,400,000 Class A ordinary shares and 1,000,000 Class B ordinary shares	97.9%	88.39%
5% or Greater Shareholders:
Erayak International Limited[1]	6,000,000 Class A ordinary shares and 1,000,000 Class B ordinary shares	92.9%	83.87%
CEC Science and Innovation Co., Ltd.[3]	1,400,000 Class A ordinary shares	5%	4.52%

(1)	Through Erayak International Limited. Lingyi Kong is the controlling person of Erayak International Limited and has sole voting and dispositive power over shares beneficially owned by Erayak International limited.
(2)	The individual is a director nominee and consents to be a director upon the Company’s listing on the Nasdaq Capital Market.
(3)

Represents 1,400,000 Class A ordinary shares directly held by CEC Science and Innovation Co., Ltd., a company incorporated under the laws of England and Wales. CEC Science and Innovation Co., Ltd. is beneficially owned and controlled by Wang-Ngai Mak and its current address is Unit G25, Waterfront Studios 1 Dock Road, London, United Kingdom.

(4)	The individual is an independent director nominee and consents to be an independent director upon the Company’s listing on the Nasdaq Capital Market.

RELATED PARTY TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed in “Executive Compensation,” below we describe transactions since incorporation, to which we have been a participant, in which the amount involved in the transaction is material to our company and in which any of the following is a party: (a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, our Company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of our Company that gives them significant influence over our Company, and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of our Company, including directors and senior management of companies and close members of such individuals’ families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence.

1)	Nature of relationships with related parties

Name	Relationship with the Company
Zhejiang Meijie Technology Co. Ltd. (“Meijie”)	An entity used to be owned by Lingyi Kong in 2019 and 2020 prior to the transfer in March 2021
Beijing Leiya Meijia Technology Co. Ltd. (“Meijia”)	An entity 100% owned by Lingyi Kong
Wenzhou Ailefu Technology Co. Ltd. (“Ailefu”)	An entity 100% owned by Xiangze
Hangzhou Xiangze Trading Co. Ltd. (“Xiangze”)	An entity 100% owned by Lingyi Kong
Wenzhou Weidi Technology Co. Ltd. (“Weidi”)	An entity 100% owned by Chuanlong Lin’s wife
Shanghai Fushishenye Mechanical and Electrical Equipment Co. Ltd. (“Fushishenye”)	An entity with Lingyi Kong as legal representative
Ruian Xiaobai New Energy Automobile Rental Co. Ltd. (“Xiaobai”)	An entity 30% owned by Shengling Xiang
Chuanlong Lin	Cousin of Lingyi Kong; former controlling shareholder of New Focus
Shengling Xiang	Executive and legal representative of the Company
Lingyi Kong	Controlling shareholder of the Company
Chunhua Xiang	Grandmother of Lingyi Kong

2)	Related party transactions

The Company leases factory premises from Ailefu. The nature of the lease is disclosed in Right of Use Lease Assets in Note 8 of the Consolidated Financial Statements for the fiscal years ended December 31, 2021 and 2020.

There were no transactions between the Company and Weidi during the fiscal year 2021. During fiscal year 2019, the Company provided working capital of $295,306 to Weidi, which was fully paid back by Weidi during the 2020 fiscal year. As of December 31, 2021 and 2020, the Company had no outstanding balance from this entity.

There were no transactions between the Company and Xiangze, the Company and Fushishenye, and the Company and Xiaobai for the fiscal years of 2021 and 2020.

Lingyi Kong periodically provides working capital to support the Company’s operations when needed. As of December 31, 2021 and 2020, the Company had outstanding payable due to Lingyi Kong with an amount of $158,198 and $1,007,109, respectively. This represented unsecured, due on demand and interest free borrowings between the Company and Lingyi Kong. For the fiscal years of 2021 and 2020, there were notes receivables endorsed by Lingyi Kong with recourse to the Company’s suppliers to settle accounts payable in the amount of $5,043,783 and $2,913,003, respectively. During fiscal year 2021 and 2020, Lingyi Kong provided total working capital of $14,344,678 and $4,939,665, respectively.

Shengling Xiang periodically provides working capital to support the Company’s operations when needed. During fiscal year 2021 and 2020, Shengling Xiang provided working capital of $27,177 and $583,760, respectively. As of December 31, 2021 and 2020, the Company had no outstanding balance from this individual.

Chuanlong Lin periodically provides working capitals to support the Company’s operations when needed. During fiscal year 2021 and 2020, Chuanlong Lin provided working capital of $11,130 and $1,448, respectively. As of December 31, 2021 and 2020, the Company had no outstanding balance from this individual.

Chunhua Xiang periodically provides working capitals to support the Company’s operations when needed. During fiscal year 2021 and 2020, Chunhua Xiang provided working capital of $928,439 and $671,529, respectively. As of December 31, 2021 and 2020, the Company had no outstanding balance from this individual.

3)	Related party balances

Net outstanding balances with related parties consisted of the following as of December 31, 2021 and 2020:

Accounts	Name of related parties	2021	2020
Due to related party	Lingyi Kong	(158,198)	(1,007,109)

Net due to related parties		$(158,198)	$(1,007,109)

DESCRIPTION OF SHARE CAPITAL

A copy of our memorandum and articles of association is filed as an exhibit to the registration statement of which this prospectus is a part (and which is referred to in this section as, respectively, the “memorandum” and the “articles”).

We were incorporated as an exempted company with limited liability under the Cayman Islands Companies Act on June 14, 2019. A Cayman Islands exempted company:

●	is a company that conducts its business mainly outside the Cayman Islands;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	does not have to hold an annual general meeting;

●	does not have to make its register of members open to inspection by shareholders of that company;

●	may obtain an undertaking against the imposition of any future taxation;

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

Ordinary Share

All of our issued and outstanding ordinary share are fully paid and non-assessable. Our ordinary shares are issued in book entry, and are issued when registered in our register of members. Unless the Board of Directors determine otherwise, each holder of our ordinary shares will not receive a certificate in respect of such ordinary shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares.

Our authorized share capital is US$50,000 divided into 500,000,000 ordinary shares, of which 450,000,000 shares are Class A ordinary shares and 50,000,000 shares are Class B ordinary shares, par value US$0.0001 per share. Subject to the provisions of the Cayman Islands Companies Act and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to ordinary shares. No share may be issued at a discount except in accordance with the provisions of the Cayman Islands Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof. The right to convert shall be exercisable by the holder of the Class B Ordinary Share (the Converting Class B Shareholder) delivering a written notice to the Company that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares.

Any conversion of Class B Ordinary Shares into Class A Ordinary Shares pursuant to these Articles shall be effected by redeeming the relevant Class B Ordinary Shares and in consideration therefor issuing fully-paid Class A Ordinary Shares in equal number to the Converting Class B Shareholder. Such conversion shall become effective forthwith upon entries being made in the Register of Members to record the conversion of the relevant Class B Ordinary Shares as Class A Ordinary Shares. There is no transfer restriction on our Class B ordinary shares.

As of the date of this prospectus, there are currently 8,000,000 Class A ordinary shares and 1,000,000 Class B ordinary shares issued and outstanding.

At the completion of this offering assuming no exercise of the underwriters’ over-allotment option, there will be 11,000,000 Class A ordinary share and 1,000,000 Class B ordinary shares issued and outstanding. Shares sold in this offering will be delivered against payment from the underwriters upon the closing of the offering in New York, New York, on or about                 , 2022.

Dividends

Subject to the provisions of the Cayman Islands Companies Act and any rights attaching to any class or classes of shares under and in accordance with the Articles:

(a)	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b)	the Company’s shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the Cayman Islands Companies Act requirements regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

Holders of Class A ordinary shares and Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the shareholders at any general meeting of the Company.  At each general meeting, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one (1) vote for each Class A Ordinary Share and twenty (20) votes for each Class B Ordinary Share which such shareholder holds. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or by one or more shareholders present in person or by proxy entitled to vote and who together hold not less than 10 percent of the paid up voting share capital of the Company.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attached to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy (or, in the case of corporations, by their duly authorized representatives) at a general meeting, while a special resolution requires the affirmative vote of a majority of not less than two-thirds of the votes attached to the ordinary shares cast by those shareholders who are present in person or by proxy (or, in the case of corporations, by their duly authorized representatives) at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Cayman Islands Companies Act and our M&A. A special resolution will be required for important matters such as a change of name or making changes to our M&A.

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Alteration of Share Capital

Subject to the Cayman Islands Companies Act, our shareholders may, by ordinary resolution:

(a)	increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	convert all or any of our paid up shares into stock, and reconvert that stock into paid up shares of any denomination;

(d)	sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Cayman Islands Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce its share capital in any way.

Calls on Shares and Forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of 10 percent per annum. The directors may, at their discretion, waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a shareholder; and

(b)	whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles) and, within 14 days of the date on which the notice is deemed to be given under the articles, such notice has not been complied with.

Unclaimed Dividend

A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the company.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any call the directors may give to such shareholder not less than 14 clear days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeit, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is a director or secretary of us and that the particular shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the shares.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Islands Companies Act.

Redemption and Purchase of Own Shares

Subject to the Cayman Islands Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by our directors:

(a)	issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner its directors determine before the issue of those shares;

(b)	with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c)	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Cayman Islands Companies Act, including out of any combination of our profits, share premium account, or the proceeds of a fresh issue of shares, and if so authorized by the M&A, out of capital.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Transfer of Shares

Provided that a transfer of ordinary share complies with applicable rules of the Nasdaq, a shareholder may transfer ordinary share to another person by completing an instrument of transfer in a common form or in a form prescribed by Nasdaq or in any other form approved by the directors, executed:

(a)	where the ordinary share are fully paid, by or on behalf of that shareholder; and

(b)	where the ordinary share are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of an ordinary share until the name of the transferee is entered into the register of members of the Company.

Where the ordinary share in question are not listed on or subject to the rules of Nasdaq, our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of such ordinary share unless:

(a)	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary share to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of ordinary share;

(c)	the instrument of transfer is properly stamped, if required;

(d)	the ordinary share transferred is fully paid and free of any lien in favor of us;

(e)	any fee related to the transfer has been paid to us; and

(f)	the transfer is not to more than four joint holders.

If our directors refuse to register a transfer, they are required, within one month after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 calendar days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. The registration of transfers, however, may not be suspended, and the register may not be closed, for more than 30 calendar days in any year.

Inspection of Books and Records

Holders of our ordinary share will have no general right under the Cayman Islands Companies Act to inspect or obtain copies of our register of members or our corporate records.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Islands Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. In the event that the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least 14 days’ notice of an extraordinary general meeting and 21 days’ notice of an annual general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting, and that business’s general nature. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Cayman Islands Companies Act and with the consent of the shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for seven days or more, notice of the adjourned meeting shall be given in accordance with the articles.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or by at least two shareholders having the right to vote on the resolutions or one or more shareholders present who together hold not less than 10 percent of the voting rights of all those who are entitled to vote on the resolution. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under the Articles, we are required to have a minimum of one director and the maximum number of Directors shall be unlimited.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

Unless the remuneration of the directors is determined by the shareholders by ordinary resolution, the directors shall be entitled to such remuneration as the directors may determine.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

Unless removed or re-appointed, each director shall be appointed for a term expiring at the next-following annual general meeting, if one is held. At any annual general meeting held, our directors will be elected by an ordinary resolution of our shareholders. At each annual general meeting, each director so elected shall hold office for a one-year term and until the election of their respective successors in office or removed.

A director may be removed by ordinary resolution.

A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the articles, the office of a director may be terminated forthwith if:

(a)	he is prohibited by the law of the Cayman Islands from acting as a director;

(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally;

(c)	he resigns his office by notice to us;

(d)	he only held office as a director for a fixed term and such term expires;

(e)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director;

(f)	he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director);

(g)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)	without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of the Nasdaq corporate governance rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of the Nasdaq corporate governance rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Islands Companies Act and our M&A, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our M&A. However, to the extent allowed by the Cayman Islands Companies Act, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Upon the initial closing of this offering, our board of directors will have established an audit committee, compensation committee, and nomination and corporate governance committee.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A director shall not, as a director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise then by virtue of his interests, direct or indirect, in shares or debentures or other securities of, or otherwise in or through, us) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned below) none of these prohibitions shall apply to:

(a)	the giving of any security, guarantee or indemnity in respect of:

(i)	money lent or obligations incurred by him or by any other person for our benefit or any of our subsidiaries; or

(ii)	a debt or obligation of ours or any of our subsidiaries for which the director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(b)	where we or any of our subsidiaries is offering securities in which offer the director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the director is to or may participate;

(c)	any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one percent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to shareholders of the relevant body corporate;

(d)	any act or thing done or to be done in respect of any arrangement for the benefit of the employees of us or any of our subsidiaries under which he is not accorded as a director any privilege or advantage not generally accorded to the employees to whom such arrangement relates; or

(e)	any matter connected with the purchase or maintenance for any director of insurance against any liability or (to the extent permitted by the Cayman Islands Companies Act) indemnities in favor of directors, the funding of expenditure by one or more directors in defending proceedings against him or them or the doing of anything to enable such director or directors to avoid incurring such expenditure.

A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest which is not a material interest or as described above.

Capitalization of Profits

The directors may resolve to capitalize:

(a)	any part of our profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)	any sum standing to the credit of our share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.

Liquidation Rights

If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Cayman Islands Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)	to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Register of Members

Under the Cayman Islands Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of our shareholders, a statement of the shares held by each shareholder, and of the amount paid or agreed to be considered as paid, on the shares of each shareholder;

●	the date on which the name of any person was entered on the register as a shareholder; and

●	the date on which any person ceased to be a shareholder.

Under the Cayman Islands Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Islands Companies Act to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Cayman Islands Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Islands Companies Act and the current Companies Act of England and Wales. In addition, the Cayman Islands Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Islands Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements

The Cayman Islands Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)	the statutory provisions as to the required majority vote have been met;

(b)	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Islands Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer that has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

(a)	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

(b)	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

(c)	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our M&A provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in Our Articles

Some provisions of our articles may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.

Under the Cayman Islands Companies Act, our directors may only exercise the rights and powers granted to them under our articles for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Islands Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however, the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care, and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care, and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our M&A, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.’

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Islands Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. In the event that the directors do not convene such meeting for a date not later than twenty-one clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of twenty-one clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings. However, our corporate governance guidelines require us to call such meetings every year.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Cayman Islands Companies Act, our articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our articles (which include the removal of a director by ordinary resolution), the office of a director may be terminated forthwith if (a) he is prohibited by the laws of the Cayman Islands from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors generally, (c) he resigns his office by notice to us, (d) he only held office as a director for a fixed term and such term expires, (e) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director, (f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director), (g) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (h) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that its shareholders approve, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction, resulting in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Islands Companies Act has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Cayman Islands Companies Act does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Cayman Islands Companies Act and our articles, the Company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Cayman Islands Companies Act and our articles, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote. The bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote. If so provided in the certificate of incorporation, they may also be amended by the board of directors. Under the Cayman Islands Companies Act, our articles may only be amended by special resolution of our shareholders.

Anti-money Laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity. Where permitted and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Law (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Law (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Law (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Law (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Listing

We plan to list our ordinary share on Nasdaq under the symbol “RAYA”. We will not consummate and close this offering without a listing approval letter from Nasdaq Capital Market. Our receipt of a listing approval letter is not the same as an actual listing on the Nasdaq Capital Market. The listing approval letter will serve only to confirm that, if we sell a number of ordinary shares in this offering sufficient to satisfy applicable listing criteria, our ordinary shares will in fact be listed.

If the application is approved, trading of our ordinary shares on the Nasdaq Capital Market will begin within five days following the closing of this offering. If our ordinary shares are listed on the Nasdaq Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

Transfer Agent and Registrar

The transfer agent and registrar for the ordinary share is VStock Transfer, LLC.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for our ordinary shares, and while we plan to list our ordinary shares on Nasdaq, we cannot assure you that a significant public market for the ordinary shares will develop or be sustained after this offering. Future sales of substantial amounts of our ordinary shares in the public markets after this offering, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. As described below, only a limited number of our ordinary shares currently outstanding will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, after these restrictions lapse, future sales of substantial amounts of our ordinary share, including ordinary share issued upon exercise of outstanding options, in the public market in the United States, or the possibility of such sales, could negatively affect the market price in the United States of our ordinary share and our ability to raise equity capital in the future.

We will have 11,000,000 Class A ordinary shares and 1,000,000 Class B ordinary shares outstanding upon closing the offering, assuming no exercise of the underwriters’ over-allotment option. Of that amount, 3,000,000 Class A ordinary shares will be publicly held by investors participating in this offering, and 8,000,000 Class A ordinary shares and 1,000,000 Class B ordinary shares will be held by our existing shareholders, some of whom may be our “affiliates” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person who directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with the issuer.

All of the Class A ordinary shares sold in the offering will be freely transferable by persons other than our “affiliates” in the United States without restriction or further registration under the Securities Act. Ordinary shares purchased by one of our “affiliates” may not be resold, except pursuant to an effective registration statement or an exemption from registration, including an exemption under Rule 144 under the Securities Act described below.

The ordinary share held by existing shareholders are, and any ordinary share issuable upon exercise of options outstanding following the completion of this offering will be, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the United States only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are described below.

Lock-Up Agreements

We have agreed not to, for a period of six (6) months from the commencement of the Company’s first day of trading on the Nasdaq, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or securities that are substantially similar to our ordinary shares, including but not limited to any options or warrants to purchase our ordinary shares, or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares or any such substantially similar securities (other than pursuant to employee share option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the representative of the underwriters.

Furthermore, each of our directors, officers and holders of 5% or more of ordinary shares on a fully diluted basis immediately prior to the consummation of this offering has also entered into a similar lock-up agreement for a period of six (6) months from the date of this prospectus, subject to certain exceptions, with respect to our ordinary shares and securities that are substantially similar to our ordinary shares.

See “Underwriting – Lock-Up Agreements” for more information.

Rule 144

All of our ordinary share outstanding prior to this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

●	1% of the number of ordinary share then outstanding, in the form of ordinary share or otherwise, which will equal approximately shares immediately after this offering; or

●	the average weekly trading volume of the ordinary share on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

TAXATION

People’s Republic of China Enterprise Taxation

Unless otherwise noted in the following discussion, this section is the opinion of King & Wood Malleson, our PRC counsel, insofar as it relates to legal conclusions with respect to matters of People’s Republic of China Enterprise Taxation below.

The following brief description of Chinese enterprise laws is designed to highlight the enterprise-level taxation on our earnings, which will affect the number of dividends, if any, we are ultimately able to pay to our shareholders. See “Dividend Policy.”

We are an exempted holding company incorporated in Cayman Islands with limited liability and we gain income by way of dividends paid to us from our PRC subsidiaries. The EIT Law and its implementation rules provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its equity holders that are non-resident enterprises, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential tax rate or a tax exemption.

Under the EIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it is treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Although the implementation rules of the EIT Law define “de facto management body” as a managing body that actually, comprehensively manage and control the production and operation, staff, accounting, property and other aspects of an enterprise, the only official guidance for this definition currently available is set forth in SAT Notice 82, which provides guidance on the determination of the tax residence status of a Chinese-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder. Although Erayak does not have a PRC enterprise or enterprise group as our primary controlling shareholder and is therefore not a Chinese-controlled offshore incorporated enterprise within the meaning of SAT Notice 82, in the absence of guidance specifically applicable to us, we have applied the guidance set forth in SAT Notice 82 to evaluate the tax residence status of Erayak and its subsidiaries organized outside the PRC.

According to SAT Notice 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met: (i) the places where senior management and senior management departments that are responsible for daily production, operation and management of the enterprise perform their duties are mainly located within the territory of China; (ii) financial decisions (such as money borrowing, lending, financing and financial risk management) and personnel decisions (such as appointment, dismissal and salary and wages) are decided or need to be decided by organizations or persons located within the territory of China; (iii) main property, accounting books, corporate seal, the board of directors and files of the minutes of shareholders’ meetings of the enterprise are located or preserved within the territory of China; and (iv) one half  (or more) of the directors or senior management staff having the right to vote habitually reside within the territory of China.

Currently, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities. Accordingly, we believe that Erayak and its offshore subsidiaries should not be treated as a “resident enterprise” for PRC tax purposes if the criteria for “de facto management body” as set forth in SAT Notice 82 were deemed applicable to us. However, as the tax residency status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, we will continue to monitor our tax status.

The implementation rules of the EIT Law provide that, (i) if the enterprise that distributes dividends is domiciled in the PRC or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or gains are treated as China-sourced income. It is not clear how “domicile” may be interpreted under the EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered as a PRC tax resident enterprise for PRC tax purposes, any dividends we pay to our overseas shareholders which are non-resident enterprises as well as gains realized by such shareholders from the transfer of our shares may be regarded as China-sourced income and as a result become subject to PRC withholding tax at a rate of up to 10%. We are unable to provide a “will” opinion because King & Wood Malleson, our PRC counsel, believes that it is more likely than not that the Company and its offshore subsidiaries would be treated as a non-resident enterprise for PRC tax purposes because we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities as of the date of the prospectus. Therefore, we believe that it is possible but highly unlikely that the income received by our overseas shareholders will be regarded as China-sourced income.

See “Risk Factors – Risks Related to Doing Business in China – If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders” of China, which could result in unfavorable tax consequences to us and our non-PRC shareholders on page 29.

Our company pays an EIT rate of 25% for WFOE and its subsidiaries. The EIT is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards. If the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to a 10% PRC withholding tax on gains realized on the sale or other disposition of our ordinary share, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to dividends or gains realized by non-PRC individuals, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether non-PRC shareholders of the Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that the Company is treated as a PRC resident enterprise. There is no guidance from the PRC government to indicate whether or not any tax treaties between the PRC and other countries would apply in circumstances where a non-PRC company was deemed to be a PRC tax resident, and thus there is no basis for expecting how tax treaty between the PRC and other countries may impact non-resident enterprises.

Hong Kong Taxation

Entities incorporated in Hong Kong are subject to profits tax in Hong Kong at the rate of 16.5% for each of the years ended December 31, 2020 and 2019.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, as the case may be, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporation tax.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (2021 Revision) together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. The Company is required to comply with the economic substance requirements from July 1, 2019 and make an annual report in the Cayman Islands as to whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test.

United States Federal Income

Taxation

WE URGE POTENTIAL PURCHASERS OF OUR ORDINARY SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR ORDINARY SHARES.

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

●	banks;

●	financial institutions;

●	insurance companies;

●	regulated investment companies;

●	advertising investment trusts;

●	broker-dealers;

●	persons that elect to mark their securities to market;

●	U.S. expatriates or former long-term residents of the U.S.;

●	governments or agencies or instrumentalities thereof;

●	tax-exempt entities;

●	persons liable for alternative minimum tax;

●	persons holding our ordinary share as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our ordinary share);

●	persons who acquired our ordinary share pursuant to the exercise of any employee share option or otherwise as compensation;

●	persons holding our ordinary share through partnerships or other pass-through entities;

●	beneficiaries of a Trust holding our ordinary share; or

●	persons holding our ordinary share through a Trust.

The discussion set forth below is addressed only to U.S. Holders that purchase Class A ordinary shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our ordinary share.

Material Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares

The following sets forth the material U.S. federal income tax consequences related to the ownership and disposition of our ordinary shares. It is directed to U.S. Holders (as defined below) of our ordinary shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to ownership and disposition of our ordinary share or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local and other tax laws.

The following brief description applies only to U.S. Holders (defined below) that hold ordinary shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of ordinary shares and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Taxation of Dividends and Other Distributions on Our Ordinary Shares

Subject to the passive foreign investment company (PFIC) rules (defined below) discussed below, the gross amount of distributions made by us to you with respect to the ordinary share (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of actual or constructive receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the ordinary share are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC (defined below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the ordinary shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, ordinary shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on certain exchanges, which presently include the Nasdaq. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our ordinary shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that all distributions will be treated as a dividend even if a particular distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ordinary share equal to the difference between the amount realized (in U.S. dollars) for the ordinary share and your tax basis (in U.S. dollars) in the ordinary share. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ordinary share for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

Passive Foreign Investment Company (“PFIC”)

A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the US Internal Revenue Code, for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our ordinary shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. However, we must make a separate determination each year as to whether we are a PFIC, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our ordinary shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our ordinary shares and the amount of cash we raise in this offering.

Accordingly, fluctuations in the market price of the ordinary share may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our ordinary shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold ordinary shares, we will continue to be treated as a PFIC for all succeeding years during which you hold ordinary shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to your ordinary shares.

If we are a PFIC for your taxable year(s) during which you hold ordinary share, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary share, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary share will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares (in the case of ordinary shares obtained through the exercise of warrants, the holding period will include the holding period of the underlying warrants);

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income earned in the current taxable year; and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate on ordinary income in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary share cannot be treated as capital, even if you hold the ordinary share as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the US Internal Revenue Code for such stock (but not our warrants) to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) ordinary shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of such taxable year over your adjusted basis in such ordinary shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on Our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the Nasdaq. If the ordinary shares are regularly traded on the Nasdaq and if you are a holder of ordinary shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock (but not warrants) in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the US Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. Therefore, prospective investors should assume that a qualified electing fund election will not be available. If you hold ordinary shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such ordinary shares, including regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary share. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our ordinary shares, then such ordinary shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC (no such election is available to warrants). A “purging election” creates a deemed sale of such ordinary shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the ordinary shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your ordinary shares for tax purposes. U.S. shareholders may make a purging election and make a simultaneous qualified electing fund (QEF) election if the foreign corporation remains a PFIC at the time of the purging election.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our ordinary shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding under Section 3406 of the US Internal Revenue Code with at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold ordinary shares.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as:

●	political and economic stability;

●	an effective judicial system;

●	tax neutrality;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection to investors; and

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent upon whom process may be served in any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

King& Wood Mallesons, our counsel as to Chinese law, has advised us that the recognition and enforcement of foreign judgments are provided for under the Chinese Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or in reciprocity between jurisdictions. China does not have any treaties or other agreements with the Cayman Islands or the United States that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether a Chinese court would enforce a judgment rendered by a court in either of these two jurisdictions.

According to the Civil Procedure Law of the People’s Republic of China (amended in 2017), if a legally effective judgment or ruling made by a foreign court requires recognition and enforcement by a people’s court of the People’s Republic of China, the party concerned may directly apply to an intermediate people’s court with jurisdiction over for recognition and enforcement, or the foreign court may request recognition and enforcement by a people’s court in accordance with the provisions of an international treaty concluded or acceded to by the country and the People’s Republic of China, or in accordance with the principle of reciprocity.

In the event that the people’s court is of the opinion that the legally effective judgment or ruling made by the foreign court applying for or requesting recognition and enforcement does not violate the basic principles of the laws of the People’s Republic of China or the sovereignty, security and public interests of the country after the people’s court reviews the legally effective judgment or ruling made by the foreign court applying for or requesting recognition and enforcement in accordance with the international treaties concluded or acceded to by the People’s Republic of China or in accordance with the principle of reciprocity, the people’s court shall issue ruling that recognizes its validity and, if enforcement is necessary, issues an enforcement order, which shall be implemented in accordance with the relevant laws.    Those judgments or rulings that violate the basic principles of the laws of the People’s Republic of China or the sovereignty, security and public interests of the country will not be recognized and implemented.

If an award made by a foreign arbitration institution requires recognition and enforcement by the people’s court of the People’s Republic of China, the party concerned shall directly apply to the intermediate people’s court in the place where the person subjected to enforcement has his domicile or where his property is located. The people’s court shall handle the matter in accordance with international treaties concluded or acceded to by the People’s Republic of China or in accordance with the principle of reciprocity.

PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between different jurisdictions, and PRC courts will not recognize or enforce these foreign judgments if PRC courts believe the foreign judgments violate the basic principles of PRC laws or national sovereignty, security or public interest after review.

We have been advised by our counsel as to Cayman Islands law, that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. We have been further advised that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment:

(a)	is given by a foreign court of competent jurisdiction;

(b)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)	is final;

(d)	is not in respect of taxes, a fine or a penalty or similar fiscal or revenue obligations; and

(e)	was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

UNDERWRITING

In connection with this offering, we have entered into an underwriting agreement (the “Underwriting Agreement”) with Prime Number Capital, LLC and its affiliates, as representative of the Underwriters, or the Representative, in this offering. The Representative may retain other brokers or dealers to act as a sub-agents or selected dealers on their behalf in connection with this offering. The Underwriters have agreed to purchase from us, on a firm commitment basis, the number of Class A ordinary shares set forth opposite its name below, at the offering price less the underwriting discounts set forth on the cover page of this prospectus:

Name of Underwriter	Number of Class A Ordinary Shares
Prime Number Capital, LLC
Shengang Securities Co., Ltd.
Total	3,000,000

The Underwriters are committed to purchase all the Class A ordinary shares offered by this prospectus if they purchase any Class A ordinary shares. The Underwriters are not obligated to purchase the Class A ordinary shares covered by the Underwriters’ over-allotment option to purchase Class A ordinary shares as described below. The Underwriters are offering the Class A ordinary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the Underwriting Agreement, such as the receipt by the Underwriters of officer’s certificates and legal opinions. The Underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Certain of the underwriters are expected to make offers and sales both inside and outside the U.S. through their respective selling agents. Any offers or sales in the U.S. will be conducted by broker-dealers registered with the SEC. Shengang Securities Co., Ltd. is not a broker-dealer registered with the SEC and, to the extent that its conduct may be deemed to involve participation in offers or sales of Class A ordinary shares in the United States, those offers or sales will be made through one or more SEC-registered broker-dealers in compliance with the applicable securities laws and regulations.

Over-Allotment Option

Pursuant to the Underwriting Agreement, we have agreed to grant to the underwriters an option to purchase from us up to an additional 450,000 Class A ordinary shares, representing 15% of the Class A ordinary shares sold in the offering, solely to cover over-allotments, if any, at the initial public offering price less the underwriting discounts. The underwriters may exercise this option any time during the 45-day period after the closing date of the offering, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, the underwriters will become obligated, subject to certain conditions, to purchase the shares for which they exercise the option.

Fees, Commissions and Expense Reimbursement

We will pay the Underwriters a fee/commission equivalent to eight percent (8%) of the gross proceeds of this offering. The Underwriters propose initially to offer the Class A ordinary shares to the public at the offering price set forth on the cover page of this prospectus and to dealers at those prices less the aforesaid fee (“underwriting discount”) set forth on the cover page of this prospectus. If all of the Class A ordinary shares offered by us are not sold at the offering price, the Underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the underwriting fees/commission payable to the Underwriters, assuming an initial public offering price of $5.00 per share (which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus):

	Per Ordinary Share	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Public offering price	$5.00	$15,000,000	$17,250,000
Underwriting fees and commissions (8.0%)(1)	$0.4	$1,200,000	$1,380,000
Proceeds, before expenses, to us	$4.60	$13,800,000	$15,870,000

(1)	The fees do not include the Representative Warrants or expense reimbursement as described below.

We also agreed to pay to the Representative non-accountable expenses equal to 1% of the gross proceeds raised in the offering. In addition, we have advanced the Representative $100,000 for its accountable out-of-pocket expenses, which will be offset against the 1% non-accountable expenses. We have also agreed to reimburse the Representative for certain accountable expenses not to exceed the total amount of $190,900, including the Representative’s legal fees, background check expenses, and all other expenses related to the offering.

We estimate that the total expenses payable by us in connection with the offering, other than the underwriting fees and commissions, will be approximately $1,059,100.

We have agreed to issue to the Representative and to register herein warrants to purchase up to 120,000 Class A ordinary shares (equal to four percent (4%)) of the ordinary shares sold in this offering and to also register herein such underlying ordinary shares. The Representative Warrants will be exercised at any time, and from time to time, in whole or in part, commencing from 180 days after the commencement of sale of the offering and expiring five (5) years from the commencement of sales of the offering. The Representative Warrants are exercisable at a per share price of 120% of the offering price of the ordinary shares offered hereby. The Representative Warrants shall not be callable or cancellable.

The Representative Warrants may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the commencement of sales of the offering, of which this prospectus forms a part (in accordance with FINRA Rule 5110), except that they may be assigned, in whole or in part, to any successor, officer, manager, member, or partner of the Representative, and to members of the syndicate or selling group and their respective officers, managers, members or partners. The Representative Warrants may be exercised as to all or a lesser number of shares, will provide for cashless exercise and will contain provisions for immediate “piggyback” registration rights at our expense for a period of five years from the date of commencement of sales of the offering. We have registered the ordinary shares underlying the Representative Warrants in this offering.

The Underwriters intend to offer our ordinary shares to their retail customers only in states in which we are permitted to offer our ordinary shares. We have relied on an exemption to the blue sky registration requirements afforded to “covered securities.” Securities listed on a National Securities Exchange are “covered securities.” If we were unable to meet listing standards of a National Securities Exchange, we would be unable to rely on the covered securities exemption to blue sky registration requirements. In such case, we would need to register the offering in each state in which we planned to sell shares. Consequently, we will not complete this offering unless we meet a National Securities Exchange’s listing requirements and our application to list on the exchange is approved.

The foregoing does not purport to be a complete statement of the terms and conditions of the Underwriting Agreement. A form of the Underwriting Agreement is included as an exhibit to the registration statement of which this prospectus forms a part.

Indemnification Escrow Agreement

Concurrently with the execution and delivery of the Underwriting Agreement, the Company, Prime Number Capital, LLC and Wilmington Trust, National Association, as escrow agent (the “Escrow Agent”), entered into an escrow agreement (the “Escrow Agreement”), pursuant to which $500,000 from gross proceeds from this offering shall be deposited by the Company at the closing of this offering in an escrow account (the “Escrow Account”) for a period of two years following the closing of the offering for purposes of covering any potential legal action against Prime Number Capital, LLC for acting as a representative of the Underwriters. All remaining funds in the Escrow Account that are not subject to an indemnification claim as of the two-year anniversary following the closing date will be returned to the Company in accordance with the terms of the Escrow Agreement. The Company is responsible to pay the reasonable fees and expenses of the Escrow Agent.

Lock-Up Agreements

The Company has agreed in the Underwriting Agreement that, without the prior written consent of the Representative, it will not, for a period of six (6) months from the commencement of the Company’s first day of trading on the Nasdaq (the “Lock-Up Period”), (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC any registration statement relating to, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank, or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii), or (iii) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise.

In addition, each of our directors, officers and holders of 5% or more of ordinary shares on a fully diluted basis immediately prior to the consummation of this offering has agreed that during the Lock-Up Period, without the prior written consent of the Representative, and subject to certain exceptions, they will not, directly or indirectly, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any ordinary shares of the Company or any securities convertible into or exercisable or exchangeable for ordinary shares of the Company, whether now owned or hereafter acquired by such person or with respect to which such person has or hereafter acquires the power of disposition; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities; (iii) make any demand for or exercise any right with respect to the registration of any such securities; or (iv) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any such securities.

Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

●	Stabilizing transactions permit the underwriters to make bids or purchases for the purpose of pegging, fixing or maintaining the price of the ordinary shares, so long as stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the underwriters of the ordinary shares in excess of the number of ordinary shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ordinary shares over-allotted by the underwriters is not greater than the number of ordinary shares that they may purchase in the over-allotment option. In a naked short position, the number of ordinary shares involved is greater than the number of ordinary shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing ordinary shares in the open market.

●	Syndicate covering transactions involve purchases of ordinary shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ordinary shares to close out the short position, the underwriters will consider, among other things, the price of our ordinary shares available for purchase in the open market as compared to the price at which they may purchase ordinary shares through the over-allotment option. If the underwriters sell more ordinary shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the ordinary shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

●	In passive market making, market makers in the ordinary shares who are the underwriters or prospective underwriter may, subject to limitations, make bids for or purchases of our ordinary shares until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the ordinary shares or preventing or retarding a decline in the market price of ordinary shares. As a result, the price of ordinary shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Stock Market or otherwise, and, if commenced, may be discontinued at any time.

Determination of Offering Price

We determined the public offering price of the ordinary shares we are offering in consultation with the Underwriter based on discussions with potential investors in light of the history and prospects of our Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the public stock price for similar companies, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be delivered to potential investors by the Underwriter. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on the Underwriter’ website and any information contained in any other website maintained by the Underwriter is not part of the prospectus or the registration statement of which this Prospectus forms a part.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include the sales and trading of securities, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage and other financial and non-financial activities and services. The underwriters and their respective affiliates may have, from time to time, performed, and may in the future perform, a variety of such activities and services for us and for persons or entities with relationships with us for which they received or will receive customary fees, commissions and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, directors, officers and employees may at any time purchase, sell or hold a broad array of investments, and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own accounts and for the accounts of their customers. Such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments. In addition, the underwriters and their respective affiliates may at any time hold, or recommend to clients that they should acquire, long and short positions in such assets, securities and instruments.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ordinary shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ordinary shares, where action for that purpose is required. Accordingly, the ordinary shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ordinary shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Notice to Prospective Investors in Australia

This prospectus:

●	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;

●	has not been, and will not be, lodged with the Australian Securities and Investments Commission, or the ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

●	does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

●	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The ordinary shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ordinary shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any ordinary shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ordinary shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of ordinary shares under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ordinary shares you undertake to us that you will not, for a period of 12 months from the date of issue of the ordinary shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Canada

Resale restrictions. The distribution of the ordinary shares in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the ordinary shares are made. Any resale of the ordinary shares in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

Representations of Canadian purchasers. By purchasing ordinary shares in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

●	the purchaser is entitled under applicable provincial securities laws to purchase the ordinary shares without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus Exemptions;

●	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations;

●	where required by law, the purchaser is purchasing as principal and not as agent; and

●	the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest.  Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this prospectus.

Statutory rights of action.     Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this prospectus contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of legal rights.   All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and eligibility for investment.   Canadian purchasers of ordinary shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the ordinary shares in their particular circumstances and about the eligibility of the ordinary shares for investment by the purchaser under relevant Canadian legislation.

Notice to Prospective Investors in Cayman Islands

This prospectus does not constitute a public offer of the ordinary shares, whether by way of sale or subscription, in the Cayman Islands. The ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Notice to Prospective Investors in Dubai International Financial Centre, or the DIFC

This prospectus relates to an Exempt Offer of the Dubai Financial Services Authority, or the DFSA, in accordance with the Markets Rules 2012 of the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in European Economic Area

In relation to each Member State of the European Economic Area (each, a Relevant State), no ordinary shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the ordinary shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of ordinary shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

●	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

●	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

●	in any other circumstances falling within Article 1(4) of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any ordinary shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for any ordinary shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the ordinary shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ordinary shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ordinary shares has been or will be:

●	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

●	used in connection with any offer for subscription or sale of the ordinary shares to the public in France.

Such offers, sales and distributions will be made in France only:

●

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the FrenchCode monétaire et financier;

●	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

●	in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The ordinary shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The ordinary shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules promulgated thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules promulgated thereunder.

Notice to Prospective Investors in Japan

The ordinary shares will not be offered or sold directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, rules and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ordinary shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Investors in Kuwait who approach us or any of the underwriters to obtain copies of this prospectus are required by us and the underwriters to keep such prospectus confidential and not to make copies thereof nor distribute the same to any other person in Kuwait and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the ordinary shares.

Notice to Prospective Investors in People’s Republic of China

This prospectus may not be circulated or distributed in the People’s Republic of China, or the PRC, and the ordinary shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Notice to Prospective Investors in Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Notice to Prospective Investors in Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus in Singapore with the Monetary Authority of Singapore. Accordingly, this prospectus and any other documents or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, or (ii) to a relevant person pursuant to Section 275(1), or to any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where our ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Notice to Prospective Investors in Switzerland

The ordinary shares will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to our company or the ordinary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the ordinary shares will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the ordinary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ordinary shares.

Notice to Prospective Investors in Taiwan

The ordinary shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ordinary shares in Taiwan.

Notice to Prospective Investors in United Arab Emirates

The ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (i) in compliance with all applicable laws and regulations of the United Arab Emirates; and (ii) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

Notice to Prospective Investors in United Kingdom

This prospectus is only being distributed to and is only directed at: (i) persons who are outside the United Kingdom; (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order; or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (i)-(iii) together being referred to as “relevant persons”). The ordinary shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the ordinary shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Indemnification

We have agreed to indemnify the Underwriters against liabilities relating to the offering arising under the Securities Act and the Exchange Act and to contribute to payments that the Underwriters may be required to make for these liabilities. In the opinion of the Securities and Exchange Commission, we have been advised that indemnification of liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Application for Nasdaq Listing

We have applied to have our ordinary shares approved for listing/quotation on the Nasdaq Capital Market under the symbol “RAYA.” We will not consummate and close this offering without a listing approval letter from Nasdaq Capital Market. Our receipt of a listing approval letter is not the same as an actual listing on the Nasdaq Capital Market. The listing approval letter will serve only to confirm that, if we sell a number of ordinary shares in this offering sufficient to satisfy applicable listing criteria, our ordinary shares will in fact be listed.

If the application is approved, trading of our ordinary shares on the Nasdaq Capital Market will begin within five days following the closing of this offering. If our ordinary shares are listed on the Nasdaq Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and advisory fees, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee, and the Nasdaq listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$1675.84
Nasdaq Listing Fee	$50,000
FINRA	$4,812.50
Legal Fees and Expenses	$600,000
Accounting Fees and Expenses	$300,000
Printing and Engraving Expenses	$30,000
Miscellaneous Expenses	$72,611.66
Total Expenses	$1,059,100

Under the Underwriting Agreement, we will pay our underwriters a fee and commission equal to 8% of the public offering price multiplied by the shares sold in the offering. In addition to the cash commission, we will also pay to the Representative non-accountable expenses equal to 1% of the gross proceeds raised in this offering, and reimburse the Representative for its accountable expenses not to exceed the total amount of $190,900, including legal expenses, background check expenses, and other offering expenses.

LEGAL MATTERS

Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters. The validity of the Class A ordinary shares offered hereby will be opined upon for us by Harney Westwood & Riegels, our Cayman Islands counsel. The Representative is being represented by Robinson & Cole LLP with respect to certain legal matters as to United States federal securities laws. Certain legal matters as to PRC law will be passed upon for us by King & Wood Mallesons, and for the Representative by Grandway Law Offices. Ortoli Rosenstadt LLP may rely upon Harney Westwood & Riegels with respect to matters governed by the law of the Cayman Islands and King & Wood Mallesons with respect to matters governed by PRC law. Robinson & Cole LLP may rely upon Grandway Law Offices with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements for the years ended December 31, 2021 and 2020, as set forth in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of TPS Thayer, an independent registered public accounting firm, given on their authority as experts in accounting and auditing. The office of TPS Thayer is located at 1600 Hwy 6 Suite 100, Sugar Land, TX 77478.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the Class A ordinary shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the Class A ordinary shares offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete. In each instance, we refer you to the copy of such contract or other document filed an exhibit to the registration statement. However, statements in the prospectus contain the material provisions of such contracts, agreements and other documents. We currently do not file periodic reports with the SEC. Upon closing of our public offering, we will be required to file periodic reports and other information with the SEC pursuant to the Exchange Act. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

Erayak Power Solution Group Inc.

Financial Statements

December 31, 2021 and 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Erayak Power Solution Group Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Erayak Power Solution Group Inc (the Company) as of December 31, 2021 and 2020, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for the two-year period ended December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2021 and 2020, and the consolidated results of its operations and its consolidated cash flows for the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, the audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provided a reasonable basis for our opinion.

TPS Thayer, LLC

We have served as the Company’s auditor since 2021

Sugar Land, TX

June 28, 2022

ERAYAK POWER SOLUTION GROUP INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2021 AND 2020

(IN U.S. DOLLARS, EXCEPT SHARE DATA)

	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$5,174,693	$460,522
Restricted cash	-	3,601,533
Accounts receivable, with allowance for doubtful accounts of $2,682 and $0 for fiscal 2021 and 2020, respectively	1,753,880	5,057,645
Inventories	3,902,067	1,682,588
Advances to suppliers	2,112,852	966,736
Prepaid expenses	495,319	-
Other receivables	55,246	179,839
Total current assets	13,494,057	11,948,863
Property, plant and equipment, net	1,079,983	978,714
Intangible assets, net	11,093	12,063
Right-of-use assets	8,849,073	9,182,540
Deferred tax assets	36,247	5,116
TOTAL ASSETS	$23,470,453	$22,127,296
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,151,749	$3,214,212
Accrued expenses and other current liabilities	626,454	296,383
Notes payable	-	7,203,065
Advances from customers	542,010	802,661
Due to related parties	158,198	1,007,109
Short-term borrowings	5,756,146	3,882,994
Tax payable	633,919	811,928
Total current liabilities:	11,868,476	17,218,352
Non-current liabilities:
Long-term loan	4,707,655	-
Government loan	-	1,532,567
TOTAL LIABILITIES	16,576,131	18,750,919

COMMITMENTS AND CONTINGENCIES

Shareholders’ Equity:
Ordinary shares, $0.0001 par value, 500,000,000 shares authorized. 9,000,000 shares issued and outstanding as of December 31, 2021, and 10,000 shares issued and outstanding as of December 31, 2020
Class A shares, 450,000,000 shares authorized, and 8,000,000 shares issued and outstanding as of December 31, 2021; 500,000,000 shares authorized and 10,000 issued and outstanding as of December 31, 2020	800	1
Class B shares, 50,000,000 shares authorized, 1,000,000 shares issued and outstanding as of December 31, 2021; No shares authorized and issued as of December 31, 2020	100	-
Additional paid-in capital	1,060,510	1,060,510
Statutory reserve	568,418	222,081
Retained earnings	5,037,292	1,988,980
Accumulated other comprehensive income	227,202	104,805
Total Shareholders’ equity	6,894,322	3,376,377
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$23,470,453	$22,127,296

The accompanying notes are an integral part of these consolidated financial statements.

ERAYAK POWER SOLUTION GROUP INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(IN U.S. DOLLARS, EXCEPT SHARE DATA)

	2021	2020
Sales	$18,628,886	$14,121,838
Cost of sales	(12,909,462)	(10,322,982)
Gross profit	5,719,424	3,798,856

Operating expenses:
General and administrative	690,619	544,629
Selling and marketing	506,305	325,309
Research and development	986,885	605,115
Bad debt expense	2,649	15,112
Inventory impairment provision	47,358	-
Total operating expenses	2,233,816	1,490,165

Operating income	3,485,608	2,308,691

Other income (expenses):
Interest expenses, net	(425,868)	(262,600)
Rental income, net	116,193	322,420
Other income, net	520,632	230,602
Total other income (expenses), net	210,957	290,422

Income before income taxes	3,696,565	2,599,113

Income tax provision	(301,916)	(385,741)

Net income	$3,394,649	$2,213,372

Other comprehensive income:
Foreign currency translation adjustment	122,397	193,531

Total comprehensive income	$3,517,046	$2,406,903
Earnings per share attributable to common shareholders:
Shares	9,000,000	10,000
Earnings per share	$2.40	$221.34
Weighted average number of shares outstanding
Basic and Diluted	1,413,918	10,000

The accompanying notes are an integral part of these consolidated financial statements.

ERAYAK POWER SOLUTION GROUP INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

(IN U.S. DOLLARS, EXCEPT SHARE DATA)

	Class A shares	Ordinary shares, $0.0001 par Amount	Class B shares	Amount	Additional Paid-in Capital	Statutory Reserve	(Accumulated deficit) or Retained Earnings	Accumulated Other Comprehensive Income (loss)	Total shareholders’ equity
Balance at December 31, 2019	10,000	1	-	-	1,060,510	6,860	(9,171)	(88,726)	969,474

Foreign currency translation gain								193,531	193,531
Net income						-	2,213,372		2,213,372
Statutory reserve					-	215,221	(215,221)		-

Balance at December 31, 2020	10,000	1	-	-	1,060,510	222,081	1,988,980	104,805	3,376,377

Shares issuance	8,000,000	800	990,000	99					899
Shares conversion	(10,000)	(1)	10,000	1					-
Foreign currency translation gain								122,397	122,397
Net income							3,394,649		3,394,649
Statutory reserve						346,337	(346,337)	-	-

Balance at December 31, 2021	8,000,000	800	1,000,000	100	1,060,510	568,418	5,037,292	227,202	6,894,322

The accompanying notes are an integral part of these consolidated financial statements.

ERAYAK POWER SOLUTION GROUP INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

(IN U.S. DOLLARS)

	2021	2020
Cash Flows from Operating Activities:
Net income	$3,394,649	$2,213,372
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	215,121	148,194
Deferred tax assets	(30,633)	(648)
Bad debt expense	2,649	15,112
Inventory impairment provision	47,358	-
Deferred expenses	-	30,744
Imputed interest expenses	70,195	56,987
Right of use lease assets	546,362	188,879
Lease liability	-	(6,437,325)
Changes in operating assets and liabilities:
Accounts receivable	3,380,552	(4,078,270)
Inventories	(2,200,180)	(329,435)
Advances to suppliers	(1,109,383)	(730,042)
Prepaid expenses	(489,315)	-
Other receivables	127,332	(96,160)
Accounts payable	803,611	274,724
Accrued expenses and other current liabilities	356,061	(90,921)
Advances from customers	(276,454)	338,968
Tax payable	(195,033)	569,330
Net cash provided by (used in) operating activities	4,642,892	(7,926,491)

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(244,017)	(176,649)
Purchases of intangible assets	(155)	(9,357)
Net cash used in investing activities	(244,172)	(186,006)

Cash Flows from Financing Activities:
Proceeds from short-term borrowings	4,284,208	3,692,217
Repayments on short-term borrowings	(4,182,881)	(799,373)
Proceeds from related parties	15,311,425	6,882,563
Repayments to related parties	(16,172,950)	(5,651,853)
Proceeds (repayment) of notes payable	(7,285,918)	6,807,451
Proceeds from long-term loan	4,650,586	-
Net cash (used in) provided by financing activities	(3,395,530)	10,931,005

Effect of exchange rate changes on cash	109,448	231,547

Net increase in cash and cash equivalents	1,003,190	2,818,508
Cash and cash equivalents at the beginning of year	4,062,055	1,012,000
Cash and cash equivalents at the end of year	5,174,693	4,062,055

Reconciliation of cash, cash equivalents and restricted cash to the Consolidated Balance Sheet
Cash and cash equivalents	5,174,693	460,522
Restricted cash	-	3,601,533
Cash and cash equivalents at the end of year	$5,174,693	$4,062,055

Supplemental disclosures of cash flows information:
Cash paid for income taxes	$99,690	$26,669
Cash paid for interest	$365,752	$94,631

The accompanying notes are an integral part of these consolidated financial statements.

ERAYAK POWER SOLUTION GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Erayak Power Solution Group Inc. (“Erayak Group”)

Erayak Group was incorporated on June 14, 2019 under the laws of Cayman Islands. Under its memorandum of association, Erayak Group is authorized to issue 500,000,000 ordinary shares of par value of $0.0001 each, comprising of: (i) 450,000,000 Class A Ordinary Shares of par value of USD0.0001 each, and (ii) 50,000,000 Class B Ordinary Shares of par value of USD0.0001 each. There are currently 8,000,000 issued and outstanding Class A Ordinary Shares and 1,000,000 issued and outstanding Class B Ordinary Shares, of which 6,000,000 Class A and 1,000,000 Class B Ordinary Shares are owned by Erayak International Limited, 1,400,000 Class A Ordinary Shares are owned by CEC Science and Innovation Co., Ltd., and 600,000 Class A Ordinary Shares are owned by Grand Merchant Incorporation Limited.

Erayak Group is a holding company and is currently not actively engaging in any business. Erayak Group’s registered agent is Harneys Fiduciary (Cayman) Limited, and its registered office is at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman, KY1-1002, Cayman Islands.

Entity Name	Registered Location	Date of Incorporation	Ownership as of the issuance date of the report
Erayak Power Solution Group Inc. (“Erayak Group”)	Cayman Islands	June 14, 2019	Parent
Erayak Power Solution Limited (“Erayak BVI’)	British Virgin Island	June 17, 2019	100% by the Parent
Erayak Power Solution Hong Kong Limited (“Erayak HK”)	Hong Kong	June 26, 2019	100% by Erayak BVI
Wenzhou Wenjie Technology Limited (“Wenjie”)	Wenzhou, China	December 11, 2019	100% by Erayak HK
Beijing Leiya Meijia Technology Co., Ltd. (“Meijia”)	Beijing, China	May 14, 2019	100% by Wenjie
Zhejiang Leiya Electronics Limited (Leiya)	Wenzhou, China	March 5, 2009	100% by Wenjie
Wenzhou New Focus Limited (“New Focus”)	Wenzhou, China	November 21, 2012	100% by Leiya

Erayak Power Solution Limited (“Erayak BVI”)

Erayak BVI was incorporated on June 17, 2019 under the laws of British Virgin Islands. Under its memorandum of association, Erayak BVI is authorized to issue 50,000 ordinary shares of a single class, par value $1 per ordinary share. There are currently 100 issued and outstanding ordinary shares, of which 100% are owned by Erayak Power Solution Group Limited. Erayak BVI is a holding company and is currently not actively engaging in any business. Erayak BVI’s registered agent is Harneys Corporate Services Limited and its registered office is at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

Erayak Power Solution Hong Kong Limited (“Erayak HK”)

Erayak HK was incorporated on June 26, 2019 under the laws of Hong Kong and is a wholly owned subsidiary of Erayak Power Solution Limited. The paid in capital was zero as of December 31, 2021. Erayak HK did not have any operations as of December 31, 2021.

Wenzhou Wenjie Technology Limited (“Wenjie”)

Wenjie was incorporated on December 11, 2019 in People’s Republic of China (“China” or “PRC”), and is a wholly owned subsidiary of Erayak Power Solution Hong Kong Limited. Wenjie is a wholly-foreign owned enterprise organized under the laws of the PRC. The registered capital is RMB 5,000,000 and the paid in capital was zero as of December 31, 2021. Wenjie did not have any operations as of December 31, 2021.

Beijing Leiya Meijia Technology Co., Limited (“Meijia”)

Meijia was incorporated on May 14, 2019 under the laws of the People’s Republic of China. The registered capital is RMB 100,000, and the paid in capital was zero as of December 31, 2021. Meijia was acquired by Wenjie on January 12, 2021 and did not have any operations as of December 31, 2021.

Zhejiang Leiya Electronics Limited (“Leiya”)

Leiya was incorporated on March 5, 2009 under the laws of the People’s Republic of China. The registered capital is RMB 50,000,000, and the paid in capital is RMB 6,900,000 as of December 31, 2021.

The registered principal activities of Leiya are mainly development, production and sales of inverters, chargers and gasoline generators.

Wenzhou New Focus Limited (“New Focus”)

New Focus was incorporated on November 21, 2012 in China, and is a wholly owned subsidiary of Leiya. The registered capital is RMB 30,000,000. The paid in capital was RMB 5,000,000 as of December 31, 2021.

The principal activity of New Focus is mainly the sale of Leiya’s products, which involves exports to multiple countries.

Reorganization

In or about April and August 2020, the Company completed corporate reorganization to roll several controlled entities (now referred to as the subsidiaries) into one legal corporation (the Company). Shengling Xiang transferred 10% equity of Leiya to Hecang Limited, a Hong Kong entity’s subsidiary, on January 14, 2020. On April 21, 2020, Wenjie acquired 90% equity of Leiya from Shengling Xiang, and 10% from Hecang Limited. As a result, Leiya’s equity interest is 100% held by Wenjie as of April 21, 2020. On August 12, 2020, Chuanlong Lin transferred 100% equity of New Focus to Leiya. Therefore, Leiya holds 100% of equity interest of New Focus as of August 12, 2020. Shengling Xiang, Hecang Limited, and Chuanlong Lin were holding shares on behalf of Lingyi Kong, and therefore, the Company is under the control of Lingyi Kong both before and after the transactions.

During the years presented in these consolidated financial statements, the control of the entities has never changed (always under the ultimate control of Lingyi Kong).   Accordingly, the combination has been treated as a corporate restructuring (reorganization) of entities under common control and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time and in accordance with ASC 805-50-45-5, the entities under common control are presented on a combined basis for all periods to which such entities were under common control. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements and related notes have been prepared in accordance with generally accepted accounting principles in the United Stated of America (“US GAAP”) and have been consistently applied. The accompanying consolidated financial statements include the financial statements of the Company and its majority-owned and controlled subsidiaries. All significant inter-company transactions and balances have been eliminated upon consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and the accompanying notes. Such estimates include, but are not limited to, allowances for doubtful accounts, inventory valuation, useful lives of property, plant and equipment, intangible assets, and income taxes related to realization of deferred tax assets and uncertain tax position. Actual results could differ from those estimates.

Foreign Currency Translation

The financial records of the Company’s subsidiaries in People’s Republic of China (“PRC”) are maintained in their local currencies which are Chinese Yuan (“CNY” or “RMB”). Monetary assets and liabilities denominated in currencies other than their local currencies are translated into local currencies at the rates of exchange in effect at the consolidated balance sheet dates. Transactions denominated in currencies other than their local currencies during the year are converted into local currencies at the applicable rates of exchange prevailing when the transactions occur. Transaction gains and losses are recorded in other income/(expense), net in the consolidated statements of income and comprehensive income.

The Company maintained its financial record using the United States dollar (“US dollar”) as the functional currency, while the subsidiaries of the Company in Hong Kong and mainland China maintained their financial records using RMB as the functional currencies. The reporting currency of the Company is US dollar. When translating local financial reports of the Company’s subsidiaries into US dollar, assets and liabilities are translated at the exchange rates at the consolidated balance sheet date, equity accounts are translated at historical exchange rates and revenue, expenses, gains and losses are translated at the average rate for the period. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income in the consolidated statements of income and comprehensive income.

The relevant exchange rates are listed below:

	For the Years Ended December 31,
	2021	2020

Period Ended RMB: USD exchange rate	6.3726	6.5250
Period Average RMB: USD exchange rate	6.4508	6.9042

Cash and Cash Equivalents

Cash and cash equivalents primarily consist of cash and deposits with financial institutions which are unrestricted as to withdrawal and use. Cash equivalents consist of highly liquid investments that are readily convertible to cash generally with original maturities of three months or less when purchased.

Restricted Cash

The Company had bank acceptance notes outstanding with the bank and is required to keep certain amounts on deposit that are subject to withdrawal restrictions. Those notes are generally short term in nature due to their short maturity period of six to nine months; thus, restricted cash is classified as a current asset.

In November 2016, the FASB issued Accounting Standards Update No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires companies to include amounts generally described as restricted cash and restricted cash equivalents in cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts presented in the statement of cash flows. The Company adopted the new standard effective January 1, 2018, using the retrospective transition method.

As of December 31, 2021, and 2020, restricted cash was $0 and $3,601,533, respectively.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivables are recognized and carried at original invoiced amount less an estimated allowance for uncollectible accounts. The Company usually determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Based on management of customers’ credit and ongoing relationship, management makes conclusions whether any balances outstanding at the end of the period will be deemed uncollectible on an individual basis and on aging analysis basis. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is principally determined using the weighted-average method. The Company records adjustments to inventory for excess quantities, obsolescence or impairment when appropriate to reflect inventory at net realizable value. These adjustments are based upon a combination of factors including current sales volume, market conditions, lower of cost or market analysis and expected realizable value of the inventory.

Advances to Suppliers

Advances to suppliers refer to advances for purchase of materials or other service agreements, which are applied against accounts payable when the materials or services are received.

The Company reviews a supplier’s credit history and background information before advancing a payment. If the financial condition of its suppliers were to deteriorate, resulting in an impairment of their ability to deliver goods or provide services, the Company would write off such amount in the period when it is considered impaired. For the years ended December 31, 2021 and 2020, the Company had no write-offs   for advances to suppliers.

Advances from Customers

Advances from customers refer to advances received from customers regarding product sales, which are applied against accounts receivable when products are sold.

Property, Plant and Equipment, net

Property, plant, and equipment are recorded at cost less accumulated depreciation. Depreciation commences upon placing the asset in use and is recognized on a straight-line basis over the estimated useful lives of the assets with 5% of residual value, as follows:

Useful lives
Buildings	10-20 years
Machinery and equipment	5-20 years
Transportation vehicles	3-10 years
Office equipment	3-10 years
Electronic equipment	3-10 years

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of income and other comprehensive income in other income or expenses.

Intangible Assets

Intangible assets consist of patents and a trademark. Intangible assets are amortized using the straight-line method with the following estimated useful lives:

Useful lives
Patents	10 years
Trademark	10 years

Leases/Right of use assets

Effective January 1, 2018, the Company adopted the new lease accounting standard using a modified retrospective transition method which allowed the Company not to recast comparative periods presented in its consolidated financial statements. In addition, the Company elected the package of practical expedients, which allowed the Company to not reassess whether any existing contracts contain a lease, to not reassess historical lease classification as operating or finance leases, and to not reassess initial direct costs. The Company has not elected the practical expedient to use hindsight to determine the lease term for its leases at transition. The Company combines the lease and non-lease components in determining the ROU assets and related lease obligation. Adoption of this standard resulted in the recording of operating lease ROU assets and corresponding operating lease liabilities as disclosed in financial statements. ROU assets and related lease obligations are recognized at commencement date based on the present value of remaining lease payments over the lease term.

Impairment of Long-lived Assets

The Company’s management reviews the carrying values of long-lived assets whenever events and circumstances, such as a significant decline in the asset’s market value, obsolescence or physical damage affecting the asset, significant adverse changes in the assets use, deterioration in the expected level of the assets performance, cash flows for maintaining the asset are higher than forecast, indicate that the net book value of an asset may not be recovered through expected future cash flows from its use and eventual disposition. If the estimated cash flows from the use of the asset and its eventual disposition are below the asset’s carrying value, then the asset is deemed to be impaired and written down to its fair value.

There was no impairment charge recognized for long-lived assets for the years ended December 31, 2021 and 2020.

Fair Value Measurement

Fair Value Measurements and Disclosures requires disclosure of the fair value of financial instruments held by the Company. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in inactive markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology use one or more unobservable inputs which are significant to the fair value measurement. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

For the Company’s financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable, other current liabilities, notes payable, bank loans, and other receivables, the carrying amounts approximate their fair values due to their short maturities as of December 31, 2021 and 2020.

Value-added Tax (“VAT”)

Sales revenue represents the invoiced value of goods, net of VAT. All of the Company’s products that are sold in the PRC are subject to a VAT on the gross sales price.  The Company is subject to a VAT rate of 17% before May 1, 2018, 16% on and after May 1, 2018, and a new VAT rate of 13% effective on April 1, 2019. The VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing or acquiring its finished products.

Revenue Recognition

The Company generates its revenues mainly from sales of electrical products, such as electrical converters and inverters, to third-party customers, who are mainly distributors and retailers. The Company follows Financial Accounting Standards Board (FASB) ASC 606 and accounting standards updates (“ASU”) 2014-09 for revenue recognition. On January 1, 2018, the Company has early adopted ASU 2014-09, which is a comprehensive new revenue recognition model that requires revenue to be recognized in a manner to depict the transfer of goods or services to a customer at an amount that reflects the consideration expected to be received in exchange for those goods or services. The Company considers revenue realized or realizable and earned when all the five following criteria are met: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

The Company considers customer purchase orders, which in some cases are governed by master sales agreements, to be the contracts with a customer. As part of its consideration of the contract, the Company evaluates certain factors including the customer’s ability to pay (or credit risk). For each contract, the Company considers the promise to transfer products, each of which is distinct, to be the identified performance obligations. In the principal versus agent consideration, since no another party is involved in transactions, the Company is a principal.

In determining the transaction price, the Company evaluates whether the price is subject to refund or adjustment to determine the net consideration to which the Company expects to be entitled. The Company analyzed historical refund claims for defective products and concluded that they have been immaterial.

Revenues are reported net of all value added taxes. As the Company’s standard payment terms are less than one year, the Company has elected the practical expedient under ASC 606-10-32-18 to not assess whether a contract has a significant financing component. The Company allocates the transaction price to each distinct product based on their relative standalone selling price.

Revenue is recognized when control of the product is transferred to the customer (i.e., when the Company’s performance obligation is satisfied at a point in time), which typically occurs at delivery. For international sales, the Company sells its products primarily under the free onboard (“FOB”) shipping point term. For sales under the FOB shipping point term, the Company recognizes revenues when products are delivered from Company to the designated shipping point. Prices are determined based on negotiations with the Company’s customers and are not subject to adjustment.

Rental income

Rental income from the subleases of part of the leased assets under operating leases is recognized in the statements of comprehensive income on a straight-line basis over the term of the lease.

Government Grant

Government grants are the compensation for expenses already incurred or for the purpose of giving immediate financial support to the Company. The government evaluates the Company’s eligibility for the grants on a consistent basis, and then makes the payment. Therefore, there are no restrictions on the grants.

Government grants are recognized when received and all the conditions for their receipt have been met. The grants received were $169,827 and $220,245 for the years ended December 31, 2021 and 2020, respectively, which were included in other income on Income Statement  .

Research and Development Costs

Research and development activities are directed toward the development of new products as well as improvements in existing processes. These costs, which primarily include salaries, contract services and supplies, are expensed as incurred.

Shipping and Handling Costs

Shipping and handling costs are expensed when incurred and are included in selling and marketing expense. Shipping and handling costs were $78,281 and $24,231 for the years ended December 31, 2021 and 2020, respectively.

Advertising Costs

Advertising costs are expensed as incurred in accordance with ASC 720-35, “Other Expenses-Advertising Costs”. Advertising costs were $5,873 and $11,724 for years ended December 31, 2021 and 2020, respectively.

Income Taxes

The Company accounts for income taxes using the asset and liability method whereby it calculates deferred tax assets or liabilities for temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements, net operating loss carry forwards and credits by applying enacted tax rates applicable to the years in which those temporary differences are expected to be reversed or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The components of the deferred tax assets and liabilities are individually classified as non-current amounts.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process whereby (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

To the extent applicable, the Company records interest and penalties as other expense. All of the tax returns of the Company’s PRC subsidiaries remain subject to examination by PRC tax authorities for five years from the date of filing. The fiscal year for tax purpose in PRC is December 31.

The Company and its subsidiaries are not subject to U.S. tax laws and local state tax laws. The Company’s income and that of its related entities must be computed in accordance with Chinese and foreign tax laws, as applicable, and all of which may be changed in a manner that could adversely affect the amount of distributions to shareholders. There can be no assurance that Income Tax Laws of PRC will not be changed in a manner that adversely affects shareholders. In particular, any such change could increase the amount of tax payable by the Company, reducing the amount available to pay dividends to the holders of the Company’s ordinary shares.

Earnings Per Share

Earnings (loss) per share is calculated in accordance with ASC 260 Earnings per Share. Basic earnings (loss) per share is computed by dividing the net income (loss) attributable to shareholders of the Company by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share is computed in accordance with the treasury stock method and based on the weighted average number of ordinary shares and dilutive ordinary share equivalents. Dilutive ordinary share equivalents are excluded from the computation of diluted earnings per share if their effects would be anti-dilutive. There were no dilutive ordinary share equivalents outstanding during the years ended December 31, 2021 and 2020.

The Company did not use the two-class method to compute net income per ordinary share, because it did not have other issued securities other than ordinary shares. Class A and Class B shares are both ordinary shares, and per Article 6 in Memorandum and Articles of Association (amended and restated), they have the same rights, preferences, privileges, and restrictions, except for voting and conversion rights.

Comprehensive income/(loss)

Comprehensive income/(loss) is defined as the changes in shareholders’ equity during a period arising from transactions and other events and circumstances excluding transactions resulting from investments by shareholders and distributions to shareholders. Comprehensive income or loss is reported in the consolidated statements of comprehensive income/(loss). Accumulated other comprehensive income/(loss), as presented on the accompanying consolidated balance sheets, consists of accumulated foreign currency translation adjustments.

Certain Risks and Concentration

Exchange Rate Risks

The Company operates in PRC, which may give rise to significant foreign currency risks mainly from fluctuations and the degree of volatility of foreign exchange rates between the USD and the RMB.

Currency Convertibility Risks

Substantially all of the Company’s operating activities are transacted in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with other information such as suppliers’ invoices, shipping documents and signed contracts.

Concentration of Credit Risks

Financial instruments that potentially subject the Company to concentration of credit risks consist primarily of cash and cash equivalents, restricted cash, notes receivable. The Company places its cash and cash equivalents, restricted cash, and note receivable in good credit quality financial institutions in Hong Kong and PRC. Concentration of credit risks with respect to accounts receivables is linked to the concentration of revenue. To manage credit risk, the Company performs ongoing credit evaluations of customers’ financial condition.

Interest Rate Risks

The Company is subject to interest rate risk. The Company has bank interest bearing loans charged at variable interest rates. And although some bank interest bearing loans are charged at fixed interest rates within the reporting period, the Company is still subject to the risk of adverse changes in the interest rates charged by the banks when these loans are refinanced.

Risks and Uncertainties

The operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note1, this may not be indicative of future results.

Liquidity Risks

Our primary sources of liquidity consist of existing cash balances, cash flows from our operating activities and availability under our Revolving Credit Facility. Our ability to generate sufficient cash flows from our operating activities is primarily dependent on our sales of steel pipe, tube and ancillary products to our customers at margins sufficient to cover fixed and variable expenses.

As of December 31, 2021, and 2020, we had cash and cash equivalents of $5,174,693 and $4,062,055, respectively. We believe that our current cash, cash to be generated from our operations and access to loans from our related parties will be sufficient to meet our working capital needs for at least the next twelve months. Although we do not have any amounts committed to be provided by our related parties, due to their relatively small amounts, we do not believe our working capital needs will be negatively impacted without such funds provided by related parties.   We are also not dependent upon this offering to meet our liquidity needs for the next twelve months. However, we plan to expand our business to implement our growth strategies in our existing market and strengthen our position in the marketplace. To do so, we will need more capital through equity financing to increase our production and meet market demands.

Recent Accounting Pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASU”). Management periodically reviews new accounting standards that are issued.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740) — Simplifying the Accounting for Income Taxes. ASU 2019-12 is intended to simplify accounting for income taxes. It removes certain exceptions to the general principles in Topic 740 and amends existing guidance to improve consistent application. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years, with early adoption permitted. The Company does not expect adoption of the new guidance to have a significant impact on its consolidated financial statements.

Other accounting standards that have been issued by the FASB or other standards-setting bodies are not expected to have a material effect on the Company’s financial position, result of operations or cash flows.

Reclassification of Prior Year Presentation

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

Inspection and certification fees in the amount of $105,055 was reclassified from General and Administrative Expenses to Selling and Marketing Expenses for fiscal 2020. This reclassification had no effect on the reported results of operations or the previously reported cash flows from operating activities in the Consolidated Statements of Cash Flows.

NOTE 3 – ACCOUNTS RECEIVABLE

Accounts receivable as of December 31, 2021 and 2020 consisted of the following:

	2021	2020
Accounts receivable	$1,756,562	$5,057,645
Less: allowance for doubtful accounts	(2,682)	-
Accounts receivable, net	$1,753,880	$5,057,645

The Company generally allows credit period of 30 days to its customers. The average accounts receivable turnover period was approximately 66 days and 74 days for the fiscal years ended December 31, 2021 and 2020, respectively.

Changes of allowance for doubtful accounts for the years ended December 31, 2021 and 2020 were as follow:

	2021	2020
Beginning balance	$-	$-
Additional reserve through bad debt expense	(2,649)	-
Bad debt write-off	-	(15,112)
Exchange difference	(33)	-
Ending balance	$(2,682)	$(15,112)

The bad debt expense recorded by the Company during the years ended December 31, 2021 and 2020 was $2,682 and $0, respectively.

NOTE 4 – INVENTORIES

Inventories as of December 31, 2021 and 2020 consisted of the following:

	2021	2020
Raw materials	$2,173,972	$1,078,583
Work in process	827,996	198,542
Finished goods	948,038	405,463
Inventory valuation allowance	(47,358)	-
Exchange difference on the allowance	581	-
Total	$3,902,067	$1,682,588

The inventory valuation allowance recognized for the fiscal years ended December 31, 2021 and 2020 were $47,358 and 0, respectively. There were no write-offs for the fiscal years ended December 31, 2021 and 2020.

NOTE 5 – PREPAID EXPENSES

Prepaid expenses included professional expenses related to initial public offering, such as legal and accounting fees.

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment as of December 31, 2021 and 2020 consisted of the following:

	2021	2020
Machinery and equipment	$884,397	$646,799
Transportation vehicles	215,653	157,247
Electronic devices	62,497	47,150
Office furniture and equipment	404,557	395,109
Building	294,472	-
Construction in progress (“CIP”)	-	284,454
Total property plant and equipment, at cost	1,861,576	1,530,759
Less: accumulated depreciation	781,593	552,045
Property, plant and equipment, net	$1,079,983	$978,714

During the years of December 31, 2021 and 2020, the Company had no impaired or pledged property and equipment.

Additions to property and equipment for the years ended December 31, 2021 and 2020 were $323,287 and $176,649, respectively. There were no disposals for the years ended December 31, 2021 and 2020.

For the year ended December 31, 2021, all construction in progress (“CIP”) were completed, thus $294,472 of the construction in progress was reclassified into building within property, plant and equipment.

Depreciation expenses were $215,121 and $148,194 for the years ended December 31, 2021 and 2020, respectively

Depreciation expenses included in cost of sales were $121,455 and $57,041 for the years ended December 31, 2021 and 2020, respectively.

NOTE 7 – INTANGIBLE ASSETS

Intangible assets as of December 31, 2021 and 2020 consisted of the following:

	2021	2020
Intangible assets
Cost	$14,060	$3,591
Accumulated amortization	(1,709)	(359)
Additions, at cost	157	10,141
Amortization current year	(1,415)	(1,310)
Intangible assets, net	$11,093	$12,063

The intangible assets represents the ERAYAK trademark and the Company’s purchase of patents related to new technologies to produce inverters.

There were no disposals for the years ended December 31, 2021 and 2020.

During the years of December 31, 2021 and 2020, the Company had no impaired or pledged intangibles.

Five succeeding years of amortization are as follows:

Year	Amortization	Net carrying value
2022	$1,422	$9,671
2023	1,422	8,249
2024	1,422	6,827
2025	1,422	5,405
2026	1,422	3,983

NOTE 8 – LEASES

The Company has one related party lease for the land where it operates with no option to renew, and the Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. After paid part of the 20-year lease payment, the Company secured the right to use of property, and the lessor, Wenzhou Ailefu Technology Co., Ltd (“Ailefu”), provided the leased assets as guarantee for the Company to apply bank loan, and the lease payment for the future 20 years have been prepaid. The Company sub-leases part of the property, and uses rental income to cover part or all of the interest expense on the bank loan. The related bank loan is disclosed in Note 11 – Long-term Loan. Rental income from the sublease is disclosed in Note 18 – Rental Income, Net. Relation between the Company and Ailefu is disclosed in Note 21   – Related Party Transactions.

The ending balances of right of use assets were   $8,849,073 and $9,182,540 as of December 31, 2021 and 2020, respectively.

NOTE 9 – NOTES PAYABLE

Notes payable consisted of bank notes payable of $0 and $7,203,065 provided by the Company to its former related party vendor Meijie as of December 31, 2021 and 2020 respectively. Meijie then discounted the bills to the bank and transferred the cash to the Company. The discounted fee was paid by the Company. The bank notes payables are generally payable within six months. These short-term notes payables are guaranteed by the bank for their full-face value. In addition, the banks usually require the Company to deposit a certain amount of money at the bank as a guarantee deposit, which is classified on the consolidated balance sheets as restricted cash.

NOTE 10 – SHORT-TERM BORROWINGS

Short-term borrowings consisted of the following as of December 31, 2021 and 2020:

	As of December 31,
	2021	2020
Short-term borrowings from financial institutions	$4,078,425	$3,882,994
Short-term borrowing from third-party individual	108,503	-
Government loan	1,569,218	-
Total	$5,756,146	$3,882,994

Short-term borrowings from financial institutions consisted of the following at December 31, 2021:

Bank Name	Amount – RMB		Amount – USD	Issuance Date	Expiration Date	Interest
Longwan Rural Commercial Bank		1,750,000	$274,622	2021.07.06	2022.07.05	10.00%
Longwan Rural Commercial Bank		1,200,000	188,312	2021.07.06	2022.07.05	9.61%
Minsheng Bank		6,500,000	1,020,023	2021.04.16	2022.04.15	4.35%
Minsheng Bank		13,500,000	2,118,509	2021.04.12	2022.04.08	4.30%
WeBank Shenzhen		1,510,000	236,959	2021.12.24	2021.12.31	7.92%
Bank of Ningbo		650,321	102,000	2021.12.01	2022.02.28	4.30%
Bank of Ningbo		605,692	95,000	2021.12.01	2022.02.28	3.01%
Bank of Ningbo		229,525	36,000	2021.12.01	2022.02.28	4.30%
Bank of Ningbo		44,630	7,000	2021.12.01	2022.02.28	4.30%
Total	RMB	25,990,168	$4,078,425

Short-term borrowings from financial institutions consisted of the following at December 31, 2020:

Bank Name	Amount – RMB		Amount – USD	Issuance Date	Expiration Date	Interest
Longwan Rural Commercial Bank		1,750,000	$268,257	2020.07.13	2021.07.08	10.21%
Longwan Rural Commercial Bank		1,200,000	183,947	2020.07.13	2021.07.08	9.31%
Longwan Rural Commercial Bank		353,076	54,000	2020.09.24	2021.09.22	4.68%
Longwan Rural Commercial Bank		751,921	115,000	2020.10.14	2021.10.12	4.68%
Longwan Rural Commercial Bank		758,460	116,000	2020.10.20	2021.10.18	4.68%
Longwan Rural Commercial Bank		523,076	80,000	2020.10.23	2021.10.21	4.68%
Zhejiang Chouzhou Commercial Bank		20,000,000	3,065,790	2020.09.10	2021.10.08	7.00%
Total	RMB	25,336,533	$3,882,994

The Company’s short-term bank borrowings are guaranteed by the Company’s major shareholders, their immediate family members, and related companies.

For the year ended December 31, 2021, the imputed interest expense recorded by the Company on the third-party individual and the government loan were $10,538 and $59,657, respectively.   For the years ended December 31, 2021 and 2020, interest expenses on short-term borrowings from financial institutions amounted to $139,764 and $91,529, respectively.

NOTE 11 – LONG-TERM LOAN

As of December 31, 2021, long-term loan included a two-year bank loan, from April 12, 2021 to April 8, 2023, in the amount of $4,707,655 with annual interest rate of 4.7%. This loan was secured by the leased property from Ailefu, which is disclosed in Note 8 - Lease.

For the year ended December 31, 2021, interest expense on long-term loan amounted to $153,611.

NOTE 12 – GOVERNMENT   LOAN

The Company expects to get listed by the end of 2022 fiscal year, and therefore the total amount of the government loan was reallocated to short-term borrowings from non-current liabilities for the year ended December 31, 2021, as disclosed in Note 10.

As of December 31, 2020, non-current liabilities included a government loan in the amount of $1,532,567, which is payable once the Company successfully gets listed on the stock market. In case the Company fails to get approval for the initial public offerings, the Company has to repay the   government loan within three months, interest free.

For the years ended December 31, 2020, the imputed interest expense recorded by the Company was $56,987.

NOTE 13 – SALES

Disaggregated sales by types as of December 31, 2021 and 2020 consisted of the following:

	2021	2020
Inverters	$15,356,847	$12,751,905
Chargers	1,400,506	745,955
Gasoline generators	1,542,670	446,292
Other products	328,863	177,686
Total	$18,628,886	$14,121,838

There is no warranty, discount or return policy documented   in the sales agreements since almost all products are sold overseas, it is expensive and impracticable for the Company to provide warranty for all the orders.

NOTE 14 – GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses as of December 31, 2021 and 2020 consisted of following:

	2021	2020
Employee compensation and benefits	$323,325	$200,040
Travel and communication expenses	33,068	38,629
Rent and utilities	70,178	35,094
Consulting fees	53,169	157,234
Insurance	16,699	-
Depreciation and amortization expenses	55,042	44,443
Sales tax	82,052	46,569
Entertainment	5,193	14,703
Office and miscellaneous	51,893	7,917
Total	$690,619	$544,629

NOTE 15 – SELLING AND MARKETING EXPENSES

Selling and marketing expenses as of December 31, 2021 and 2020 consisted of the following:

	2021	2020
Employee compensation and benefits	$99,797	$106,623
Travel and promotion	211,378	47,199
Transportation	78,281	47,886
Insurance	2,813	2,561
Consulting fee	6,203	-
Inspection and certification fees	77,352	108,062
Office and miscellaneous	30,481	12,978
Total	$506,305	$325,309

NOTE 16 – RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses as of December 31, 2021 and 2020 consisted of the following:

	2021	2020
Salaries	$347,434	$224,691
Contract services and supplies	541,055	303,494
Utility	1,777	775
Depreciation	39,365	46,710
Other	57,254	29,445
Total	$986,885	$605,115

NOTE 17 – INTEREST EXPENSES, NET

Interest expenses as of December 31, 2021 and 2020 consisted of the following:

	2021	2020
Interest expense	$451,689	$151,618
Interest income	(34,051)	(15,936)
Exchange (gains) losses	(3,686)	5,481
Bank charges	11,906	121,437
Total interest expense, net	$425,868	$262,600

NOTE 18 – RENTAL INCOME, NET

The Company subleases part of the leased assets on a straight-line basis to other third parties. The lease terms with lessees vary and usually start from two years. Rental income as of December 31, 2021 and 2020 consisted of the following:

	2021	2020
Rental income	$416,692	$325,839
Rental expense	(300,499)	(3,419)
Total rental income, net	$116,193	$322,420

NOTE 19 – OTHER INCOME, NET

Other income as of December 31, 2021 and 2020 consisted of the following:

	2021	2020
Government grant	$169,827	$220,245
Inspection and certification reimbursement	328,589	-
Sampling reimbursement	26,462	-
Miscellaneous income	10,019	15,003
Miscellaneous expenses	(14,265)	(4,646)
Total other income, net	$520,632	$230,602

The Company paid inspection and certification charges on products, and some customers reimbursed them. These reimbursements are non-recurring.

NOTE 20 – CUSTOMER AND SUPPLIER CONCENTRATIONS

Significant customers and suppliers are those that account for greater than 10% of the Company’s revenues and purchases.

The Company sold a substantial portion of products to two customers (16% and 11% of total revenues) during fiscal year 2021. As of December 31, 2021, amount due from these customers included in accounts receivable was $46,633, representing 2.65% of total accounts receivable. There was another significant concentration of accounts receivable from one customer for the year ended December 31, 2021, which represented 49.60% of total accounts receivable.

The Company sold a substantial portion of products to three customers (16%, 15% and 10% of total revenues) during fiscal year 2020. As of December 31, 2020, amount due from these customers included in accounts receivable was $3,198,122, representing 63% of total accounts receivable. There was no other significant concentration of accounts receivable for the year ended December 31, 2020.

The loss of one significant customer or the failure to attract new customers could have a material adverse effect on our business, consolidated results of operations and financial condition.

For the years ended December 31, 2021 and 2020, there was no significant concentration in suppliers for the Company’s raw material purchase.

The Company has numerous suppliers that could be substituted should any of the current suppliers become unavailable or non-competitive.

NOTE 21 – RELATED PARTY TRANSACTIONS

1) Nature of relationships with related parties

Name	Relationship with the Company
Wenzhou Ailefu Technology Co. Ltd. (“Ailefu”)	An entity 100% owned by Xiangze
Hangzhou Xiangze Trading Co. Ltd. (“Xiangze”)	An entity 100% owned by Lingyi Kong
Wenzhou Weidi Technology Co. Ltd. (“Weidi”)	An entity 100% owned by Chuanlong Lin’s wife
Shanghai Fushishenye Mechanical and Electrical Equipment Co. Ltd. (“Fushishenye”)	An entity with Lingyi Kong as legal rep
Ruian Xiaobai New Energy Automobile Rental Co. Ltd. (“Xiaobai”)	An entity 30% owned by Shengling Xiang
Chuanlong Lin	Relative of Lingyi Kong; former controlling shareholder of New Focus
Shengling Xiang	Executive and legal rep of the Company
Lingyi Kong	Controlling shareholder of the Company
Chunhua Xiang	Relative of Lingyi Kong

2) Related party transactions

The Company leases offices and factory premises from Ailefu. The nature of the lease is disclosed in Leases in Note 8.

There were no transactions between the Company and Weidi during the fiscal year 2021. During fiscal year 2019, the Company provided working capital of $295,306 to Weidi, which was fully paid back by Weidi during the 2020 fiscal year. As of December 31, 2021 and 2020, the Company had no outstanding balance from this entity.

There were no transactions between the Company and Xiangze, the Company and Fushishenye, and the Company and Xiaobai for the fiscal years of 2021 and 2020.

Lingyi Kong periodically provides working capital to support the Company’s operations when needed. As of December 31, 2021 and 2020, the Company had outstanding payable due to Lingyi Kong with an amount of $ 158,198 and $1,007,109, respectively. This represented unsecured, due on demand and interest free borrowings between the Company and Lingyi Kong. For the fiscal years of 2021 and 2020, there were notes receivables endorsed by Lingyi Kong with recourse to the Company’s suppliers to settle accounts payable in the amount of $5,043,783 and $2,913,003, respectively. During fiscal year 2021 and 2020, Lingyi Kong provided total working capital of $14,344,678 and $4,939,665, respectively.

Shengling Xiang periodically provides working capital to support the Company’s operations when needed. During fiscal year 2021 and 2020, Shengling Xiang provided working capital of $27,177 and $583,760, respectively. As of December 31, 2021 and 2020, the Company had no outstanding balance from this individual.

Chuanlong Lin periodically provides working capitals to support the Company’s operations when needed. During fiscal year 2021 and 2020, Chuanlong Lin provided working capital of $11,130 and $1,448, respectively. As of December 31, 2021 and 2020, the Company had no outstanding balance from this individual.

Chunhua Xiang periodically provides working capitals to support the Company’s operations when needed. During fiscal year 2021 and 2020, Chunhua Xiang provided working capital of $928,439 and $671,529, respectively. As of December 31, 2021 and 2020, the Company had no outstanding balance from this individual.

3) Related party balances

Net outstanding balances with related parties consisted of the following as of December 31, 2021 and 2020:

Accounts	Name of related parties	2021	2020
Due to related party	Lingyi Kong	(158,198)	(1,007,109)

Net due to related parties		$(158,198)	$(1,007,109)

NOTE 22 – SHAREHOLDERS’ EQUITY

Ordinary shares

The Company is authorized to issue 500,000,000 ordinary shares of par value of $0.0001 each, comprising of: (i) 450,000,000 Class A Ordinary Shares of par value of USD0.0001 each, and (ii) 50,000,000 Class B Ordinary Shares of par value of USD0.0001 each. There are currently 8,000,000 issued and outstanding Class A Ordinary Shares and 1,000,000 issued and outstanding Class B Ordinary Shares, of which 6,000,000 Class A and 1,000,000 Class B Ordinary Shares are owned by Erayak International Limited, 1,400,000 Class A Ordinary Shares are owned by CEC Science and Innovation Co., Ltd., and 600,000 Class A Ordinary Shares are owned by Grand Merchant Incorporation Limited.

Holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all resolutions submitted to a vote by the Members. Each Class A Ordinary Share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of the Company, and each Class B ordinary share shall entitle the holder thereof to twenty (20) votes on all matters subject to vote at general meetings of the Company. Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares. Save and except for voting rights and conversion rights, the Class A Ordinary Shares and the Class B Ordinary Shares shall rank pari passu with one another and shall have the same rights, preferences, privileges and restrictions.

Statutory Reserve

The Company’s PRC subsidiaries are required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors of each of the PRC subsidiary. The reserved amounts as determined pursuant to PRC statutory laws totaled $568,418 and $222,081 as of December 31, 2021 and 2020, respectively.

Under PRC laws and regulations, paid in capital, additional paid in capital, and statutory surplus reserves are restricted to set-off against losses, expansion of production and operation and increasing registered capital of the respective company and are not distributable other than upon liquidation. The reserves are not allowed to be transferred to the Company in terms of cash dividends, loans or advances, nor allowed for distribution except under liquidation.

NOTE 23 – INCOME TAXES

Enterprise Income Taxes (“EIT”)

Erayak Power Solution Group Inc. is incorporated in Cayman Island as an offshore holding company and is not subject to tax on income or capital gain under the laws of Cayman Island.

Erayak Power Solution Limited is incorporated in BVI as an offshore holding company and is not subject to tax on income or capital gain under the laws of BVI.

Erayak Power Solution Hong Kong Limited is established in Hong Kong and is subject to statutory income tax rate at 16.5%.

Wenzhou Wenjie Technology Limited is established in PRC and is subject to statutory income tax rate at 25%.

Beijing Leiya Meijia Technology Co., Limited is established in PRC and is subject to statutory income tax rate at 25%.

Zhejiang Leiya Electronics Limited and Wenzhou New Focus Limited are the Company’s main operating subsidiaries in PRC. Zhejiang Leiya Electronics is a high technology company and has applicable EIT rate of 15%. Wenzhou New Focus Limited has applicable EIT rate of 5%. As of December 31, 2021, the tax years ended December 31, 2016 through December 31, 2021 for the Company’s PRC entities remain open for statutory examination by PRC tax authorities.

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2021, and 2020, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income tax expenses for the fiscal years ended December 31, 2021 and 2020, respectively, and also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from December 31, 2021.

Per the consolidated statements of income and comprehensive income, the income tax expenses for the Company can be reconciled to the income before income taxes for the years ended December 31, 2021 and 2020 as follows:

	2021	2020
Income before taxes excluded the amounts of loss incurring entities	$3,786,691	$2,636,948
PRC EIT tax rates	15%	15%
Tax at the PRC EIT tax rates	$568,005	395,542
Tax effect of R&D expenses deduction	(148,033)	(67,793)
Tax effect of accumulated loss	(23,132)	(4,835)
Tax effect of non-deductible expenses	11,424	62,827
Tax refund from prior years	(106,348)	-
Income tax expenses	$301,916	$385,741

Income taxes for the years ended December 31, 2021 and 2020 are attributed to the Company’s continuing operations in China and consisted of:

	2021	2020
Current income tax	$332,549	$386,389
Deferred income tax	(30,633)	(648)
Total income tax expense	$301,916	$385,741

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2021 and 2020 are presented below:

	As of December 31,
	2021	2020
Deferred tax assets:
Opening balance	(5,116)	(4,153)
Accumulated loss	$(23,132)	$(648)
Bad debt	(397)	-
Obsolete inventory	(7,104)	-
Effect of exchange rate	(498)	(315)
Total	$(36,247)	$(5,116)

There was no valuation allowance for the deferred tax assets as of December 31, 2021 and 2020. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income, projections for future taxable income over the periods in which the deferred tax assets are deductible, and the scheduled reversal of deferred tax liabilities, management believes it is more likely than not the company will realize the benefits of those deductible differences at December 31, 2021 and 2020.

NOTE 24 – COMMITMENTS AND CONTINGENCIES

As of December 31, 2021 and 2020, the Company had no material purchase commitments, and one lease, which has been disclosed under right of use lease assets in Note 2 – Leases.

From time to time, the Company is involved in various legal proceedings, claims and other disputes arising from commercial operations, employees, and other matters which, in general, are subject to uncertainties and in which the outcomes are not predictable. The Company determines whether an estimated loss from a contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. Although the Company can give no assurances about the resolution of pending claims, litigation or other disputes and the effect such outcomes may have on the Company, the Company believes that any ultimate liability resulting from the outcome of such proceedings, to the extent not otherwise provided or covered by insurance, will not have a material adverse effect on our consolidated financial position or results of operations or liquidity. As of December 31, 2021 and 2020, Company had no pending legal proceedings outstanding.

NOTE 25 – SEGMENT REPORTING

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operation results as one operating segment. The Company has single operating entity at a single location, and all of the products are electrical products and use the similar product line and labors. Based on management’s assessment, the Company has determined that it has only one operating segment as defined by ASC 280.

The following tables present revenue by five major international markets for the fiscal years ended December 31, 2021 and 2020, respectively.

	December 31, 2021
Top Five International Markets:	Sales Amount (In USD)	As % of Sales
China	$10,638,503	57.11%
France	1,202,988	6.46%
Poland	1,129,165	6.06%
Mexico	1,071,869	5.75%
U.K.	790,326	4.24%

	December 31, 2020
Top Five International Markets:	Sales Amount (In USD)	As % of Sales
China	$9,558,270	67.68%
France	886,074	6.27%
Poland	555,097	3.93%
Germany	465,042	3.29%
Mexico	309,180	2.19%

NOTE 26 – FINANCIAL IMPACT OF COVID-19

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern,” and on March 11, 2020, the World Health Organization characterized the outbreak as a “pandemic.”   Governments in affected countries are imposing travel bans, quarantines and other emergency public health measures, which have caused material disruption to businesses globally resulting in an economic slowdown. These measures, though temporary in nature, may continue and increase depending on developments in the COVID-19’s outbreak.

The extent to which the COVID-19 outbreak impacts the Company’s financial condition and results of operations for the full year of 2022 cannot be reasonably estimated at this time and will depend on future developments that currently cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the COVID-19 outbreak or treat its impact, the government steps to combat the virus, the disruption to the general business activities of the PRC and the impact on the economic growth and business of our distributors for the foreseeable future, among others.

NOTE 27 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date   the financial statements were available to be issued. No other matters were identified affecting the accompanying financial statements or related disclosures.

Until             , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in an addition to the dealers obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

3,000,000 Class A Ordinary Shares

Erayak Power Solution Group Inc.

                     , 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our M&A provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former secretary’s or officer’s duties, powers, authorities or discretions; and

(b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former secretary or any of our officers in respect of any matter identified in above on condition that the secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the secretary or that officer for those legal costs.

The Underwriting Agreement, the form of which has been filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

Upon incorporation of the Company in June 2019, we have an authorized share capital of $50,000 and issued an aggregate of 10,000 ordinary shares of a par value of US$0.0001 per share in the Company to Erayak International Limited at par value. These shares were issued in reliance on the exemption under Section 4(a)(2) and/or Regulation S of the Securities Act.

On November 5, 2021, the Company amended its memorandum and articles of association to effect the sub-division of authorized share capital into 500,000,000 ordinary shares, of a par value of US$0.0001 per share. On the same day, the Company re-designated 500,000,000 authorized and unissued ordinary shares of a par value of US$0.0001 each into (a) 450,000,000 Class A ordinary shares of a par value of US$0.0001 per share and (b) 50,000,000 Class B ordinary shares of a par value of US$0.0001 per share.

On the same day, the Company reclassified 10,000 Ordinary shares held by Erayak International Limited as Class B Ordinary shares, and issued additional 990,000 Class B Ordinary shares to Erayak International Limited. Simultaneously, the Company also issued 6,000,000 Class A Ordinary shares to Erayak International Limited, 600,000 Class A Ordinary shares to Grand Merchant Incorporation Limited, and 1,400,000 Class A Ordinary shares to CEC Science and Innovation Co., Ltd.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes to file post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering

(3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wenzhou, on June 28, 2022.

Erayak Power Solution Group Inc.

By:	/s/ Lingyi Kong
Lingyi Kong
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lingyi Kong	Chief Executive Officer and Chairman of the Board of Director	June 28, 2022
Name: Lingyi Kong	(Principal Executive Officer)

/s/ Lanling Gu	Chief Financial Officer	June 28, 2022
Name: Lanling Gu	(Principal Accounting and Financial Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY on June 28, 2022.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description
1.1**	Form of Underwriting Agreement
3.1**	Memorandum and Articles of Association
4.1**	Specimen Certificate for ordinary share
4.2**	Form of Representative’s Warrant Agreement
5.1**	Opinion of Harney Westwood & Riegels regarding the validity of the ordinary share being registered
5.2**	Opinion of Ortoli Rosenstadt LLP regarding the validity of the Underwriters’ Warrants being registered
8.1*	Opinion of King & Wood Mallesons regarding certain PRC tax matters (included in Exhibit 99.1)
10.1**	Employment Agreement between Zhejiang Leiya and Lingyi Kong
10.2**	Employment Agreement between Zhejiang Leiya and Lanling Gu
10.3**	Employment Agreement between Erayak and Wang-Ngai Mak
10.4**	Employment Agreement between Erayak and Jizhou Hou
10.5**	Employment Agreement between Erayak and Jing Chen
10.6**	Employment Agreement between Erayak and Peiling Cheng
10.7**	Promissory Note between Lingyi Kong and Erayak Power Solution Group Inc.
10.8**	Promissory Note among Lingyi Kong, Erayak Power Solution Group Inc. and Wenzhou New Focus Technology & Electronic Co., Ltd.
10.9**	Form of Loan Agreement between Longwan Rural Commercial Bank and Zhejiang Leiya Electronics Co. Ltd.
10.10**	Form of Loan Agreement between China Minsheng Bank Corp. and Zhejiang Leiya Electronics Co. Ltd.
10.11**	Form of Loan Agreement between Zhejiang Chouzhou Commercial Bank and Zhejiang Leiya Electronics Co. Ltd.
10.12**	Form or Purchase Agreement
10.13**	Form of Escrow Agreement by and among Erayak Power Solution Group Inc., Prime Number Capital LLC and Wilmington Trust, National Association
14.1**	Code of Business Conduct and Ethics of the Registrant
21.1**	List of Subsidiaries
23.1*	Consent of TPS Thayer
23.2**	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)
23.3*	Consent of King & Wood Mallesons (included in Exhibit 99.1)
99.1*	Opinion of King & Wood Mallesons
99.2**	Audit Committee Charter
99.3**	Nominating Committee Charter
99.4**	Compensation Committee Charter
99.5**	Consent of Jizhou Hou
99.6**	Consent of Jing Chen
99.7**	Consent of Peiling Cheng
99.8**	Consent of Wang-Ngai Mak
107**	Filing Fee table

*	Filed herewith.

**	Previously filed.